UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

TROPICANA LAS VEGAS HOTEL AND CASINO, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed below per Exchange Act Rules 14c-5(g) and 0-11.

(1)

Title of each class of securities to which transaction applies:

Class A Common Stock, par value $0.01 per share; Class A Convertible Preferred Stock, par value $0.01 per share (“Class A Preferred”); Class A Series 2 Convertible Preferred Stock, par value $0.01 per share (“Class A-2 Preferred”); Class A Series 3 Convertible Preferred Stock, par value $0.01 per share (“Class A-3 Preferred”); and Class A Series 4 Convertible Preferred Stock, par value $0.01 per share (together with the Class A Preferred, the Class A-2 Preferred and the Class A-3 Preferred, collectively, the “Preferred Stock”).

(2)

Aggregate number of securities to which transaction applies:

24,056,406 shares of Class A Common Stock, which is comprised of (i) 4,670,151 shares of Class A Common Stock issued and outstanding, and (ii) 19,386,255 shares of Class A Common Stock issuable upon conversion of the outstanding shares of Preferred Stock as of April 29, 2015.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c), the filing fee was determined by calculating the aggregate Merger Consideration in accordance with the Merger Agreement assuming the Merger were consummated on May 1, 2015, which has been calculated by multiplying (A) (i) $360,000,000, representing the base purchase price, minus (ii) $77,801,277, representing the Company’s outstanding indebtedness, minus (ii) $343,887, representing the deficit of the Company’s working capital to target working capital, plus (iii) $5,455,777, representing the excess of the Company’s cash over the threshold amount of cash contemplated by the Merger Agreement, minus (iv) $2,600,000 representing an agreed deduction from merger consideration if certain obligations of the Company remain outstanding as of closing, by (B) 0.0001162.

	(4)	Proposed maximum aggregate value of transaction: $284,710,613
	(5)	Total fee paid: $33,083.37

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Tropicana Las Vegas Hotel and Casino, Inc.
3801 Las Vegas Boulevard South
Las Vegas, Nevada 89109

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS
AND
INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

[●], 2015

To our Stockholders:

This notice of written consent and appraisal rights and information statement is being furnished to the stockholders of Tropicana Las Vegas Hotel and Casino, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of April 28, 2015 (the “Merger Agreement”) (a copy of which is attached as Annex A to the accompanying information statement), by and among the Company, Penn National Gaming, Inc., a Pennsylvania corporation (“Parent”), LV Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Trilliant Gaming Nevada Inc., a Delaware corporation, as the stockholder representative. Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

Upon completion of the Merger, each outstanding share of Class A common stock, par value $0.01 per share (the “Common Stock”) and preferred stock, par value $0.01 per share (the “Preferred Stock”) of the Company, will be converted into the right to receive a pro rata portion (for such purpose, calculated as if each share of Preferred Stock had been converted to shares of Common Stock in accordance with its terms immediately prior to the effective time of the Merger) of aggregate merger consideration equal to $360,000,000, which may be increased or decreased pursuant to the terms of the Merger Agreement for certain items, including the amounts of the Company’s cash, indebtedness and working capital as of the closing of the Merger (the “Merger Consideration”). The Merger Consideration will not be paid, however, in respect of any shares held by the Company in treasury or held by any Company subsidiary, owned by Parent or Merger Sub or any other subsidiary of Parent or with respect to which appraisal rights under Delaware law are properly exercised and not withdrawn.

After careful consideration, the board of directors of the Company unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair, advisable and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger and (iii) recommended that the Company’s stockholders adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby.

The adoption of the Merger Agreement required the affirmative vote or written consent of stockholders holding a majority of the voting power of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, and two-thirds of the votes cast by holders of such shares voting thereon at a stockholders’ meeting duly called or by written consent. On April 29, 2015, Onex Armenco Gaming I LP, Onex Armenco Gaming II LP, Onex Armenco Gaming III LP, Onex Armenco Gaming IV LP, Onex Armenco Gaming V LP, Onex Armenco Gaming VI LP, Onex Armenco Gaming VII LP, Onex Armenco Gaming IX LP, Onex Armenco Gaming X LP and Onex Armenco Gaming XI LP (collectively, the “Onex Stockholders”), which in the aggregate own shares of Common Stock and Preferred Stock constituting approximately 83.4% of the voting power (as of April 28, 2015) of the outstanding shares of the Company, executed and delivered a written consent adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger (the “written consent”). As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement to adopt the Merger Agreement or approve the Merger, and the Company is not soliciting your vote for the adoption of the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement. This notice and the accompanying information statement shall constitute notice to you from the Company of stockholder action by less than unanimous written consent required by Section 228(e) of the General Corporation Law of the State of Delaware (the “DGCL”).

Under Section 262 of the DGCL, if the Merger is completed, subject to strict compliance with the requirements of Section 262 of the DGCL, holders of Common Stock and Preferred Stock, other than the Onex Stockholders, will have the right to seek an appraisal for, and be paid the “fair value” of, their shares (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for an appraisal no later than twenty (20) days after the mailing of the accompanying information statement, or [●], 2015, and comply precisely with the other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached as Annex C to the accompanying information statement. This notice and the accompanying information statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL in connection with the Merger.

BY ORDER OF THE BOARD OF DIRECTORS,

Alex Yemenidjian Chairman of the Board, President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

The accompanying information statement is dated [●], 2015 and is first being mailed to stockholders on or about [●], 2015.

TABLE OF CONTENTS

SUMMARY	1
Parties to the Merger	1
The Merger	2
The Merger Consideration; Treatment of Common Stock and Preferred Stock	2
Treatment of Company Equity-Based Awards	2
Signing Deposit Escrow; Adjustment Escrow	2
Reasons for the Merger	3
Stockholder Action by Written Consent	3
Interests of Directors, Executive Officers and Certain Related Parties in the Merger	3
Regulatory and Other Governmental Approvals	4
Material U.S. Federal Income Tax Consequences of the Merger	4
Expected Timing of the Merger	4
Conditions to the Merger	4
Termination of the Merger Agreement	6
Termination Fees	6
Appraisal Rights	6
QUESTIONS AND ANSWERS ABOUT THE MERGER	7
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	10
THE PARTIES TO THE MERGER	11
THE MERGER	12
Effects of the Merger	12
Background of the Merger	12
Reasons for the Merger	16
Interests of Directors, Executive Officers and Certain Related Parties in the Merger	19
Regulatory and Other Governmental Approvals	22
THE MERGER AGREEMENT	23
Explanatory Note Regarding the Merger Agreement	23
Effects of the Merger; Directors and Executive Officers; Certificate of Incorporation; By-laws	23
Effective Time and Closing	23
The Merger Consideration; Treatment of Common Stock and Preferred Stock	24
Exchange and Payment Procedures	24
Representations and Warranties	25
Conduct of the Company’s Business Pending the Merger	28
Signing Deposit Escrow; Adjustment Escrow	30
Stockholder Action by Written Consent	30
Cooperation; Further Action	31
Employee Matters	31
Parent Vote	32
Section 16 Matters	32
Transaction Litigation	32
Directors’ and Officers’ Indemnification; Insurance	32
Company Indebtedness	33
Stockholder Representative	33
Other Covenants	33
Conditions to the Merger	34
Termination of the Merger Agreement	35
Effect of Termination	36
Termination Fees	36
Assignment	36
Modification or Amendment	36
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	37
MARKET PRICES OF THE COMPANY’S STOCK AND DIVIDEND INFORMATION	39
APPRAISAL RIGHTS	40
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	44
WHERE YOU CAN FIND MORE INFORMATION	46

ANNEXES
Annex A	Agreement and Plan of Merger, dated as of April 28, 2015
Annex B	Written Consent of Stockholders, dated as of April 29, 2015
Annex C	Section 262 of the General Corporation Law of the State of Delaware

SUMMARY

This summary highlights selected information from this information statement and may not contain all of the information that is important to you with respect to the Agreement and Plan of Merger, dated as of April 28, 2015 (the “Merger Agreement”), by and among Tropicana Las Vegas Hotel and Casino, Inc., Penn National Gaming, Inc., LV Merger Sub, Inc., and Trilliant Gaming Nevada Inc., as the stockholder representative, and the merger (the “Merger”) contemplated thereby. You should read carefully this entire information statement, the Annexes attached to this information statement and the other documents to which this information statement refers to understand fully the Merger and the transactions contemplated by the Merger Agreement. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary.

Unless otherwise indicated or unless the context requires otherwise: all references in this information statement to “the Company,” “we,” “our” and “us” refer to Tropicana Las Vegas Hotel and Casino, Inc. and, where appropriate, its subsidiaries; and all references in this information statement to terms defined in the notice to which this information statement is attached have the meanings provided in that notice. All references to defined terms not defined herein or in the notice to which this information statement is attached shall have the meanings ascribed to them in the Merger Agreement attached as Annex A to this information statement. The Company, following the completion of the Merger, is sometimes referred to in this information statement as the “surviving corporation.”

Parties to the Merger (page 11)

Tropicana Las Vegas Hotel and Casino, Inc.

Tropicana Las Vegas Hotel and Casino, Inc., through its wholly owned subsidiaries, owns and operates the Tropicana Las Vegas hotel-casino resort in Las Vegas, Nevada (“Tropicana Las Vegas”). Situated on 35 acres on the Las Vegas “Strip”, Tropicana Las Vegas offers guests casino gaming (including a comprehensive 50,000 square foot casino floor offering 844 slot and video poker machines and 38 table games), hotel accommodations, dining, entertainment, retail shopping and other resort amenities. As of March 31, 2015, the Tropicana Las Vegas had 1,491 employees.

Penn National Gaming, Inc.

Penn National Gaming, Inc. (“Parent”) is a leading owner and manager of gaming and pari-mutuel properties, with a focus on slot machine entertainment. Parent owns, operates or has ownership interests in 26 gaming and racing facilities in 17 jurisdictions, including Florida, Illinois, Indiana, Kansas, Maine, Maryland, Massachusetts, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia and Ontario.

LV Merger Sub, Inc.

LV Merger Sub, Inc. (“Merger Sub”) was formed by Parent solely for the purpose of completing the Merger. Merger Sub is a wholly-owned subsidiary of Parent and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

Trilliant Gaming Nevada Inc.

Trilliant Gaming Nevada Inc. (“Trilliant Gaming” or “Stockholder Representative”) is the general partner of the Onex Stockholders which in the aggregate own shares of Common Stock and Preferred Stock constituting approximately 83.4% of the voting power (as of April 28, 2015) of the outstanding shares of the Company. Trilliant Gaming is also the general partner of Trilliant Management LP (“Trilliant Management”) which is party to a management agreement with the Company for the management and operation of the Tropicana Las Vegas. Each of Mr. Alex Yemenidjian, our Chairman of the Board, Chief Executive Officer and President, Mr. Timothy Duncanson, one of our directors, and Mr. Gerald Schwartz, the chairman and controlling stockholder of Onex Corporation, owns one-third of the outstanding voting securities of Trilliant Gaming.

Trilliant Gaming is a party to the Merger Agreement solely as the Stockholder Representative and, in such capacity, is authorized for and on behalf of the Company’s stockholders (except for the holders, if any, of Dissenting Shares) to take such actions and exercise such discretion as may be required of the Stockholder Representative pursuant to the terms of the Merger Agreement or the Escrow Agreement (as defined herein).

The Merger (page 12)

A copy of the Merger Agreement is attached as Annex A to this information statement. The Company encourages you to read the entire Merger Agreement carefully because it is the principal document governing the Merger. If the Merger is completed, at the effective time of the Merger (the “Effective Time”) Merger Sub will be merged with and into the Company. The Company will survive the Merger as a wholly-owned subsidiary of Parent.

The Merger Consideration; Treatment of Common Stock and Preferred Stock (page 23)

Upon the terms and subject the conditions of the Merger Agreement, at the Effective Time each outstanding share of Common Stock and Preferred Stock (other than Dissenting Shares, if any, and other Excluded Shares) will be converted into the right to receive a pro rata portion (for such purpose, calculated as if each share of Preferred Stock had been converted to shares of Common Stock in accordance with its terms immediately prior to the Effective Time) (a stockholder’s “Pro Rata Portion”) of aggregate merger consideration (the “Merger Consideration”) equal to $360,000,000 (the “Base Consideration”), (i) minus the amount of outstanding indebtedness of the Company prior to the closing of the Merger (which will include, to the extent not paid by the Company prior to the closing of the Merger and, as to the CEO Accrued Vacation Amount, not reflected as a current liability for purposes of calculating the Company’s net working capital in connection with the closing of the Merger, the aggregate amount of the Trilliant Management Fees, the Trilliant Termination Fee, the Armenco Management Fees, the Bonus Pool and the CEO Accrued Vacation Amount (each as defined herein), each described in the section entitled “The Merger – Interests of Directors, Executive Officers and Certain Related Parties in the Merger” beginning on page 19 of this information statement), (ii) plus or minus an amount equal to the variance between the actual net working capital of the Company prior to the closing of the Merger and a target amount of net working capital determined as provided in the Merger Agreement, (iii) plus an amount of cash on hand of the Company prior to the closing of the Merger to the extent it exceeds a threshold amount of cash determined in accordance with the Merger Agreement and (iv) if certain liabilities affecting the Company remain outstanding as of the Effective Time, minus $2,600,000.

At the closing of the Merger, the Merger Consideration will be calculated based upon the Company’s good faith estimates of the amounts of the adjustments to the Base Consideration as of 12:00 midnight Las Vegas time on the Closing Date, and such estimates will be subject to a post-closing adjustment in accordance with the terms of the Merger Agreement.

Treatment of Company Equity – Based Awards (page 19)

At the Effective Time, each restricted share of Common Stock outstanding under the Company’s non-employee equity plans will become vested, free of restriction and will be cancelled and treated as a share entitled to its Pro Rata Portion of the Merger Consideration.

Signing Deposit Escrow; Adjustment Escrow (page 30)

In connection with entering into the Merger Agreement, the Company, Parent and the Stockholder Representative entered into an escrow agreement (the “Escrow Agreement”) pursuant to which Parent funded $4,000,000 into an escrow account (the “Signing Deposit Escrow”) that, in certain limited circumstances agreed by Parent and the Company, should be applied by the Company to certain liabilities of the Company prior to the consummation of the Merger. In the event the Merger Agreement is terminated in certain circumstances, the balance remaining in the Signing Deposit Escrow would be released and paid to the Company (in addition to any termination fee payable to the Company in connection with such termination of the Merger Agreement).

In addition, in order to secure payment of any post-closing adjustment of the Merger Consideration determined to be for the account of Parent, $1,000,000 will be deducted from the Merger Consideration otherwise payable at closing of the Merger and deposited into an escrow account established under the Escrow Agreement for such purpose (the “Adjustment Escrow”). Following final determination and payment of any post-closing adjustment to the Merger Consideration in accordance with the Merger Agreement, any amount remaining in the Adjustment Escrow will be distributed first to reimburse the Stockholder Representative for expenses incurred in connection with any disputes related to the post-closing adjustment, and thereafter to the Company’s stockholders based on their Pro Rata Portion.

Reasons for the Merger (page 16)

After careful consideration, the board of directors of the Company (the “Board”) unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair, advisable and in the best interests of the Company and its stockholders, approved the Merger Agreement and the transactions contemplated thereby, including the Merger and recommended that the Company’s stockholders adopt the Merger Agreement and approve the Merger. Certain factors considered by the Board in reaching its decision to approve the Merger Agreement can be found in the section entitled “The Merger— Reasons for the Merger” beginning on page 16 of this information statement.

Stockholder Action by Written Consent (page 30)

On April 29, 2015, the Onex Stockholders, representing approximately 83.4% of the voting power (as of April 28, 2015) of the Company’s outstanding shares, executed and delivered the written consent adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger. As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement to adopt the Merger Agreement or approve the Merger.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action to those stockholders who did not consent in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This information statement constitutes notice to you of action by written consent as required by Delaware law.

Interests of Directors, Executive Officers and Certain Related Parties in the Merger (page 19)

In considering the recommendation of the Board to adopt the Merger Agreement, you should be aware that the Company’s directors and executive officers, and certain other related parties, have interests in the Merger that may be different from, or in addition to, those of Company stockholders generally. These interests include, among others:

●

each restricted share of Common Stock issued under the Company’s non-employee equity plans will become vested, free of restriction and will be cancelled and treated as a share entitled to its Pro Rata Portion of the Merger Consideration;

●

under the Merger Agreement, the Company’s directors and executive officers are entitled to continued indemnification by the surviving corporation to the fullest extent permitted by law related to their service prior to the Effective Time and the Company will purchase and pay for an extension of the Company’s existing directors and officers insurance coverage for a six-year period following the Effective Time;

●

in connection with the Merger, the Company may pay transaction bonuses of up to $2,000,000 in the aggregate to certain employees, the allocation of which had yet to be determined at the date of the mailing of this information statement;

●

in connection with the consummation of the Merger, certain accrued management fees, together with interest thereon, and a management agreement termination fee will be paid to Trilliant Management and certain accrued management fees will be paid to Trilliant Management and Armenco Holdings LLC;

●	pursuant to his existing employment agreement, the Company’s chief executive officer will be entitled to receive payment in respect of accrued but unused vacation time upon termination of his employment; and

●

pursuant to their respective existing employment agreements, the Company’s executive officers are entitled to severance benefits upon certain terminations of employment, which may occur in conjunction with or following consummation of the Merger.

The Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and to recommend that the Company’s stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger. For further information regarding the interests summarized above, see the section entitled “The Merger—Interests of Directors, Executive Officers and Certain Related Parties in the Merger” beginning on page 19 of this information statement.

Regulatory and Other Governmental Approvals (page 22)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Merger may not be completed until the Company and Parent have filed notification and report forms with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and the applicable waiting period has expired or been terminated. On May 5, 2015, the Company and Parent each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. Early termination of the waiting period was granted effective May 18, 2015.

Consummation of the Merger is also subject to obtaining licenses, approvals and authorizations from the Nevada Gaming Commission and from gaming regulatory authorities in other states where Parent and its subsidiaries are operate.

Material U.S. Federal Income Tax Consequences of the Merger (page 37)

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 37 of this information statement) in exchange for such U.S. Holder’s shares of Common Stock or Preferred Stock in the merger generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the cash such U.S. Holder receives in the merger and such U.S. Holder’s adjusted tax basis in the shares surrendered in the merger. Stockholders (including Non-U.S. Holders (as defined under the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 37 of this information statement)) should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under the laws of any U.S. state or local or non-U.S. taxing jurisdiction. A more complete description of the material U.S. federal income tax consequences of the merger is provided under the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 37 of this information statement.

Expected Timing of the Merger

The Company expects to complete the Merger in the third quarter of 2015. However, the Merger is subject to customary conditions and it is possible that factors outside the control of the parties could result in the Merger being completed at a later time, or not at all.

Conditions to the Merger (page 34)

Each of the Company’s, Parent’s and Merger Sub’s obligation to complete the Merger is subject to the fulfillment or written waiver at or prior to the Effective Time of the following conditions:

●

the Company stockholder approval having been obtained (which occurred when the Onex Stockholders delivered the written consent on April 29, 2015) and this information statement having been mailed to stockholders at least 20 days prior to the closing of the Merger;

●

any waiting period (or extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated (which occurred when early termination was granted on May 18, 2015);

●

obtaining those licenses and approvals from the Nevada Gaming Commission as are necessary for the Company and its subsidiaries, upon consummation of the Merger, to continue gaming activities (“Nevada Gaming Approvals”);

●

the absence of any order, decree, stay or injunction of a court or governmental entity of competent jurisdiction, or any statute, rule or regulation in effect that prohibits consummation of the Merger; and

●	entry into the Escrow Agreement by the Company, Parent and the Stockholder Representative (which occurred when such parties entered into the Escrow Agreement on April 28, 2015).

The Company’s obligation to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

●

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date or, if given as of some other time, as of such other time, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement;

●	each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement; and

●	the Company shall have received a certificate signed by a senior executive officer of Parent certifying satisfaction of the above conditions.

The obligation of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Buyer and Merger Sub of the following conditions:

●	the representations and warranties of the Company set forth in the Merger Agreement:

■

relating to the absence of a Company Material Adverse Effect between December 31, 2014 and the date of the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement;

■

relating to (i) organization and qualification of the Company, (ii) the outstanding equity securities of the Company, (iii) corporate authority and approval of the Merger Agreement, (iv) the absence of any Company obligation to pay a commission or finder’s fee in connection with the Merger and (v) the Company’s good and marketable title to its owned real property free and clear of liens, other than permitted liens, being true and correct (disregarding all materiality and Company Material Adverse Effect qualifications (see the section entitled “The Merger Agreement — Company Material Adverse Effect Definition” beginning on page 26 of this information statement for a description of the definition of Company Material Adverse Effect) contained in such representations and warranties) in all material respects as of the date of the Merger Agreement and as of the closing date or, if given as of some other time, as of such other time;

■

all representations and warranties other than those set forth in the above two bullets being true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the closing date or, if given as of some other time, as of such other time, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

●	the Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement;

●	Parent shall have received a certificate signed by the chief executive office or chief financial officer of the Company certifying satisfaction of the above two conditions;

●	since the date of the Merger Agreement there shall not have occurred a Company Material Adverse Effect;

●

the Company shall have obtained and delivered to Parent customary debt payoff letters in respect of the payment in full of all amounts due under the Company’s credit facility, the release of all liens thereunder and the termination thereof;

●

Parent shall have obtained approvals required to be obtained by Parent and its affiliates in connection with the Merger and the financing thereof from applicable gaming authorities (together with the Nevada Gaming Approvals, the “Parent Gaming Approvals”); and

●	certain agreements of the Company shall not have been terminated (except in certain circumstances agreed upon by the Company and Parent).

Termination of the Merger Agreement (page 35)

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

●	by mutual written consent of the Company and Parent;

●	by action of either the board of directors of Parent or the Board if:

■

the Merger is not consummated on or before January 28, 2016, provided that if all conditions to closing (other than the conditions related to obtaining the Parent Gaming Approvals) have been satisfied or would be capable of being satisfied as of such date, such date may be extended to April 28, 2016 at the election of either the Company or Parent (either such date, as applicable, the “outside date”); provided that the right to terminate the Merger Agreement on this basis shall not be available to any party if the failure of the Merger to have been consummated on or prior to the outside date was primarily due to the failure of the party seeking to terminate the Merger Agreement to perform any of its obligations thereunder;

■

an order, decree, stay or injunction permanently restraining or otherwise prohibiting consummation of the Merger shall have become final and non-appealable; provided that the right to terminate the Merger Agreement on this basis shall not be available to any party if the enactment, issuance, promulgation, enforcement or entry of such order, decree, stay or injunction, or such order, decree, stay or injunction becoming final and non-appealable, was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement; or

■

if there is a breach by Parent or Merger Sub, on the one hand, or the Company on the other hand, of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach would result in a failure to satisfy, in the case of a breach by the Company, a condition to Parent’s and Merger Sub’s obligation to close and, in the case of a breach by Parent or Merger Sub, a condition to the Company’s obligation to close, and in any case, such breach is incapable of being cured by the outside date or has not been cured prior to the earlier of the outside date and the date that is 30 days following receipt of written notice of such breach; provided that such terminating party is not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement that would result in the failure to satisfy a condition to the other party’s obligation to close.

Termination Fees (page 36)

Upon termination of the Merger Agreement, under specified circumstances and on the terms and subject to the conditions set forth therein, Parent may be required to pay to the Company a termination fee, if and when payable, of $21,000,000. In addition, if the Merger Agreement is terminated in certain circumstances (including circumstances in which the Company is entitled to receive the termination fee), any balance remaining in the Signing Deposit Escrow at such time will be released to the Company. See the section entitled “The Merger Agreement—Termination Fees” beginning on page 36 of this information statement.

Appraisal Rights (page 40)

Under the DGCL, Company stockholders who do not vote for the adoption of the Merger Agreement have the right to seek appraisal of the “fair value” of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements of the DGCL. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the Merger Consideration to be paid to stockholders who choose not to exercise their appraisal rights. Any Company stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company within 20 days after the date of mailing of this information statement, or [●], 2015. A copy of Section 262 of the DGCL is included as Annex C to this information statement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights we encourage you to seek the advice of your own legal counsel.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” beginning on page 1 of this information statement and the more detailed information contained elsewhere in this information statement, the Annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain information incorporated by reference in this information statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 46 of this information statement.

Q:	What is the proposed transaction and what effects will it have on the Company?

A:

The proposed transaction is the acquisition of the Company by Parent pursuant to the terms and subject to the conditions set forth in the Merger Agreement. Once the closing conditions under the Merger Agreement have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of Parent.

Q:	What will I be entitled to receive if the Merger is completed?

A:

Upon completion of the Merger, Company stockholders will receive, in cash, a Pro Rata Portion of (i) the Merger Consideration payable at the Effective Time, and (ii) any remaining balance in the Adjustment Escrow if and to the extent available for distribution to the former stockholders of the Company in accordance with the Merger Agreement, in each case, without interest, less any deduction for withholding taxes required by applicable law, for each share of the Company that they own, unless they properly exercise, and do not withdraw or fail to perfect, appraisal rights under Section 262 of the DGCL.  Upon completion of the Merger, you will have no equity interest in the surviving corporation.

Upon completion of the Merger, each restricted share of Common Stock outstanding under the Company’s non-employee equity plans will become vested and shall be entitled to the same consideration as the other outstanding shares of the Company described above.

Q:	When do you expect the Merger to be completed?

A:

We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived in accordance with the terms and subject to the conditions set forth in the Merger Agreement. Completion of the Merger is currently expected to occur in the third quarter of 2015, although the Company cannot assure completion by any particular date, if at all.

Q:	What happens if the Merger is not completed?

A:

If the Merger is not completed for any reason, stockholders will not receive any payment for their shares in connection with the Merger, restricted stock awards will continue to vest on their applicable vesting schedules and the Company will continue as an independent entity.

Q:	Why am I not being asked to vote on the Merger?

A:

Applicable Delaware law and the Company’s certificate of incorporation require the adoption of the Merger Agreement by holders of a majority of the voting power of the outstanding shares, voting together as a single class, and two-thirds of the votes cast by holders of such shares to effect the Merger.

The requisite stockholder approval was obtained following execution of the Merger Agreement on April 29, 2015, when the written consent was delivered by the Onex Stockholders, which owned shares representing approximately 83.4% of the voting power (as of April 28, 2015) of all outstanding shares on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:	Why am I receiving this information statement?

A:

Applicable laws and securities regulations require us to provide you with notice of the written consent delivered by the Onex Stockholders, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt the Merger Agreement or to complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex C.

Q:	Did the Board approve and recommend the Merger Agreement?

A:

Yes. After careful consideration, the Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair, advisable and in the best interests of the Company and its stockholders, approved the Merger Agreement and the transactions contemplated thereby, including the Merger and recommended that the Company’s stockholders adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby.

Q:	What happens if I sell my shares before the completion of the Merger?

A:

If you transfer your shares, you will have transferred the right to receive the Merger Consideration to be received by our stockholders in the Merger. To receive the Merger Consideration, you must hold your shares through completion of the Merger and follow the procedures for receiving the Merger Consideration described in this information statement.

Q:	Should I do anything now to surrender my shares?

A:

No. You will be sent a letter of transmittal with related instructions promptly after completion of the Merger, describing in detail how you may exchange your shares for the Merger Consideration. Please do NOT return certificate(s) representing your shares to the Company at this time.

Q:	Is the Merger subject to the fulfillment of certain conditions?

A:

Yes. Before the Merger can be completed, the Company, Parent and Merger Sub must fulfill or, if permissible waive in writing, several closing conditions set forth in the Merger Agreement and described in this information statement. If these conditions are not satisfied or waived, the Merger will not be completed.

Q:	Is the Merger subject to a financing condition?

A:	No. The obligations of Parent and Merger Sub to consummate the Merger are not contingent on the receipt of any proceeds from any financing.

Q.	Am I entitled to exercise appraisal rights instead of receiving my Pro Rata Portion of the Merger Consideration for my shares?

A.

Yes. As a holder of shares of the Company, you are entitled to appraisal rights under the DGCL in connection with the Merger if you meet certain conditions, which conditions are summarized in this information statement in the section entitled “Appraisal Rights” beginning on page 40 of this information statement.

Q:	Will I owe taxes as a result of the Merger?

A:

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 37 of this information statement) in exchange for such U.S. Holder’s shares of Common Stock or Preferred Stock in the merger generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the cash such U.S. Holder receives in the merger and such U.S. Holder’s adjusted tax basis in the shares surrendered in the merger. We urge you to consult your own tax advisor about the particular tax consequences (including under state, local, and non-U.S. law) of the merger to you in light of your particular circumstances. A more complete description of the material U.S. federal income tax consequences of the merger is provided under the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 37 of this information statement.

Q:	Where can I find more information about the Company?

A:

The Company files periodic reports and other information with the U.S. Securities and Exchange Commission (the “SEC”). You may read and copy this information at the SEC’s public reference facilities.  Please call the SEC at (800) SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the SEC at www.sec.gov.  For a more detailed description of the available information, please refer to the section entitled “Where You Can Find More Information” beginning on page 46 of this information statement.

Q:	Who can help answer my questions?

A:

If you have questions about the Merger after reading this information statement, require assistance or need additional copies of this information statement, please direct your inquiry, request by mail or telephone to the Company at 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Investor Relations, (702) 739-3530.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which the Company refers you in this information statement, contain certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are predictive in nature, that depend on or relate to future events or conditions, or that include words such as “believes,” “anticipates,” “expects,” “continues,” “predicts,” “potential,” “contemplates,” “may,” “will,” “likely,” “could,” “should,” “estimates,” “intends,” “plans” and other similar expressions are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors:

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

●	the failure to satisfy any condition to consummation of the Merger, including receipt of regulatory approvals;

●	changes in the business or operating prospects of the Company;

●	the ability of the Company to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners pending the consummation of the Merger;

●

the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the Merger Agreement, and the transactions contemplated thereby, including the Merger;

●

the impact of legislative, regulatory and competitive changes and other risk factors relating to the industries in which the Company operates, as detailed from time to time in the Company’s reports filed with the SEC;

●	limitations placed on the Company’s ability to operate the business by the Merger Agreement;

●	the amount of the costs, fees, expenses, impairments and other charges related to the Merger;

●	diversion of Company management’s attention from ongoing business concerns;

●	certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism and natural disasters; or

●

other risks detailed in the Company’s reports filed with the SEC, including, but not limited to, those described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual report on Form 10-K for the year ended December 31, 2014 and the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2015.

There can be no assurance that the Merger will in fact be consummated.

The Company believes that the assumptions on which its forward-looking statements are based are reasonable. However, the Company cannot assure you that the actual results or developments it anticipates will be realized or, if realized, that they will have the expected effects on its business or operations. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this information statement and attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this information statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, the Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

THE PARTIES TO THE MERGER

Tropicana Las Vegas Hotel and Casino, Inc.

The Company, through its wholly owned subsidiaries, owns and operates the Tropicana Las Vegas hotel-casino resort in Las Vegas, Nevada. Situated on 35 acres on the Las Vegas “Strip”, the Tropicana Las Vegas offers guests casino gaming (including a comprehensive 50,000 square foot casino floor offering 844 slot and video poker machines and 38 table games), hotel accommodations, dining, entertainment, retail shopping and other resort amenities. As of March 31, 2015, the Tropicana Las Vegas had 1,491 employees.

The principal executive offices of the Company are located at 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109, its telephone number is (702) 739-3530; and its Internet website address is www.troplv.com. Our website address is provided as an inactive textual reference only. The information on the Company’s website is not incorporated into, and does not form part of, this information statement.

Penn National Gaming, Inc.

Parent is a leading owner and manager of gaming and pari-mutuel properties, with a focus on slot machine entertainment. Parent owns, operates or has ownership interests in 26 gaming and racing facilities in 17 jurisdictions, including Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia and Ontario.

The principal executive offices of Parent are located at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610; its telephone number is (610) 373-2400; and its Internet website address is www.pngaming.com. Parent’s website address is provided as an inactive textual reference only. The information on Parent’s website is not incorporated into, and does not form part of, this information statement.

LV Merger Sub, Inc.

Merger Sub was formed by Parent solely for the purpose of completing the Merger. Merger Sub is a wholly-owned subsidiary of Parent and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The principal executive offices of Merger Sub are located at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610 and its telephone number is (610) 373-2400.

Trilliant Gaming Nevada Inc.

Trilliant Gaming is the general partner of the Onex Stockholders which in the aggregate own shares of Common Stock and Preferred Stock constituting approximately 83.4% of the voting power (as of April 28, 2015) of the outstanding shares of the Company. Trilliant Gaming is also the general partner of Trilliant Management which is party to a management agreement with the Company for the management and operation of the Tropicana Las Vegas. Each of Mr. Alex Yemenidjian, our Chairman of the Board, Chief Executive Officer and President, Mr. Timothy Duncanson, one of our directors, and Mr. Gerald Schwartz, the chairman and controlling stockholder of Onex Corporation, owns one-third of the outstanding voting securities of Trilliant Gaming.

Trilliant Gaming is a party to the Merger Agreement solely as the Stockholder Representative and, in such capacity, is authorized for and on behalf of the Company’s stockholders (except for the holders, if any, of Dissenting Shares) to take such actions and exercise such discretion as may be required of the Stockholder Representative pursuant to the terms of the Merger Agreement or the Escrow Agreement.

The principal executive offices of Trilliant Gaming are located at 421 Leader Street, Marion, Ohio 43302 and its telephone number is (740) 223-7662.

THE MERGER

The discussion of the Merger in this information statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this information statement as Annex A and which is incorporated by reference into this information statement. We encourage you to read carefully this entire information statement, including the Merger Agreement, for a more complete understanding of the Merger.

Effects of the Merger

Pursuant to the terms of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

At the Effective Time each outstanding share of Common Stock and Preferred Stock (other than Dissenting Shares, if any, and other Excluded Shares) will be converted into the right to receive a pro rata portion (for such purpose, calculated as if each share of Preferred Stock had been converted to shares of Common Stock in accordance with its terms immediately prior to the Effective Time) (a stockholder’s “Pro Rata Portion”) of aggregate merger consideration (the “Merger Consideration”) equal to $360,000,000 (the “Base Consideration”), (i) minus the amount of outstanding indebtedness of the Company prior to the closing of the Merger (which will include, to the extent not paid by the Company prior to the closing of the Merger and, as to the CEO Accrued Vacation Amount, not reflected as a current liability for purposes of calculating the Company’s net working capital in connection with the closing of the Merger, the aggregate amount of the Trilliant Management Fees, the Trilliant Termination Fee, the Armenco Management Fees, the Bonus Pool and the CEO Accrued Vacation Amount, each described in the section entitled “– Interests of Directors, Executive Officers and Certain Related Parties in the Merger” beginning on page 19 of this information statement), (ii) plus or minus an amount equal to the variance between the actual net working capital of the Company prior to the closing of the Merger and a target amount of net working capital determined as provided in the Merger Agreement, (iii) plus an amount of cash on hand of the Company prior to the closing of the Merger to the extent it exceeds a threshold amount of cash determined in accordance with the Merger Agreement and (iv) if certain liabilities affecting the Company remain outstanding as of the Effective Time, minus $2,600,000.

At the closing of the Merger, the Merger Consideration will be calculated based upon the Company’s good faith estimates of the amounts of the adjustments to the Base Consideration as of 12:00 midnight Las Vegas time on the Closing Date, and such estimates will be subject to a post-closing adjustment in accordance with the terms of the Merger Agreement.

At the Effective Time, each restricted share of Common Stock outstanding under the Company’s non-employee equity plans will become vested, free of restriction and will be cancelled and treated as a share entitled to its Pro Rata Portion of the Merger Consideration.

Background of the Merger

As part of the Company’s ongoing strategic planning process, the Board and the Company’s management periodically review and assess the Company’s competitive position and actively monitor and assess developments in the markets in which it conducts business. Members of the Board also regularly discuss with Company management in the ordinary course of business the strategic direction of the Company and potential actions to enhance stockholder value. Additionally, from time to time, the Company has received inquiries from various parties interested in initiating discussions regarding a potential business combination with or sale of the Company.

In early May 2014, Timothy Duncanson, a member of the Board, received an email from a mutual acquaintance introducing William J. Fair, a representative of Parent, and indicating Mr. Fair’s interest in, but not the purpose of, a conversation with Mr. Duncanson. Subsequent emails were exchanged to arrange a telephone call between Mr. Duncanson and Mr. Fair, which call occurred on May 15, 2014. During that call, Mr. Fair advised Mr. Duncanson of Parent’s interest in a potential transaction involving the Company. Mr. Duncanson informed the Board of Parent’s interest in a potential transaction at a Board meeting held on May 16, 2014. During that meeting, the Board discussed, among other things, the Company’s business and potential strategic alternatives, including a possible sale of the Company or continuing as an independent entity focused on executing its strategic plans. Following that discussion, the Board authorized Mr. Duncanson and Alex Yemenidjian, our chairman and chief executive officer, to explore Parent’s interest in a potential transaction.

During June 2014, representatives of the Company and Parent had intermittent contacts via phone and email, all of which were general in nature and no specific transaction terms were proposed. Also during June 2014, at a time when several transactions involving properties in Las Vegas had been reported in the press, representatives of the Company received unsolicited inquiries regarding interest in exploring a potential transaction from a number of parties unaffiliated with Parent. Following these inquiries and with the Board’s approval, representatives of the Company set up an electronic data room for the purpose of confidentially sharing with potential transaction partners more detailed information regarding the Company and its business, its finances, contracts and other information not publicly available to assist in their evaluation of a potential transaction.

On June 27, 2014, the Company entered into non-disclosure agreements with two parties that had expressed interest in exploring a potential transaction with the Company (hereinafter, “Party A” and “Party B”).

On July 2, 2014, Mr. Yemenidjian met and toured Tropicana Las Vegas with representatives of a brokerage concern representing Party B, which meeting and tour involved general discussions regarding the Company and Tropicana Las Vegas.

On July 10, 2014, the Company entered into a non-disclosure agreement with a strategic entity considering a potential transaction involving the Company in partnership with Party A. Also on July 10, Mr. Yemenidjian and a representative of the Onex Stockholders met and toured Tropicana Las Vegas with representatives of Parent. The discussions at this meeting were general in nature and no specific proposals regarding a potential transaction were discussed.

On July 14, 2014, Mr. Yemenidjian held a conference call with representatives of Party A and Party A’s transaction partner, along with representatives of a hotel brokerage firm representing Party A. The purpose of the call was to discuss the Company’s business and Party A’s diligence inquiries regarding the Company and its business. While interest in a potential transaction was expressed by Party A, no specific transaction was discussed or proposed on this call.

On or about July 22, 2014, the Company and Parent entered into a non-disclosure agreement in order to explore further discussions concerning a potential transaction, and Parent was granted access to the Company’s electronic data room on July 25, 2014. Shortly thereafter, Mr. Duncanson advised Mr. Fair that the Board would need to receive a written proposal from Parent before the Company would commit further resources to providing non-public information regarding its business.

On July 29, 2014, during a regularly scheduled meeting of the Board, Mr. Yemenidjian and Mr. Duncanson updated the Board on the status of discussions with Parent and their expectation that Parent would submit a written proposal regarding an acquisition of the Company. In addition, the Board received updates on the status of discussions with Party A and Party B, each of which were only in the initial stages of evaluating a potential transaction. After discussion, the Board determined there was no reason to change course and that it would consider a proposal from Parent when received.

On July 30, 2014, the Company received an initial expression of interest from Parent for a transaction to acquire all of the outstanding equity of the Company for a price in the range of $425 million to $450 million, subject in all respects to Parent’s completion of its diligence investigation and confirmation of value, which Parent indicated was at a very preliminary stage. Mr. Duncanson and Mr. Yemenidjian individually updated members of the Board on Parent’s preliminary proposal, each of whom generally supported continuing discussions with Parent and permitting Parent access to information necessary to complete its diligence in order to obtain a more definitive proposal, particularly as to value.

Also on July 30, Mr. Yemenidjian met and toured Tropicana Las Vegas with representatives of Party A and its transaction partner, after which the Company granted access to its electronic data room to representatives of Party A.

On August 3, 2014, the Company granted access to its electronic data room to representatives of Party B.

On August 9, 2014, Mr. Yemenidjian met with a representative of Party A and discussed generally Party A’s continued interest in a potential transaction and the status of Party A’s ongoing diligence and evaluation of the Company and Tropicana Las Vegas.

Between August 11, 2014 and August 14, 2014, Mr. Yemenidjian toured Tropicana Las Vegas and met with two consultants representing a group of principals (collectively, “Party C”) potentially interested in a transaction with the Company.

On August 18, 2014, Mr. Yemenidjian and representatives of Parent participated in a conference call to review diligence matters, including the materials available in the Company’s electronic data room and Parent’s requests for additional information.

On August 25, 2014, after Mr. Yemenidjian had previously met and toured Tropicana with their representatives, the Company entered into non-disclosure agreements with two entities jointly considering a potential transaction with the Company (together, “Party D”) and, on August 26, 2014 granted representatives of Party D access to the Company’s electronic data room.

During the month of August, 2014, from time to time, Messrs. Yemenidjian and Duncanson had telephone conversations with members of the Board, which calls generally involved updates as to progress by Parent and the other interested parties on their diligence and evaluation of a potential transaction with the Company and any significant issues or concerns raised by the various interested parties to the Company in connection with their diligence.

During early September 2014, representatives of the Company had several calls regarding Parent’s diligence of the Company and Tropicana Las Vegas, and Parent’s requests for additional information. Also during this period, Mr. Yemenidjian had various calls and meetings with representatives of Party C and Party D generally related to diligence matters and the status of their consideration of a potential transaction with the Company. During this time, Messrs. Yemenidjian and Duncanson had periodic telephone conversations with members of the Board to keep them informed of developments and progress in discussions regarding a potential transaction with the Company.

On September 15, 2014, Parent delivered revised letter to the Company proposing a merger transaction with an enterprise value for the Company of $450 million, which proposal remained subject to completion of Parent’s diligence and its analyses related to confirmation of value.

On September 22, 2014, Mr. Yemenidjian, Mr. Duncanson and a representative of the Onex Stockholders held a conference call with representatives of Parent to discuss Parent’s proposal, clarify certain terms and communicate certain expectations of the Company in connection with any proposed transaction. Also on September 22, 2014, the Board met by telephone conference call to discuss Parent’s September 15th proposal. Representatives of Fried Frank Harris Shriver & Jacobson LLP (“Fried Frank”), the Company’s outside counsel, joined the meeting and gave a presentation to the Board regarding the legal duties of the Board in connection with its consideration of a potential sale of the Company. After a lengthy discussion among the members of the Board and its advisors, the Board authorized Messrs. Yemenidjian and Duncanson to proceed in negotiating with Parent regarding its proposal, and to encourage Party A, Party B, Party C and Party D to complete their evaluations and, if interested in a transaction with the Company, to submit a written proposal for the Board’s consideration.

During the last two weeks of September 2014, Mr. Yemenidjian had several calls and meetings with representatives of each of the parties, other than Parent, then evaluating a potential transaction with the Company to confirm the status of their diligence and advise them of the Board’s expectation that they complete their preliminary diligence and, if interested in a transaction with the Company, to submit a written proposal to the Board.

During October 2014, representatives of the Company together with Fried Frank reviewed and discussed with representatives of Parent and Parent’s outside counsel, Milbank, Tweed, Hadley & McCloy LLP (“Milbank”), a proposed draft of the Merger Agreement, and the principal outstanding issues between the Company and Parent, including conditions to closing and the Board’s focus on deal certainty should an agreement be entered into with Parent, the Board’s ability to seek or entertain third party proposals for the Company following entry into the Merger Agreement with Parent, Parent’s expectation that the Company obtain stockholder consent to the transaction immediately following execution of the Merger Agreement, and the manner of calculating and adjusting the Merger Consideration.

In early October, 2014, the Company entered into a non-disclosure agreement with a financial sponsor considering Party D’s interest in Tropicana Las Vegas and Mr. Yemenidjian engaged in several calls and meetings with representatives of Party D and this financial sponsor. During this time, representatives of the Company also engaged in intermittent contact with several of the other parties that had expressed interest in a transaction and were proceeding with diligence of the Company, in each case, advising them of the importance of completing their evaluations and, if interested, submitting a transaction proposal for consideration by the Board.

On October 10, 2014, representatives of Parent attended meetings in Las Vegas at which the Company’s management team gave presentations regarding the Company’s business and the operations of Tropicana Las Vegas.

On October 28, 2014, at a regularly scheduled meeting of the Board, Mr. Yemenidjian updated the Board regarding progress of negotiations with Parent and the status of discussions with the other parties considering a potential transaction with the Company, none of whom had yet submitted a proposal for a transaction or indicated an intention to do so. The Board discussed strategic alternatives, including remaining an independent company, and indicated its desire to continue the negotiations with Parent, stressing the importance of deal certainty and the ability of the Board to consider alternate proposals for the Company should the Company enter into an agreement with Parent.

During November, 2014, representatives of the Company and Fried Frank continued negotiating terms of the draft Merger Agreement with representatives of Parent and Milbank, and while progress was made, the issues of deal certainty, the right of the Board to consider alternate proposals and the manner of calculating the Merger Consideration remained outstanding. Mr. Yemenidjian updated the Board as to the status of these negotiations at a meeting of the Board held on November 21, 2014, and also updated the Board regarding the status of discussions with the other parties that had been evaluating a potential transaction, none of which were actively in discussions with, or continuing diligence regarding, the Company at such time.

In late November 2014, representatives of the Company and Parent had several discussions regarding the results of Parent’s diligence and valuation analyses during which representatives Parent indicated that certain matters, including Parent’s views regarding required capital expenditures and development budgets for Tropicana Las Vegas and the impact of those matters on Parent’s financial model with respect to the Company, had caused Parent to revise its views regarding price in a potential transaction with the Company. During this call, it was communicated that Parent remained interested in a transaction, but that interest was based upon an enterprise value of $350 million. Messrs. Duncanson and Yemenidjian communicated Parent’s revised views to members of the Board, each of whom supported continued discussions with Parent regarding a potential transaction and encouraged providing Parent with additional information to alleviate Parent’s concerns over the specific matters raised and to allow Parent to confirm a higher value for the Company.

During December 2014 and early January 2015, representatives of the Company provided additional diligence materials and information to Parent and Messrs. Duncanson and Yemenidjian engaged in several discussions and negotiations with representatives of Parent primarily around transaction value and structure, including the principal outstanding issues in the draft Merger Agreement. During this time, representatives of the Company and Parent discussed various proposals, including proposals involving contingent consideration that might result in increased consideration if certain conditions were met, however, the parties were not able to reach agreement on such proposals. On January 14, 2015, Parent informed the Company that it remained interested in a transaction based upon an enterprise value for the Company of $360 million.

At a regularly scheduled Board meeting held on January 27, 2015, Mr. Yemenidjian updated the Board regarding Parent’s revised price, the outstanding issues in the draft Merger Agreement and the lack of any further communications from any of the other parties that had been evaluating a transaction with the Company. After considering and discussing Mr. Yemenidjian’s report, and considering the alternatives available to the Company, including continuing as an independent company and focusing on execution of its strategic plan, the Board authorized Mr. Yemenidjian to proceed with negotiations with Parent and to attempt to resolve the open issues in the draft Merger Agreement. Negotiations on these matters between the Company and Parent continued through February 2015.

In late February 2015, another party (“Party E”) contacted representatives of the Company and expressed interest in a potential transaction. In early March 2015, while negotiations continued with Parent, Party E entered into a non-disclosure agreement with the Company and was given access to the Company’s electronic data room. Messrs. Yemenidjian and Duncanson advised representatives of Party E that their evaluation of a potential transaction should proceed as quickly as possible, and to the extent Party E was interested in a transaction with the Company, it was imperative that it submit a written proposal for consideration by the Board. In mid-March 2015, after having conducted preliminary due diligence, Party E advised Messrs. Yemenidjian and Duncanson that it was interested in a transaction with the Company at an enterprise value of $400 million, but that any transaction would be subject to Party E’s obtaining a financial partner for fifty percent of the equity required for the transaction. Messrs. Yemenidjian and Duncanson advised Party E that the Board would consider a written proposal for a transaction with the Company, but that any proposal contingent on identifying a financial partner would not be compelling.

Messrs. Yemenidjian and Duncanson updated the Board regarding Party E’s interest in a transaction at a meeting held on March 26, 2015, including Party E’s need for a financial partner. After discussion, the Board determined to move forward with negotiations with Parent on the draft Merger Agreement, but would consider a proposal from Party E that was not contingent on financing. The Board authorized Messrs. Yemenidjian and Duncanson to continue to negotiate the draft Merger Agreement with Parent and provided guidance on the significant issues remaining.

In late March, 2015, Mr. Yemenidjian had a telephone conversation with a representative of Party E during which Party E advised that it had not yet been able to identify a financial partner for a potential transaction with the Company. Mr. Yemenidjian confirmed that the Board was not interested in considering any proposal for a transaction with the Company that was contingent on financing, and again encouraged Party E to secure its financial partner and submit a written proposal to the Board.

During April 2015, representatives of the Company and Parent continued negotiations of the draft Merger Agreement and related ancillary transaction documents, resolving the outstanding issues that remained. In addition, the parties and their representatives finalized the transaction documents and engaged in discussions with certain third parties related to the Company’s business. A draft of the Merger Agreement and other transaction documents were distributed to the Board for its consideration, together with other materials, in advance of the Board’s regularly scheduled April 28, 2015 meeting.

At a meeting held on April 28, 2015, at which with members of the Company’s management and representatives of Fried Frank were present, the Board considered the draft Merger Agreement and the transactions contemplated thereby. At this meeting, the Board reviewed the history of negotiations with Parent, including Parent’s reduction to its preliminary proposals regarding the Company’s enterprise value, the status of the Company’s business and the results of the Company’s discussions with other parties that had evaluated a potential transaction with the Company, including confirmation that Party E had not contacted Mr. Yemenidjian or Mr. Duncanson following Mr. Yemenidjian’s call with a representative of Party E at the end of March, 2015. The Board discussed the terms of and reasons supporting the proposed transaction with Parent, as well as the potential reasons against such transaction. Representatives of Fried Frank reviewed again with the Board its legal duties in connection with a potential sale of the Company, and also reviewed with the Board the terms of the draft Merger Agreement and the other transaction documents.

Following further discussion, including concerning the factors described under the section entitled “— Reasons for the Merger,” beginning on page 16 of this information statement, the Board unanimously: (i) determined that the merger agreement and the transactions contemplated thereby, including the Merger, are fair, advisable and in the best interests of the Company and its stockholders, (ii) approved the merger agreement and (iii) recommended that the Company’s stockholders adopt the Merger Agreement and approve the other transactions contemplated thereby, including the Merger.

After the Board meeting, representatives of the Company and Fried Frank, and of Parent and Milbank finalized the Merger Agreement and the other transaction documents, and the parties executed and delivered those agreements in the evening of April 28, 2015. On April 29, 2015, following the execution and delivery of the Merger Agreement, the Onex Stockholders delivered to the Company the written consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger. Following receipt of the written consent, the Company delivered a certified copy of the written consent to Parent on April 29, 2015 in accordance with the Merger Agreement.

Reasons for the Merger

In the course of reaching the decision and making the recommendation described above, the Board consulted with its outside legal and other advisors and with the Company’s management and considered a number of factors that it believed supported its decision, including the following, which are not intended to be exhaustive and are not presented in any relative order of importance:

●

Best Alternative for Maximizing Stockholder Value. The Board considered that receipt of a Pro Rata Portion of the Merger Consideration in cash was more favorable to the Company’s stockholders than the potential value that might result from the Company’s other strategic alternatives (including the alternative of remaining independent), particularly on a risk-adjusted basis. This consideration was based on, among other things, the Board’s assessment of:

■	the Company’s historical operating and financial performance, its competitive position and its future prospects;

■

the risks associated with the Company’s strategy and execution plans, including risks to the Company’s plans associated with economic conditions generally and conditions in the industries in which the Company participates, as well as the other risks and uncertainties discussed in the Company’s public filings with the SEC;

■

the strategic and other alternatives reasonably available to the Company, including remaining an independent company and the strategic or recapitalization alternatives that might be undertaken as a stand-alone company, in light of a number of factors, including the risks and uncertainties associated with those alternatives;

■

the terms of the Preferred Stock, the continuing accretion of the liquidation preference of the Preferred Stock if a transaction were not completed and its impact on the value of the Common Stock over time, and that the terms of the Merger Agreement contemplate the Preferred Stock participating pro rata in the Merger Consideration on an ‘as-converted’ basis with the Common Stock instead of applying the Merger Consideration first to the liquidation preference of the Preferred Stock;

■

the Board’s view that Parent was a logical acquirer of the Company after considering that (i) Parent had the financial capacity to complete an acquisition of this size (and the uncertainty of the financial capacity of other potential transaction partners), (ii) the Company presented a strong strategic fit with Parent and (iii) Parent had a track record of successfully completing acquisitions;

■

the Board’s determination that, after engaging in discussions and negotiations with other potential acquirers and extensive negotiations with Parent, the Merger Consideration to be paid by Parent reflected the highest value reasonably available for the Company’s stockholders; and

■

the availability of appraisal rights to the stockholders of the Company who comply with all of the required procedures under Section 262 of the DGCL, which allow such holders to seek appraisal of the fair value of their shares by a Delaware court in lieu of receiving the Merger Consideration.

●

Certainty of Value. The Board considered that the proposed Merger Consideration is to be paid entirely in cash, in comparison to either a transaction in which the Company’s stockholders would receive stock or the risks and uncertainty that would be inherent in continuing to operate as an independent company and executing the Company’s business plan. The Board also considered the likelihood that the closing can occur promptly, most likely in the third quarter of 2015.

●

Likelihood of Completion. The Board considered the degree of certainty that the closing will be achieved, particularly in view of the terms of the Merger Agreement and related documents and the closing conditions, which are limited in scope and number. In that regard, the Board noted:

■	Parent’s financial capacity to complete acquisitions and its track record of completing prior acquisitions;

■	Parent’s management’s understanding of the Company business and their collective experience with businesses of a similar nature to the Company;

■

that Parent’s obligation to complete the Merger is not subject to receipt of financing, and that Parent represented in the Merger Agreement that it will have at the closing of the Merger funds sufficient to enable it to (i) pay the aggregate Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent and Merger Sub in connection with the transactions contemplated by the Merger Agreement, and (iii) satisfy all of the other payment obligations of Parent and Merger Sub contemplated by the Merger Agreement;

■

that Parent committed in the Merger Agreement to use its reasonable best efforts to cause the Merger to be completed, including obtaining regulatory approvals (however, neither the Company nor Parent is required to (i) litigate or contest action, proceeding or determination that would prevent, restrain or prohibit the Merger, (ii) agree to divest or hold separate any assets, properties or businesses of the Company, the Company’s subsidiaries, Parent or any of Parent’s subsidiaries or affiliates, or (iii) take any action that would materially limit Parent’s ability to operate or retain any assets, properties or businesses of Parent, the Company, or any of Parent’s subsidiaries or affiliates);

■	the Board’s beliefs about the likelihood that regulatory approvals (including required approvals of gaming authorities) would be obtained without unacceptable conditions; and

■	the limited conditions to the closing of the Merger.

●

Support of the Onex Stockholders. The Board considered that the Onex Stockholders, which in the aggregate hold shares representing approximately 83.4% of the outstanding voting power (as of April 28, 2015) of the Company’s Common Stock and Preferred Stock, voting together as a single class, are supportive of the transaction. In this regard, the Board noted that the Onex Stockholders would receive the same pro rata consideration for their shares of Common Stock and Preferred Stock as will be received by all the other Company stockholders.

The Board also considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the Merger, including, but not limited to, the following factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

●

the concern of the Board regarding the possible disruption of the Company’s business that could result from announcement of the Merger and the resulting distraction of management’s attention from day-to-day operations of the business and its ability to attract and retain key employees during the pendency of the Merger;

●

that the Company’s stockholders will have no ongoing equity participation in the Company or in Parent following the Merger, and that such stockholders will cease to participate in the surviving corporation’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the shares;

●

the fact that the consummation of the Merger may be delayed or not occur at all, and the Board’s beliefs about the adverse impact such event would have on the Company and its business, including the potential loss of employees, potential diversion of management’s attention from other strategic priorities, and the potential adverse effect on customers and other commercial relationships;

●

the fact that the Merger Agreement prohibits the Company from taking a number of actions relating to the conduct of its business prior to the Effective Time without the prior consent of Parent, which may delay or prevent the Company from undertaking business opportunities that may arise during the pendency of the Merger, whether or not the Merger is completed;

●	the fact that the Company has incurred and will incur substantial expenses related to the transactions contemplated by the Merger Agreement, regardless of whether the Merger is consummated; and

●	the fact that any gain from an all-cash transaction such as the Merger generally will be taxable to the Company’s stockholders for U.S. federal income tax purposes.

In addition, the Board was aware of and considered the interests that the Company’s directors and officers and certain related parties may have with respect to the Merger that differ from, or are in addition to, their interests as stockholders of the Company generally, as described in the section entitled “—Interests of Directors, Executive Officers and Certain Related Parties in the Merger” beginning on page 19 of this information statement.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board in reaching its determination and recommendation. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board recommended the Merger Agreement and the Merger based upon the totality of the information it considered. It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 10 of this information statement.

After considering these factors, the Board concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors and declared the advisability of the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

THE BOARD APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDED THAT THE COMPANY’S STOCKHOLDERS ADOPT THE MERGER AGREEMENT AND APPROVE THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

AS THE ONEX STOCKHOLDERS DELIVERED THE WRITTEN CONSENT ON APRIL 29, 2015, NO FURTHER ACTION BY ANY STOCKHOLDER OF THE COMPANY IS REQUIRED UNDER APPLICABLE LAW OR THE MERGER AGREEMENT (OR OTHERWISE) TO ADOPT THE MERGER AGREEMENT OR APPROVE THE MERGER, AND THE COMPANY WILL NOT BE SOLICITING YOUR VOTE FOR ADOPTION OF THE MERGER AGREEMENT OR THE MERGER AND WILL NOT CALL A STOCKHOLDERS’ MEETING FOR PURPOSES OF VOTING ON THE ADOPTION OF THE MERGER AGREEMENT OR THE MERGER.

Interests of Directors, Executive Officers and Certain Related Parties in the Merger

In considering the recommendation of the Board to adopt the Merger Agreement, you should be aware that the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of the Company’s stockholders generally. The Board was aware of these interests and considered them, among other matters, (i) in evaluating the Merger Agreement, (ii) in reaching its decision to approve the Merger Agreement, and (iii) in recommending to Company stockholders that the Merger Agreement and the Merger be adopted. These interests include those described below.

Treatment of Company Equity-Based Awards

The Merger Agreement provides that each restricted share of Common Stock issued and outstanding under the Company’s non-employee equity incentive plans will become fully vested and will be cancelled and treated as a share entitled to its Pro Rata Portion of the Merger Consideration. As of April 28, 2015, there were 2,000 restricted shares of Common Stock outstanding under the Company’s 2013 Non-Employee Director Restricted Stock Plan that remained subject to vesting. Such shares were held by Larry Krause, one of our directors. Pursuant to the Merger Agreement, such restricted shares will become vested, free of restriction and will be cancelled and converted into the right to receive a Pro Rata Portion of the Merger Consideration.

Accrued Management Fees; Management Agreement Termination Fees

Trilliant Management Agreement

Tropicana Las Vegas is managed by Trilliant Management pursuant to a management agreement, dated May 17, 2010 (the “Management Agreement”), the term of which began December 1, 2010 and by its terms expires on November 30, 2020.

Trilliant Gaming serves as both the general partner of Trilliant Management and the general partner of each of the Onex Stockholders. The Onex Stockholders, in the aggregate, own, and Trilliant Gaming has voting and investment control over, approximately 83.4% of the voting power (as of April 28, 2015) of the Company’s outstanding voting securities. Each of Mr. Alex Yemenidjian, our Chairman of the Board, Chief Executive Officer and President, Mr. Timothy Duncanson, one of our directors, and Mr. Gerald Schwartz, the chairman and controlling stockholder of Onex Corporation, owns one-third of the outstanding voting securities of Trilliant Gaming, and together Messrs. Yemenidjian, Duncanson and Schwartz own 100% of the outstanding voting securities of Trilliant Gaming. A stockholder agreement between Messrs. Yemenidjian, Duncanson and Schwartz sets forth the rights of each of them with respect to control of Trilliant Gaming and, in turn, our securities owned by the Onex Stockholders. The Onex Stockholders were formed by entities affiliated with Onex Corporation.

The Management Agreement requires that the Company pay Trilliant Management, during each contract year, an annual fee equal to the sum of (i) 2% of all revenue from the operation of Tropicana Las Vegas, less complimentary housing, meals and other items granted to third parties by Trilliant Management for promotional purposes consistent with gaming industry practices (the “Revenue Fee”), and (ii) 5% of the amount of earnings before interest, taxes, depreciation and amortization, or EBITDA, from the operation of Tropicana Las Vegas during the term of the Management Agreement, after EBITDA is reduced by the amount of the Revenue Fee (collectively, “Trilliant Management Fees”). To the extent Trilliant Management Fees are not timely paid by the Company, the Management Agreement provides that compounded interest shall accrue on such unpaid amounts at the rate of four percent (4%) annually until such fees are paid in full. The Company is also required to pay Trilliant Management’s out-of-pocket costs and expenses incurred for and during travel and related matters in furtherance of its duties under the Management Agreement, subject to a cap of $7,500 per month absent the Company’s prior written consent. In addition, in connection with a termination of the management Agreement upon a change of control of the Company, the Company is required to pay Trilliant Management a termination fee equal to the aggregate amount paid or payable by the Company under the Management Agreement during the twelve (12) months immediately preceding the date of termination (the “Trilliant Termination Fee”).

Armenco Lease Agreement

Between June 22, 2009 and November 30, 2010, Tropicana Las Vegas was managed by Armenco Holdings LLC (“Armenco”) pursuant to a lease agreement pursuant to which a fee equal to 2% of net revenues and 5% of EBITDA (“Armenco Management Fees”) is required to be paid to Armenco. Armenco is an entity in which Mr. Alex Yemenidjian, our Chairman of the Board, Chief Executive Officer and President holds a majority interest. The Armenco lease agreement was terminated effective December 1, 2010.

Accrued Fees; Termination Fee

Due to restrictions in the Company’s credit facilities, the Company has been accruing a liability for, but has not paid, the Trilliant Management Fees under the Management Agreement or the Armenco Management Fees under the Armenco Lease.

As of March 31, 2015, the Company had $8,275,246 as an accrued liability for Trilliant Management Fees payable due to Trilliant Management for the period of December 1, 2010 through March 31, 2015. Also as of March 31, 2015, an additional $664,445 (representing the aggregate amount of interest calculated in accordance with the terms of the Management Agreement in respect of the Trilliant Management Fees accrued to such date), is due to Trilliant Management pursuant to the Management Agreement. Trilliant Management Fees, and interest thereon, will continue to accrue under the Management Agreement until the Merger is completed. Such fees are in addition to the compensation payable by us to our chief executive officer and director who holds an interest in Trilliant Gaming.

As of March 31, 2015, the Company had $1,668,383 as an accrued liability for Armenco Management Fees payable due to Armenco for the period of July 1, 2009 through November 30, 2010. Such fees are in addition to the compensation payable by us to our chief executive officer and director who holds a majority interest in Armenco.

The Merger Agreement provides that the accrued Trilliant Management Fees and Armenco Management Fees are treated as indebtedness of the Company and will be paid in connection with the consummation of the Merger. In addition, the Merger Agreement contemplates that the Trilliant Management Agreement will be terminated in connection with the Merger, and that the Trilliant Termination Fee will be treated as indebtedness of the Company and paid to Trilliant Management in connection with such termination. The amount of the Trilliant Termination Fee is determined based on the amount of the Trilliant Management Fee paid or payable in respect of the twelve (12) months immediately preceding such termination, and accordingly, the amount of such fee payable in connection with the Merger cannot be determined at this time. By way of example only, if the Merger had occurred on December 31, 2014, the Trilliant Termination Fee would have been $2,300,000, an amount equal to the Trilliant Management Fee accrued by the Company in respect of the twelve (12) months ended December 31, 2014.

Termination Benefits of Executive Officers

Alex Yemenidjian intends to terminate his employment with the Company in connection with the closing of the Merger. Other than payment in respect of his accrued but unused vacation time, estimated to be approximately $368,742 (the “CEO Accrued Vacation Amount”), Mr. Yemenidjian will not be entitled to any payments or benefits pursuant to his employment agreement with the Company, dated July 1, 2009 or any other agreement with the Company in connection with the Merger, and has executed a waiver and release agreement to that effect.

Joanne Beckett is party to an employment agreement entered into on August 4, 2014 with the Company pursuant to which she serves as the Company’s Vice President, General Counsel and Corporate Secretary. Jason Goudie is party to an employment agreement entered into on July 8, 2013 with the Company pursuant to which he serves as the Company’s Vice President and Chief Financial Officer.

Each of the employment agreements for Ms. Beckett and Mr. Goudie provides that in the event the executive’s employment is terminated by the Company other than for Cause (as defined at the end of this paragraph), the executive will be entitled to receive (in addition to any accrued benefits): (i) base salary continuation for a period of six months, to be paid in accordance with the Company’s ordinary payroll practices; (ii) any earned but unpaid compensation under the annual performance bonus plan and (iii) continued coverage, at no cost to the executive or the executive’s then covered dependents, under the Company’s health and insurance programs until the earlier of (x) the expiration of the six-month period (three-month period, for Mr. Goudie) following the date of termination and (y) the date on which the executive becomes eligible for health and insurance coverage from a new employer. Any compensation earned by Ms. Beckett during the six-month period, or by Mr. Goudie, during the three-month period following the date of termination shall be used to offset the Company’s obligations with respect to base salary payments identified in clause (i) in the preceding sentence. In respect of a termination of the executive’s employment by the Company other than for “Cause”, the term “Cause” shall mean: the executive’s (a) failure to abide by the Company’s policies and procedures; (b) misconduct, insubordination, or inattention to the Company’s business, (c) failure to perform the duties required of the executive up to the standards established by the Company, or other material breach of the employment agreement (other than as a result of a disability); (d) fraud, embezzlement, theft or comparable dishonest activity committed by the executive; (e) conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty, possession or use of illegal drugs or moral turpitude; (f) breach, neglect, refusal or failure to materially discharge the executive’s duties or failure to comply with the lawful directions of the Company; (g) failure to disclose the existence of the executive’s obligations under any restrictive covenants, whether enforceable or not; or (h) a violation of the executive’s representation that there is no legal, commercial, contractual or other restriction that precludes or might preclude the executive from fully performing the executive’s obligations under the applicable employment agreement.

In the event the executive terminates his or her employment for Cause (as defined at the end of this paragraph), the executive will be entitled to the same payments as described in the above paragraph, provided, that, the executive may not terminate his or her employment for Cause unless (x) the executive has provided written notice to the Company specifying (i) the facts supporting the existence of Cause and (ii) a date of termination not less than 15 days following the date of the written notice and (y) the Company fails to cure prior to the date of termination specified in the notice. In respect of a termination of employment by the executive for “Cause”, the term “Cause” shall mean: (a) a material, substantial, and permanent reduction in the executive’s duties, responsibilities or authority at the Company without the executive’s prior written consent; (b) a material breach of the employment agreement or (c) the failure of the Company to obtain any requisite license, permit or approval based on suitability from any government authority that would preclude the executive from carrying out his or her duties under the employment agreement.

Each of (i) a termination of the executive’s employment by the Company other than for Cause and (ii) a termination of employment by the executive for Cause, as described above, will hereinafter be referred to as a “Qualifying Termination.”

Table of Severance Benefits

The following table shows the approximate amount that Mr. Yemenidjian will receive upon termination of his employment in connection with the Merger, and the aggregate dollar value of the various elements of compensation that Ms. Beckett and Mr. Goudie would receive in connection with a Qualifying Termination that occurs in connection with or following the closing of the Merger, as required by Item 402(t) of Regulation S-K, assuming that each executive is eligible to receive the maximum severance benefits described in the section entitled “Termination Benefits of Executive Officers” beginning on page 20 of this information statement.

Name	Cash (1)	Benefits Continuation (2)	Total
Alex Yemenidjian	$368,742	$-	$368,742
Joanne Beckett	161,538	9,933	171,471
Jason Goudie	141,400	331	141,731

Notes

(1)

Represents: (i) for Mr. Yemenidjian, the estimated CEO Accrued Vacation Amount as of March 31, 2015 and (ii) for Ms. Beckett and Mr. Goudie, six months’ base salary continuation and their entitled accrued but unused vacation time up to 2 weeks.

(2)	Represents: (i) for Ms. Beckett, 6 months’ benefits continuation and (ii) for Mr. Goudie, 3 months’ benefits continuation.

Transaction Bonuses

The Compensation Committee of the Board adopted and approved an equity bonus pool of up to $2,000,000 in the aggregate (the “Bonus Pool”) pursuant to which the Company may pay transaction bonuses to employees of the Company that have the title of vice president or to our chief executive officer. At the time of mailing of this information statement, the allocation of the Bonus Pool had yet to be determined, however, Mr. Yemenidjian, our chief executive officer was granted authority by the Compensation Committee to allocate the Bonus Pool, a portion of which may be allocated to Ms. Beckett, Mr. Goudie and Mr. Yemenidjian.

Employment Agreements with Surviving Corporation

Ms. Beckett’s employment agreement provides for a three-year term through September 30, 2017, subject to extension of the term for a one-year period at the Company’s election. Mr. Goudie’s employment agreement provides for an initial term through July 7, 2016, subject to extension of the term for a one-year period at the Company’s election.

Indemnification of Directors and Executive Officers; Directors’ and Officers’ Insurance

Under the Merger Agreement, each current and former director and officer of the Company and its subsidiaries are entitled to continuing indemnification from and after the Effective Time by the surviving corporation against losses arising out of or related to such persons’ service as a director or officer of the Company or its subsidiaries, and services performed by them at the request of the Company or its subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to or after the Effective Time, including the transactions contemplated by the Merger Agreement. In addition, the Company has agreed to obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of six (6) years after the Effective Time. For a further description of these provisions of the Merger Agreement, see the section entitled “The Merger Agreement— Directors' and Officers' Indemnification; Insurance” beginning on page 32 of this information statement.

Regulatory and Other Governmental Approvals

Antitrust/HSR

The Merger is subject to review by the U.S. Antitrust Division of the Department of Justice (the “Antitrust Division”) and the U.S. Federal Trade Commission (“FTC”) under the HSR Act. The HSR Act provides that transactions like the Merger may not be completed until certain information and documents have been submitted to the Antitrust Division and the FTC and the applicable waiting period has expired or been terminated. On May 5, 2015, each of Parent and the Company made the requisite filings with the Antitrust Division and the FTC pursuant to the HSR Act and requested early termination of the initial thirty (30) day waiting period. Early termination of the applicable waiting period under the HSR Act was granted effective as of May 18, 2015.

The FTC and the Antitrust Division frequently scrutinize the legality of transactions like the Merger. At any time before or after the consummation of the Merger, notwithstanding the early termination of the applicable waiting period under the HSR Act, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking a divestiture of a substantial portion of the Company’s assets or seeking other conduct relief. At any time before or after the consummation of the Merger, and notwithstanding the expiration or early termination of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief or damages.

Gaming Laws

The Merger is subject to applicable requirements under any federal, state, local or foreign statute, ordinance, rule or regulation governing or relating to gambling, gaming or casino activities and operations, including requirements in respect of any licenses necessary to own and operate gaming facilities (“Gaming Licenses”) and the requirements of (i) the Nevada Gaming Commission, (ii) the Nevada State Gaming Control Board, (iii) the Clark County Gaming and Liquor Licensing Board and (iv) any other governmental entity that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted or proposed to be conducted within its jurisdiction (collectively, “Gaming Authorities”).

The Merger Agreement provides that Parent and Merger Sub agree to prepare and submit to the Gaming Authorities as promptly as practicable (and, in any event, no later than thirty (30) calendar days from the date of the Merger Agreement) all applications and supporting documents necessary to obtain all required Gaming Licenses.

THE MERGER AGREEMENT

This section describes the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about the Company. Such information can be found elsewhere in this information statement and in the public filings the Company makes with the SEC, which may be obtained by following the instructions set forth in the section entitled “Where You Can Find More Information” beginning on page 46 of this information statement.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this information statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by the parties thereto were qualified and subject to important limitations agreed to by the contracting parties in connection with negotiating the terms and conditions of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances under which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk among the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and in some cases were qualified by disclosures that were made by each party to the other, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this information statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this information statement.

Effects of the Merger; Directors and Executive Officers; Certificate of Incorporation; By-laws

At the Effective Time, upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement and in accordance with the DGCL, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, the Company will continue as the surviving corporation as a wholly-owned subsidiary of Parent and the separate corporate existence of the Company will continue unaffected.

The parties will take all actions necessary so that the directors of Merger Sub at the Effective Time will be the initial directors of the surviving corporation from and after the Effective Time. The officers of the Company at the Effective Time will be the initial officers of the surviving corporation from and after the Effective Time. The initial directors and officers will hold office until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the terms of the Certificate of Incorporation and the Bylaws (each as defined below).

The certificate of incorporation of the Company will be amended and restated in the Merger, to be identical to the certificate of incorporation attached as Annex B to the Merger Agreement (the “Certificate of Incorporation”). The bylaws of Merger Sub in effect immediately prior to the Effective Time will be the bylaws of the surviving corporation from and after the Effective Time (the “Bylaws”). The Certificate of Incorporation and Bylaws will remain in effect until thereafter amended in accordance with the applicable provisions of the DGCL.

Effective Time and Closing

The Merger will become effective at the Effective Time. The Effective Time of the Merger will occur at the time that a certificate (the “Certificate of Merger”) is duly filed with the Secretary of State of the State of Delaware on the closing date of the Merger, or at such later time as may be set forth in the Certificate of Merger in accordance with the relevant provisions of the DGCL. Unless the parties agree otherwise, the closing of the Merger will occur on the third business day following the day on which the last to be satisfied or waived of the conditions to closing shall have been satisfied or waived.

The Merger Consideration; Treatment of Common Stock and Preferred Stock

At the Effective Time each outstanding share of Common Stock and Preferred Stock (other than Dissenting Shares, if any, and other Excluded Shares) will be converted into the right to receive a Pro Rata Portion of the Merger Consideration equal to the Base Consideration (i) minus the amount of outstanding indebtedness of the Company prior to the closing of the Merger (which will include, to the extent not paid by the Company prior to the closing of the Merger and, as to the CEO Accrued Vacation Amount, not reflected as a current liability for purposes of calculating the Company’s net working capital in connection with the closing of the Merger, the aggregate amount of the Trilliant Management Fees, the Trilliant Termination Fee, the Armenco Management Fees, the Bonus Pool and the CEO Accrued Vacation Amount, each described in the section entitled “The Merger—Interests of Directors, Executive Officers and Certain Related Parties in the Merger” beginning on page 19 of this information statement), (ii) plus or minus an amount equal to the variance between the actual net working capital of the Company prior to the closing of the Merger and a target amount of net working capital determined as provided in the Merger Agreement, (iii) plus an amount of cash on hand of the Company prior to the closing of the Merger to the extent it exceeds a threshold amount of cash determined in accordance with the Merger Agreement and (iv) if certain liabilities affecting the Company remain outstanding as of the Effective Time, minus $2,600,000.

At the Effective Time, all Dissenting Shares will be automatically cancelled and the holders thereof will cease to have any rights with respect to such Dissenting Shares, except the rights set forth in Section 262 of the DGCL (unless and until such holders fail to perfect or effectively withdraw or lose their respective rights to appraisal under the DGCL). The Dissenting Shares will not be converted into or be exchangeable for the right to receive a Pro Rata Portion of the Merger Consideration; instead, the holders thereof will be paid the “fair value” in cash of such shares as determined by the Delaware Court of Chancery in accordance with Section 262 of the DGCL. If, after the Effective Time, any holder of Dissenting Shares fails to perfect, withdraws or otherwise loses its right to appraisal under the DGCL, that holder’s shares will be treated as if they had been converted as of the Effective Time into the right to receive their Pro Rata Portion of the Merger Consideration, without interest.

At the Effective Time, each share of Common Stock issued and outstanding under the Company’s non-employee equity incentive plans shall become fully vested and shall be treated as a share of Common Stock entitled to a Pro Rata Portion of the Merger Consideration.

Exchange and Payment Procedures

At the Effective Time, Parent will deposit (or cause to be deposited) with the Paying Agent, for the benefit of the record holders of shares, an amount of cash in immediately available funds sufficient to pay the aggregate Merger Consideration payable at the closing of the Merger in accordance with the Merger Agreement.

As promptly as practicable (and in any event, within three (3) business days) after the Effective Time, the Paying Agent will mail to each record holder of shares (whether represented by one or more certificates or by book-entry shares) a letter of transmittal containing detailed instructions for effecting the surrender of the stock certificate(s) (or affidavits of loss in lieu thereof) or book-entry shares in exchange for their Pro Rata Portion of the Merger Consideration and accompanied by two certificates of non-foreign status (one applicable to individuals and one applicable to entities). If your shares are held in “street name” by your bank, brokerage firm, trust or other nominee, you should contact your bank, brokerage firm, trust or other nominee. You will not be entitled to receive your Pro rata Portion of the Merger Consideration until you deliver a duly completed and validly executed letter of transmittal (together with such other documents required by the Paying Agent) to the Paying Agent. If you fail to deliver the applicable certificate of non-foreign status to the Paying Agent at the same time as you delivery such duly completed and validly executed letter of transmittal, Parent shall be entitled to withhold and deduct (or instruct the Paying Agent to withhold and deduct) from any payment to be made to you an amount necessary to comply with applicable law.

No interest will be paid or accrued on any amount payable upon due-surrender of certificate(s) or book-entry shares. In the event of a transfer of ownership of shares that is not registered in the transfer records of the Company, a check for any cash to be delivered upon compliance with the procedures described above may be issued to the transferee if the Paying Agent receives documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid, or are not applicable with respect to such shares.

Parent will be entitled to deduct and withhold from any amounts payable pursuant to the Merger Agreement such amounts as are required to be deducted or withheld therefrom under applicable law. To the extent that amounts are so deducted and withheld, such amounts will be treated as having been paid to the person in respect of whom such deduction and withholding was made for all purposes under the Merger Agreement.

From and after the Effective Time, there will be no transfers on the stock transfer books of the Company of shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificate or book entry share is presented to the surviving corporation, Parent or the Paying Agent for transfer, it will be cancelled and exchanged for the cash amount in immediately available funds to which the holder is entitled pursuant to the foregoing exchange and payment procedures.

These procedures will be described in the letter of transmittal that the Company’s stockholders will receive, which such stockholders should read carefully in its entirety.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by the Company, Parent and Merger Sub. None of the representations and warranties survive the Effective Time. The statements embodied in those representations and warranties were made for purposes of the contract among the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of the date of the Merger Agreement (or other dates specified in the Merger Agreement), may be subject to contractual standards of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk by the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts because they are qualified as described above. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, and these changes may or may not be fully reflected in the Company’s or Parent’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and the Merger Sub that is contained in this information statement, as well as in the filings that the Company and Parent will make and have made with the SEC. The representations and warranties contained in the Merger Agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this information statement.

Company Representations and Warranties

In the Merger Agreement, the Company has made a number of representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

●	due organization, valid existence and good standing of the Company and its subsidiaries;

●	requisite corporate power to own, lease and operate its assets and to carry on its business;

●

the Company’s capital structure as of April 24, 2015, including the particular number of authorized and outstanding shares of Common Stock (including those outstanding under the Company’s 2013 Non-Employee Director Restricted Stock Plan and all other equity incentive plans for non-employee directors) and each series of Preferred Stock;

●

requisite corporate power and authorization to enter into the Merger Agreement (subject to stockholder approvals) and to consummate the transactions contemplated thereby, the enforceability of the Merger Agreement against the Company, and the Board’s approval and recommendation thereof;

●

no conflict between the execution and performance of the Merger Agreement and (i) the Company’s certificate of incorporation or bylaws, (ii) the terms of any Material Contract (as defined below) or (iii) any law, order or Gaming License to which the Company or any of its subsidiaries is subject;

●	consents and approvals required in connection with the Merger Agreement and the consummation of the transactions contemplated thereby;

●	timeliness and accuracy of SEC reporting and compliance with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any applicable rules and regulations promulgated thereunder;

●	accuracy of financial statements and absence of undisclosed liabilities;

●	operation of the businesses of the Company and its subsidiaries in the ordinary course and absence of a Company Material Adverse Effect (as defined below), in each case since December 31, 2014;

●	absence of legal proceedings pending or threatened against the Company;

●	tax matters;

●	employee benefit plans and other labor matters;

●	compliance with applicable federal, state, local, foreign or supranational laws;

●	compliance with environmental laws and authorizations;

●	compliance, since January 1, 2012, with all permits and licenses granted by a governmental entity necessary to conduct its business (including Gaming Licenses);

●	absence of any known, pending or threatened investigations or reviews of the Company or its affiliates or their respective Management Principals by any Gaming Authority or other governmental entity;

●	absence of any known violations or possible violations of any Gaming Law since January 1, 2012 which did or would reasonably be expected to result in a fine or penalty in excess of $250,000;

●

material contracts of the Company and its subsidiaries, including (among others) contracts (i) required to be filed with the SEC, (ii) with respect to partnerships, joint ventures or similar arrangements, (iii) containing covenants limiting any line of business, any channel of distribution or geographical area in which the Company or its subsidiaries may operate, (iv) related to indebtedness in an amount in excess of $500,000 outstanding (other than intercompany indebtedness) or (v) calling for aggregate payments by the Company or any of its subsidiaries in excess of $500,000 (“Material Contracts”);

●	intellectual property;

●	insurance matters;

●	ownership or the right to use all properties and assets necessary to conduct its business;

●	real property matters, including owned and leased real property and franchises or licenses providing the right to utilize a brand name or other rights of a hotel chain;

●	inapplicability of anti-takeover statutes;

●	affiliate transactions;

●	absence of broker fees payable by the Company; and

●	absence of any other representations and warranties.

Company Material Adverse Effect Definition

Certain of the Company’s representations and warranties are qualified as to materiality or a Company Material Adverse Effect. “Company Material Adverse Effect” means a material and adverse effect on the financial condition, assets, liabilities, business, operations or results of operations of the Company and its subsidiaries, taken as a whole, including such an effect caused by a material casualty or condemnation of any or all of the Company’s and its subsidiaries’ properties; provided, that none of the following, and no change, event, occurrence, development or effect arising out of or resulting from any of the following, will constitute a Company Material Adverse Effect or be taken into account in determining whether a Company Material Adverse Effect has occurred:

(i)	Changes in the general condition of:

	(A)	the industries in which the Company and its subsidiaries operate; or

	(B)	the economy, credit, financial or securities markets in the United States or elsewhere in the world, including changes in interest or exchange rates.

(ii)		Any of the following:

	(A)	changes in law, in applicable regulations of any governmental entity, in Generally Accepted Accounting Principles (“GAAP”) or in applicable accounting standards, or in the interpretation or enforcement of any of the foregoing by courts or other governmental entities of applicable jurisdiction, or any changes in general legal, regulatory or political conditions;

(B)	the negotiation, execution or announcement of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, consultants or regulators or any Transaction Litigation (as defined herein);

(C)	acts of war (whether or not declared), sabotage or terrorism, military actions or any escalation or worsening of any such acts of war (whether or not declared), sabotage, terrorism or military actions or other similar force majeure events;

(D)	pandemics, earthquakes, hurricanes, floods, tornados or other natural disasters;

(E)	any action taken by the Company or its subsidiaries that is required by the Merger Agreement or taken at Parent’s written request or with Parent’s written consent, or the failure to take any action by the Company or its subsidiaries if that action is prohibited by the Merger Agreement;

(F)	any failure to meet any internal or public projections, budgets, forecasts or estimates of revenue, earnings, cash flow or cash position (“Forecasts”);

(G)	any change or prospective change in credit ratings and in any analyst recommendations or ratings with respect to the Company or any of its subsidiaries; or

(H)	the identity of, or any facts or circumstances related to, Parent, Merger Sub or their respective affiliates.

However, the changes, events, occurrences, developments or effects described in clauses (i)(A), (i)(B), (ii)(A), (ii)(C) and (ii)(D) above may be taken into account in determining whether there has been Company Material Adverse Effect to the extent such change, event, occurrence, development or effect has had a significantly disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its subsidiaries operate. Moreover, the facts or occurrences underlying any failure to meet any Forecasts, or change or prospective change in credit ratings or in any analyst recommendations or ratings with respect to the Company or any of its subsidiaries (if not otherwise falling within any of the exceptions provided above) may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect.

Parent and Merger Sub Representations and Warranties

In the Merger Agreement, Parent and Merger Sub have made a number of representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

●	due organization, valid existence and good standing of each of Parent and Merger Sub;

●	requisite corporate power to own, lease and operate their respective assets and to carry on their respective businesses;

●	good standing as a foreign entity in each jurisdiction where such qualification is required;

●

authorization to enter into the Merger Agreement and to consummate the transactions contemplated thereby (subject only to the adoption and approval of the Merger Agreement by Parent as the sole stockholder of Merger Sub, which occurred immediately following execution of the Merger Agreement), and the enforceability of the Merger Agreement against each of Parent and Merger Sub;

●

absence of conflict between the execution and performance of the Merger Agreement and (i) the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) the terms of any contract to which Parent or any of its subsidiaries is subject, or (iii) any law, license or judgment to which Parent or any of its subsidiaries is subject;

●	consents and approvals required in connection with the Merger Agreement and the consummation of the transactions contemplated thereby;

●	absence of legal proceedings pending or threatened against Parent or Merger Sub;

●	capital structure of Merger Sub;

●	absence of any abandonment, withdrawal, denial or revocation of a Gaming License, or of an application for a Gaming License, within five (5) years of the date of the Merger Agreement;

●

absence of any known violations or possible violations of any Gaming Law in the previous three (3) years, which did or would reasonably be expected to result in a fine or penalty in excess of $250,000;

●

absence of agreements (i) pursuant to which any stockholder of the Company would be entitled to receive consideration in respects of its shares of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt the Merger Agreement, or (ii) with any member of the Company’s management or directors that relate in any way to the Company or the transactions contemplated by the Merger Agreement;

●	inapplicability of anti-takeover statutes; and

●	absence of any other representations and warranties.

Certain of the Parent’s and Merger Sub’s representations and warranties are qualified as to materiality, where the inaccuracy would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement or materially adversely affect the ability of Parent or Merger Sub to perform their obligations under the Merger Agreement.

Conduct of the Company’s Business Pending the Merger

From the date of the Merger Agreement until the Effective Time, except (i) as required by law, (ii) with Parent’s written consent, (iii) as expressly permitted by the Merger Agreement, or (iv) as required in writing by a governmental entity, the Company is required to (A) conduct the businesses of the Company and its subsidiaries in the ordinary course in all material respects, and (B) use commercially reasonable efforts to preserve the business organizations of the Company and its subsidiaries substantially intact, maintain satisfactory relationships with customers and suppliers, maintain the effectiveness of the Company’s licenses and keep available the services of their key employees.

In addition, from the date of the Merger Agreement until the Effective Date, except (i) as required by applicable laws (including Gaming Laws), (ii) with Parent’s written consent (which shall not be unreasonably withheld, delayed or conditioned), (iii) as expressly permitted by the Merger Agreement, (iv) as required in writing by a governmental entity (including Gaming Authorities), or (v) entering into a written settlement agreement, or other final non-appealable judgment by a court of competent jurisdiction of certain specified outstanding matters, the Company will not, and it will cause its subsidiaries not to (subject to certain exceptions agreed by Parent and the Company in connection with entering into the Merger Agreement):

●	adopt any change in the certificate of incorporation or bylaws of the Company;

●	merge or consolidate the Company or any of its subsidiaries with any other person;

●

make any acquisition of all or substantially all of the capital stock or assets of any other person, whether by way of stock purchase, asset purchase, merger or otherwise (other than formation of new wholly-owned subsidiaries), or of any other assets of any other person for which the fair market value of the total consideration paid by the Company and its subsidiaries exceeds $250,000 individually or $500,000 in the aggregate;

●

issue, sell, deliver, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, delivery, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock or voting debt of the Company or any of its subsidiaries (other than (A) upon conversion of Preferred Stock outstanding as of the date of the Merger Agreement in accordance with the terms thereof and (B) the issuance of shares or other equity securities by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company), or securities convertible or exchangeable into or exercisable for any shares of such capital stock or voting debt, or any options, warrants or other rights to acquire any shares of such capital stock voting debt or such convertible or exchangeable securities, or stock appreciation rights;

●

except for dividends in respect of the Preferred Stock required to be paid or accrued in accordance with the Company’s certificate of incorporation, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except dividends paid by any direct or indirect wholly-owned subsidiary of the Company);

●

reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except for transactions among the Company and its direct or indirect wholly-owned subsidiaries or among the Company’s direct or indirect wholly-owned subsidiaries;

●	change in any material respect its financial or tax accounting policies or procedures, except as required by applicable law or by changes in GAAP;

●

settle, release, waive or compromise any litigation (other than Transaction Litigation) or other pending or threatened proceedings or claims by or before a governmental entity or arbitrator if such settlement, release, waiver or compromise (A) with respect to the payment of monetary damages, involves the payment by the Company or any of its subsidiaries of monetary damages exceeding $250,000 in any individual matter, net of any amount covered by insurance or third-party indemnification in respect of such matter or (B) with respect to non-monetary terms and conditions, imposes or requires actions that would, individually or in the aggregate, reasonably be expected to materially restrict or limit the operations of the business of the Company and its subsidiaries as conducted on the date of the Merger Agreement;

●

(A) grant or provide any severance or termination payments or benefits to any current or former employee of the Company and each subsidiary (“Company Employee”) or any other current or former service provider, (B) increase the compensation or benefits of any current or former Company Employee or any other current or former service provider, other than customary annual increases for non-executive Company Employees in the ordinary course of business consistent with past practice, (C) establish, enter into, adopt, join, terminate or amend any Benefit Plans or any plan, program, arrangement, policy or agreement that would be a Benefit Plan if it were in existence on the date of the Merger Agreement, (D) hire or otherwise retain the services of any new member of the Board, officer or other senior executive, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any contract or Benefit Plan, or (F) except as specifically required by the Merger Agreement, exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan, except, in each case, as required by a Benefit Plan in effect prior to the date of the Merger Agreement and set forth on the applicable disclosure schedule;

●	adopt a plan or agreement of complete or partial liquidation or dissolution;

●	enter into any new line of business;

●

sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any assets of the Company or any of its subsidiaries, other than (A) any sale, lease, assignment, encumbrances or other disposition of inventory in the ordinary course of business consistent with past practice and (B) dispositions of assets if the book value thereof does not exceed $500,000 in the aggregate;

●	fail to maintain its existing insurance coverage of all types;

●

except in the ordinary course of business consistent with past practice, enter into any Material Contract, or amend in any material respect or terminate any Material Contract or waive or grant any release or relinquishment of any material rights under, or renew, any Material Contract; provided, that, except for certain exceptions agreed by parent and the Company in connection with entering into the Merger Agreement, entry into, amendment in any material respect, termination of, waiver or granting of any release or relinquishment of any material rights under, or renewal of, (1) certain specified Material Contracts or (2) entry into any contract (x) with a term of 18 months or more, (y) that is not terminable by the Company or its subsidiaries without fee or penalty upon 90 days’ or less prior notice and (z) that by its terms calls for aggregate payments by or to the Company or any of its subsidiaries in excess of $1,500,000, shall require Parent approval even if entered in the ordinary course of business consistent with past practice;

●

enter into any contract with an affiliate of the Company (other than a wholly-owned subsidiary), or amend in any material respect or, except as contemplated by the Merger Agreement, terminate any such contract or waive or grant any release or relinquishment of any material rights under, or renew, any such contract;

●	spend the amounts maintained in certain accounts of the Company for any purpose other than in connection with the specified matters for which such funds are separately maintained; or

●	agree, authorize or commit to do any of the foregoing acts.

Signing Deposit Escrow; Adjustment Escrow

In connection with entering into the Merger Agreement, the Company, Parent and the Stockholder Representative entered into the Escrow Agreement pursuant to which Parent funded $4,000,000 into the Signing Deposit Escrow that, in certain limited circumstances agreed by Parent and the Company, should be applied by the Company to certain liabilities of the Company prior to the consummation of the Merger. In the event the Merger Agreement is terminated in certain circumstances, the balance remaining in the Signing Deposit Escrow would be released and paid to the Company (in addition to any termination fee payable to the Company in connection with such termination of the Merger Agreement).

In addition, in order to secure payment of any post-closing adjustment of the Merger Consideration determined to be for the account of Parent, $1,000,000 will be deducted from the Merger Consideration otherwise payable at closing of the Merger and deposited into the Adjustment Escrow. Following final determination and payment of any post-closing adjustment to the Merger Consideration in accordance with the Merger Agreement, any amount remaining in the Adjustment Escrow will be distributed first to reimburse the Stockholder Representative for expenses incurred in connection with any disputes related to the post-closing adjustment, and thereafter to the Company’s stockholders based on their Pro Rata Portion.

Stockholder Action by Written Consent

The adoption of the Merger Agreement required the affirmative vote or written consent of stockholders holding a majority of the voting power of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, and two-thirds of the votes cast by holders of such shares voting thereon at a stockholders’ meeting duly called or by written consent.

On April 29, 2015, the Onex Stockholders, representing approximately 83.4% of the voting power (as of April 28, 2015) of the Company’s outstanding shares of Common Stock and Preferred Stock, voting together as a single class, executed and delivered the written consent (a copy of which is attached as Annex B to this information statement) adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger. As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement to adopt the Merger Agreement or approve the Merger, and the Company is not soliciting your vote for the adoption of the Merger Agreement and will not call a stockholder meeting for purposes of voting on the adoption of the Merger Agreement.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action to those stockholders who did not consent in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This information statement constitutes notice to you of action by written consent as required by Delaware law.

Cooperation; Further Action

The Company and Parent shall cooperate with each other and use (and cause their respective subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under the Merger Agreement and applicable laws (including any antitrust law and under applicable Gaming Laws) to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement prior to the outside date, including:

●

Preparing and filing as promptly as practicable after the date of the Merger Agreement all documentation to effect all necessary notices, reports and other filings, and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations (including all Gaming Licenses) necessary or advisable to be obtained from any third party and/or governmental authority (including the Gaming Authorities), including under the HSR Act and Gaming Laws;

●

Filing or causing to be filed, as promptly as practicable after the date of the Merger Agreement (and, in any event, no later than five (5) business days from the date of the Merger Agreement), premerger notifications with respect to the Merger Agreement as required under the HSR Act; and

●

In the case of Parent and Merger Sub, preparing and submitting to the Gaming Authorities, as promptly as practicable (and, in any event, no later than thirty (30) calendar days from the date of the Merger Agreement), all applications and supporting documents necessary to obtain all required Gaming Licenses.

Subject to applicable laws, the Company and Parent shall, upon request by the other, furnish the other with all information concerning itself, as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective subsidiaries to any third party in connection with the Merger, including under the HSR Act, other applicable antitrust law and Gaming Laws.

Parent and the Company shall not take or permit any of their respective affiliates to take any action that would reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by the Merger Agreement. Parent and the Company shall use their reasonable best efforts to resolve, avoid or eliminate impediments or objections that may be asserted by any governmental entity with respect to the transactions contemplated by the Merger Agreement, and to avoid the entry or enactment of any injunction or other order that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Merger Agreement prior to the outside date. Notwithstanding the foregoing, Parent, the Company or any of their respective affiliates shall not be required to (i) litigate or contest any administrative or judicial action, proceeding, injunction or other order that would restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Merger Agreement prior to the outside date, (ii) propose, negotiate, commit to and effect the sale, divesture, disposition, license of any assets, properties, businesses, products, product lines, rights, or services of Parent, its subsidiaries or affiliates, the Company, or the Company’s subsidiaries, or any interests therein, or (iii) otherwise take or commit to take actions that would, after the closing date, materially limit Parent’s freedom of action with respect to, or its ability to retain, one or more of the assets, properties, businesses, product lines, or services of Parent, Company, or Parent’s subsidiaries, affiliates or any interest therein.

Employee Matters

From the Effective Time through the first anniversary of the Effective Time, Parent will provide, or will cause the surviving corporation to provide, to each Company Employee as of immediately prior to the Effective Time (other than any Company Employees covered by a collective bargaining agreement or other contract or work rule or practice with any labor union, labor organization, or works council), to the extent the Company Employee remains employed by the surviving corporation, (i) a base salary or regular hourly wage which is no less than the base salary or regular hourly wage provided to such employee by the Company and its subsidiaries immediately prior to the Effective Time, and (ii) other employee benefits that are comparable, in the aggregate, to those provided to such employee by the Company and its subsidiaries immediately prior to the Effective Time. Without limiting the foregoing, the surviving corporation is not required to keep any person employed for any period of time.

Parent will, or will cause the surviving corporation to, cause any of its employee benefit plans in which a Company Employee is entitled to participate to take into account for purposes of eligibility, vesting, and level of benefits (other than benefit accruals under defined benefit pension plans), service by such employee with the Company, as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company (except to the extent it would result in a duplication of benefits). Without limiting the foregoing, Parent and the surviving corporation may amend or terminate any Benefit Plan in accordance with its terms and applicable law.

Parent Vote

Immediately after the date of the Merger Agreement, Parent voted (or consented with respect to) all of the shares of Merger Sub in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby.

Section 16 Matters

Prior to the Effective Time, the Company shall take such steps as may be reasonably required to cause any dispositions of Company equity securities pursuant to the Merger Agreement by a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Transaction Litigation

In the event that any stockholder litigation related to the Merger Agreement, the Merger or the other transactions contemplated thereby is brought against the Company and/or members of the Board after the date of the Merger Agreement and prior to the Effective Time (“Transaction Litigation”), the Company shall (i) promptly notify Parent of such Transaction Litigation, (ii) keep Parent reasonably informed with respect to the status thereof, and (iii) give Parent the opportunity to participate in the defense or settlement thereof. The Company may not enter into any settlement agreement in respect of any Transaction Litigation that includes terms that would impose any restrictions on Company operations following the closing date without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Directors’ and Officers’ Indemnification; Insurance

From and after the Effective Time, the surviving corporation will (and Parent will cause the surviving corporation to) indemnify (and advance expenses as incurred to the fullest extent permitted by law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification) each present and former director and officer of the Company and its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of or relating to such person’s service as a director or officer of the Company or its subsidiaries, or services performed by such person at the request of the Company or its subsidiaries prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by the Merger Agreement).

Prior to the Effective Time, the Company shall obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of six (6) years after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, or otherwise reasonably acceptable to the Company (“D&O Insurance”), with terms, conditions, retentions and limits of liability at least as favorable in the aggregate as the Company’s existing policies with respect to any actual or alleged error, misstatement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions contemplated thereby).

In the event that Parent or the surviving corporation consolidates with or merges into any other person in a transaction in which Parent or the surviving corporation are not the surviving entities, or Parent or the surviving corporation transfers all or substantially all of their assets to another person, then Parent or the surviving corporation, as applicable, will provide that their respective successors and assigns assume the obligations with respect to director and officer indemnification and insurance set forth in the Merger Agreement.

The indemnification obligations will survive the Merger. The current and former directors and officers of the Company and its subsidiaries will have the right to enforce the provisions of the Merger Agreement relating to their indemnification and insurance and are express third-party beneficiaries of the Merger Agreement for this purpose.

Company Indebtedness

Prior to the Effective Time, the Company shall obtain customary debt payoff letters in respect of the payment in full of all amounts due under the Company’s credit facility, and providing for the release of all liens under, and the termination of, the Company’s credit facility and all related contracts to which the Company or any of its subsidiaries is a party (the “Debt Payoff Documents”).

Stockholder Representative

The Merger Agreement provides that the Stockholder Representative shall have the authority, for and on behalf of the holders of shares (except holders of Dissenting Shares, if any) to take such actions and exercise such discretion as required pursuant to the terms of the Merger Agreement or the Escrow Agreement (and any such actions will be binding on each such holder of shares), including to:

●	receive, hold and deliver to Parent and the surviving corporation stock certificates and any other documents relating thereto on behalf of such holder;

●	give and accept communications and notices on behalf of such holder;

●	defend, negotiate, agree to, enter into settlements and compromises of, and comply with orders and awards of courts with respect to claims against such holder;

●

defend, negotiate, agree to, enter into settlements and compromises of, and comply with orders and awards of courts with respect to any claims or disputes related to the Merger Agreement or the Escrow Agreement on behalf of such holder;

●	amend, supplement, change or waive any provision of the Merger Agreement, subject to compliance with the terms thereof; and

●	take any and all actions necessary or appropriate in the sole discretion of the Stockholder Representative to accomplish any of the foregoing actions.

A decision, act, consent or instruction of the Stockholder Representative under or relating to the Merger Agreement constitutes a decision for all persons who held shares immediately prior to the Effective Time, and shall be final, binding and conclusive upon each such person. Parent and Merger Sub are relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

The Stockholder Representative is entitled to reimbursement from the holders of shares of any and all fees, expenses and costs incurred in the performance of the Stockholder Representative’s duties under the Merger Agreement.

The holders of shares immediately prior to the Effective Time who received, or are entitled to receive, the Merger Consideration shall, in proportion to the number of shares held compared to the total number of shares outstanding (including in each such case, the number of shares of Common Stock into which each share of Preferred Stock held by such holder is convertible immediately prior to the Effective Time), indemnify and hold harmless the Stockholder Representative and its partners, stockholders, affiliates, directors, officers, fiduciaries, employees and agents of each of the foregoing (the “Representative Indemnified Parties”) from and against all losses, liabilities, claims or expenses incurred or suffered by the Representative Indemnified Parties as a result of, or arising out of, or relating to any and all actions taken or omitted to be taken by the Stockholder Representative under the Merger Agreement or the Escrow Agreement or in connection with the incurrence, payment, discharge or settlement of any of the obligations of such holders of shares, except for any such losses, liabilities, claims or expenses that arise on account of the Stockholder Representative’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final adjudication. None of the Representative Indemnified Parties will be liable to any holder of shares in respect of such arrangements or actions or omissions in connection therewith, except to the extent that such actions or omissions constitute gross negligence or willful misconduct.

Other Covenants

The Merger Agreement contains certain other covenants among Parent, Merger Sub and the Company, including covenants relating to the preparation of this information statement, access to Company information before the Effective Time, public announcement of the Merger, expenses incurred in connection with the Merger, exempting the transactions contemplated by the Merger Agreement from anti-takeover statutes, notification of facts, circumstances, events or actions that will (or would reasonably be expected to) result in a failure to timely satisfy any of the closing conditions and tax matters (including equal sharing of all transfer taxes).

Conditions to the Merger

Company, Parent and Merger Sub

Each of the Company’s, Parent’s and Merger Sub’s obligation to complete the Merger is subject to the fulfillment or written waiver at or prior to the Effective Time of the following conditions:

●

the Company stockholder approval having been obtained (which occurred when the Onex Stockholders delivered the written consent on April 29, 2015) and this information statement having been mailed to stockholders at least 20 days prior to the closing of the Merger;

●

any waiting period (or extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated (which occurred when early termination was granted on May 18, 2015);

●	obtaining the Nevada Gaming Approvals;

●

the absence of any order, decree, stay or injunction of a court or governmental entity of competent jurisdiction, or any statute, rule or regulation in effect that prohibits consummation of the Merger; and

●	entry into the Escrow Agreement by the Company, Parent and the Stockholder Representative (which occurred when such parties entered into the Escrow Agreement on April 28, 2015).

Company

The Company’s obligation to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

●

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date or, if given as of some other time, as of such other time, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement;

●	Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement; and

●	the Company shall have received a certificate signed by a senior executive officer of Parent certifying satisfaction of each of the above conditions.

Parent and Merger Sub

The obligation of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Buyer and Merger Sub of the following conditions:

●	the representations and warranties of the Company set forth in the Merger Agreement:

■

relating to the absence of a Company Material Adverse Effect between December 31, 2014 and the date of the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement;

■

relating to (i) organization and qualification of the Company, (ii) the outstanding equity securities of the Company, (iii) corporate authority and approval of the Merger Agreement, (iv) the absence of any Company obligation to pay a commission or finder’s fee in connection with the Merger and (v) the Company’s good and marketable title to its owned real property free and clear of liens, other than permitted liens, being true and correct (disregarding all materiality and Company Material Adverse Effect qualifications (see the section entitled “— Company Material Adverse Effect Definition” beginning on page 26 of this information statement for a description of the definition of Company Material Adverse Effect) contained in such representations and warranties) in all material respects as of the date of the Merger Agreement and as of the closing date or, if given as of some other time, as of such other time;

■

all representations and warranties other than those set forth in the above two bullets being true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the closing date or, if given as of some other time, as of such other time, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

●	the Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement;

●	Parent shall have received a certificate signed by the chief executive office or chief financial officer of the Company certifying satisfaction of the above two conditions;

●	since the date of the Merger Agreement there shall not have occurred a Company Material Adverse Effect;

●	the Company shall have obtained and delivered to Parent the Debt Payoff Documents;

●	Parent shall have obtained the Parent Gaming Approvals;

●	certain agreements of the Company shall not have been terminated (except in certain circumstances agreed upon by the Company and Parent).

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

●	by mutual written consent of the Company and Parent;

●	by action of either the board of directors of Parent or the Board if:

■

the Merger is not consummated on or before the outside date; provided that the right to terminate the Merger Agreement on this basis shall not be available to any party if the failure of the Merger to have been consummated on or prior to the outside date was primarily due to the failure of the party seeking to terminate the Merger Agreement to perform any of its obligations thereunder;

■

an order, decree, stay or injunction permanently restraining or otherwise prohibiting consummation of the Merger shall have become final and non-appealable; provided that the right to terminate the Merger Agreement on this basis shall not be available to any party if the enactment, issuance, promulgation, enforcement or entry of such order, decree, stay or injunction, or such order, decree, stay or injunction becoming final and non-appealable, was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement; or

■

if there is a breach by Parent or Merger Sub, on the one hand, or the Company on the other hand, of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach would result in a failure to satisfy, in the case of a breach by the Company, a condition to Parent’s and Merger Sub’s obligation to close and, in the case of a breach by Parent or Merger Sub, a condition to the Company’s obligation to close, and in any case, such breach is incapable of being cured by the outside date or has not been cured prior to the earlier of the outside date and the date that is 30 days following receipt of written notice of such breach; provided that such terminating party is not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement that would result in the failure to satisfy a condition to the other party’s obligation to close.

Effect of Termination

If the Merger Agreement is terminated in accordance with the foregoing, the Merger Agreement will become void and of no effect with no liability to any person by any party thereto (or any of its representatives or affiliates), except that (i) the confidentiality agreement between Parent and the Company, (ii) the obligations of the parties for payment of costs and expenses incurred in connection with the Merger, (iii) the obligation of Parent to pay the termination fee described below (if due and payable and upon the terms and subject to the conditions set forth in the Merger Agreement), and (iv) certain other general provisions shall each survive termination of the Merger Agreement. Notwithstanding the foregoing, termination of the Merger Agreement shall not relieve or release any party from liability arising from any failure to consummate the Merger and the transactions contemplated by the Merger Agreement if required pursuant to the Merger Agreement, or fraud or an intentional and material breach of any provision of the Merger Agreement prior to such termination.

Termination Fees

Parent must pay the Company a termination fee of $21,000,000 in the event that the Merger Agreement is terminated as follows:

●

by either Parent or the Company as a result of the Merger not having been consummated by the outside date, provided that all of the conditions to effect the Merger (as described in the section entitled “—Conditions to the Merger” beginning on page 34 of this information statement) shall have been satisfied or shall be capable of being satisfied at such time, but the Parent Gaming Approvals have not been obtained or are not in full force and effect; or

●	by either Parent or the Company as a result of a final and non-appealable order which permanently restrains, enjoins or otherwise prohibits consummation of the Merger and which relates to Gaming Laws.

Upon payment of the termination fee, none of Parent, Merger Sub or any of their respective representatives shall have any further liability or obligation relating to or arising out of the Merger Agreement or any of the transactions contemplated thereby or any matters forming the basis for such termination. In no event will Parent be obligated to pay more than one termination fee.

In addition, upon termination of the Merger Agreement for any reason (other than termination by Parent if there is a breach by the Company of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach would result in a failure to satisfy a condition to Parent’s and Merger Sub’s obligation to close as provided in the Merger Agreement), any remaining balance in the Signing Deposit Escrow as of the date of such termination will be released to the Company and shall be in addition to any termination fee described above.

Assignment

Neither the Merger Agreement nor any of the rights, interests or obligations thereunder may be assigned by any of the parties thereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

Modification or Amendment

Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties may modify or amend the Merger Agreement by written agreement executed and delivered by duly authorized officers of the respective parties. However, after stockholder approval of the Merger Agreement, if, by law, any such amendment to the Merger Agreement requires the further approval of the stockholders, no such amendment may be made without such further approval.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion is a summary of the material U.S. federal income tax consequences of the Merger that are relevant to certain holders of shares of Common Stock or Preferred Stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”; the Treasury Regulations promulgated under the Code; court decisions; administrative rulings; published positions of the Internal Revenue Service, which we refer to as the “IRS”; and other applicable authorities; all as in effect on the date of this information statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Common Stock or Preferred Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion is for general information purposes only and does not address all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, this discussion does not address:

●

tax consequences to holders that may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; and certain expatriates or former long-term residents of the United States;

●	tax consequences to holders holding their shares as part of a hedging, constructive sale or conversion, straddle or other risk-reducing transaction;

●	tax consequences to holders that received their shares of Common Stock or Preferred through the exercise of employee stock options or otherwise as compensation for services;

●	tax consequences to holders that own an equity interest, actually or constructively, in Parent or the surviving corporation following the Merger;

●	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

●	the U.S. federal estate, gift or alternative minimum tax consequences, if any, to holders; or

●	any state, local or non-U.S. tax consequences.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Common Stock or Preferred Stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of Common Stock or Preferred Stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of shares of Common Stock or Preferred Stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●

a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia (or is otherwise treated as a domestic corporation);

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●

a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of Common Stock or Preferred Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received in the merger and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. If a U.S. Holder acquired different blocks of shares of Common Stock or Preferred Stock at different times or different prices, such U.S. Holder must determine its gain or loss and holding period separately with respect to each block. Such gain or loss generally will be treated as capital gain or loss and generally will be treated as long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. Long-term capital gains of non-corporate U.S. Holders generally are subject to U.S. federal income tax at preferential rates. There are limitations on the deductibility of capital losses.

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds may be subject to an additional 3.8% Medicare contribution tax on unearned income, including, among other things, capital gains resulting from the Merger, subject to certain limitations and exceptions. U.S. Holders should consult their tax advisors regarding the potential application of this additional tax.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Common Stock or Preferred Stock that is, for U.S. federal income tax purposes, neither a U.S. Holder nor a partnership or an entity or arrangement that is treated as a partnership.

Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment, such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

●

the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such non-U.S. holder generally will be taxed in the same manner as a U.S. Holder (as described above), except that if such Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower rate under an applicable tax treaty);

●

such Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the completion of the Merger, and certain other specified conditions are met, in which case such Non-U.S. Holder’s net U.S. source taxable gain may be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

●

such Non-U.S. Holder is a nonresident alien individual or foreign corporation and the Company was a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the completion of the Merger and such Non-U.S. Holder’s holding period with respect to its Common Stock or Preferred Stock. The term “United States real property holding corporation” means any corporation if the fair market value of its United States real property interests equals or exceeds 50 percent of the fair market value of the sum of (i) its United States real property interests, (ii) its interests in real property located outside the United States, and (iii) any other of its assets which are used or held for use in a trade or business. The parties intend to treat the Company as a “United States real property holding corporation.” Consequently, a Non-U.S. Holder that is a “foreign person” within the meaning of Section 1445(f)(3) of the Code will generally be subject to a withholding tax. Non-U.S. Holders that are “foreign persons” should consult their tax advisors regarding the possible application of the Foreign Investment in Real Property Tax Act (“FIRPTA”) to their particular circumstances.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a rate of 28%) may apply to the proceeds received by a holder pursuant to the Merger. Information reporting generally will not apply to the proceeds received by a Non-U.S. Holder that provides a certification of its foreign status on IRS Form W-8 (or a substitute or successor form). Backup withholding generally will not apply to a holder that (1) furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on a properly completed IRS Form W-9 (or a substitute or successor form), (2) provides a certification that such holder is not a U.S. person on an appropriate and properly completed IRS Form W-8 (or a substitute or successor form), or (3) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

THE FOREGOING DISCUSSION IS PROVIDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY U.S. FEDERAL ESTATE OR GIFT TAX CONSEQUENCES OF THE MERGER AND ANY TAX CONSEQUENCES OF THE MERGER UNDER STATE, LOCAL OR NON-U.S. LAW.

MARKET PRICES OF THE COMPANY’S STOCK AND DIVIDEND INFORMATION

As of April 29, 2015, the date the written consent adopting the Merger Agreement was delivered by the Onex Stockholders, there were 4,670,151 shares of Common Stock outstanding and held by approximately 42 stockholders of record and 2,062,085 shares of Preferred Stock outstanding (convertible as of such date into an aggregate of 19,386,255 shares of Common Stock) and held by approximately 62 stockholders of record.

None of our securities are listed on any national securities exchange and there is currently no public market for any of our securities. We have not paid dividends in the past, and do not plan to pay dividends in the future on shares of our Common Stock, however, pursuant to the terms of the Preferred Stock in the applicable certificates of designations therefor, dividends have been accruing thereon since the initial date of issuance of each share of Preferred Stock at the rate of 12.5% per annum and will continue to accrue in accordance with the terms of the applicable series of Preferred Stock until immediately prior to the Effective Time. In addition, except for the accrual of dividends on shares of Preferred Stock in accordance with their terms, the provisions of the Merger Agreement do not allow us to declare or pay a dividend prior to the earlier of consummation of the Merger or the termination of the Merger Agreement.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the full text of Section 262 of the DGCL which is attached to this information statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL will result in a loss of appraisal rights.

If you comply with the applicable statutory procedures of Section 262 of the DGCL, you may be entitled to appraisal rights under Section 262 of the DGCL. To exercise and perfect appraisal rights, a record holder of shares of Common Stock or Preferred Stock must follow precisely the statutory procedures required by Section 262 of the DGCL.

Section 262 of the DGCL is reprinted in its entirety as Annex C attached to this information statement. Set forth below is a summary description of Section 262 of the DGCL. The following is intended as a brief summary of the material provisions of statutory procedures required to be followed by a stockholder to perfect appraisal rights under Section 262 of the DGCL. This summary, however, is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which is attached to this information statement as Annex C. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of the shares of Common Stock or Preferred Stock as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of shares of Common Stock or Preferred Stock who did not consent to the adoption of the Merger Agreement, who submit a demand for appraisal rights and follow the other procedures set forth in Section 262 of the DGCL and who do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, will be entitled to have their shares appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of those shares, together with interest, if any, to be paid upon the amount determined to be “fair value,” but exclusive of any element of value arising from the accomplishment or expectation of the Merger.

Under Section 262 of the DGCL, where a merger is approved by stockholders acting by written consent in lieu of a meeting of the stockholders, then, either the constituent corporation before the effective date of the merger, or the surviving corporation within ten (10) days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. For purposes of determining the stockholders entitled to receive the notice required under Section 262 of the DGCL, each constituent corporation may fix in advance, a record date that shall not be more than ten (10) days prior to the date notice is given, provided, that if the notice is given on or after the effective date of the merger, the record date shall be such effective date. If no record date is fixed in advance and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given. This information statement constitutes such notice to the holders of shares of Common Stock and Preferred Stock as of [●], 2015, the date fixed as the record date for such notice, and Section 262 of the DGCL is attached to this information statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL. Holders of shares of Common Stock or Preferred Stock who desire to exercise their appraisal rights must submit to the Company a written demand for appraisal of their shares of Common Stock or Preferred Stock no later than twenty (20) days after the date of mailing of this information statement (which includes the notice of written consent and appraisal rights), or [●], 2015. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Common Stock or Preferred Stock. If you wish to exercise your appraisal rights in respect of your shares of Common Stock or Preferred Stock, you must continue to hold such shares of Common Stock or Preferred Stock through the Effective Time. A stockholder who is the record holder of shares of Common Stock or Preferred Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

All written demands for appraisal of shares of Common Stock or Preferred Stock must be mailed or delivered to:

Tropicana Las Vegas Hotel and Casino, Inc.

Attention: General Counsel
3801 Las Vegas Boulevard South
Las Vegas, Nevada 89109

Only a holder of record of shares of Common Stock or Preferred Stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a holder of shares of Common Stock or Preferred Stock (a) must be executed by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) (or, in the case of uncertificated shares, in the transfer agent’s records), (b) should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name and (c) must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he, she or it is not the record holder of the shares of Common Stock or Preferred Stock. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm, trust or other nominee, submit the required demand in respect of those shares of Common Stock or Preferred Stock. If you hold your shares of Common Stock or Preferred Stock through a bank, brokerage firm, trust or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm, trust or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the bank, brokerage firm, trust or the other nominee. A person having a beneficial interest in shares held of record in the name of another person, such as a broker, bank, trust or other nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights in accordance with Section 262 of the DGCL.

If shares of Common Stock or Preferred Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by the fiduciary in that capacity. If the shares of Common Stock or Preferred Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two (2) or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm, trust or other nominee, who holds shares of Common Stock or Preferred Stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Common Stock or Preferred Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Common Stock or Preferred Stock as to which appraisal is sought. Where no number of shares of Common Stock or Preferred Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock or Preferred Stock held in the name of the record owner. If you hold shares of Common Stock or Preferred Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares of Common Stock or Preferred Stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

On or within ten (10) days after the Effective Time, the Company, as the surviving corporation in the Merger, must give written notice that the Merger has become effective to each of the Company’s stockholders, provided that if such notice is sent more than twenty (20) days following the mailing of this information statement, such notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded an appraisal of such holder’s shares in accordance with Section 262 of the DGCL. At any time within sixty (60) days after the Effective Time, any stockholder who has demanded an appraisal, but has not commenced an appraisal proceeding or joined a proceeding as a named party, may withdraw the demand and accept such stockholder’s Pro Rata Portion of the Merger Consideration by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within sixty (60) days after the Effective Time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of such stockholder’s shares as determined in any such appraisal proceeding, which value could be less than, equal to or more than such stockholder’s Pro Rata Portion of the Merger Consideration.

Within one hundred twenty (120) days after the Effective Time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Common Stock or Preferred Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders of shares of Common Stock or Preferred Stock should not assume that the surviving corporation will file a petition.

Accordingly, it is the obligation of the holders of shares of Common Stock or Preferred Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Common Stock or Preferred Stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could result in a loss of such stockholder’s appraisal rights. In addition, within one hundred twenty (120) days after the Effective Time, any stockholder who has properly complied with the requirements of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Common Stock or Preferred Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten (10) days after such written request has been received by the surviving corporation, or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Common Stock or Preferred Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within twenty (20) days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Common Stock or Preferred Stock and with whom agreements as to the value of their shares of Common Stock or Preferred Stock have not been reached by the surviving corporation. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who hold stock represented by certificates and who have demanded payment for their shares of Common Stock or Preferred Stock to submit their certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. After determination of the stockholders entitled to appraisal of their shares of Common Stock or Preferred Stock, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court of Chancery will determine the fair value of the shares of Common Stock or Preferred Stock, as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender of the certificates representing shares of Common Stock or Preferred Stock, in the case of holders of shares represented by certificates, and forthwith, in the case of holders of uncertificated shares. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, such stockholder’s Pro Rata Portion of the Merger Consideration. Moreover, we do not anticipate offering more than a stockholder’s Pro Rata Portion of the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of such stockholder’s shares of Common Stock or Preferred Stock is less than such Stockholder’s Pro Rata Portion of the Merger Consideration. In determining “fair value,” the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the parties participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Common Stock or Preferred Stock entitled to appraisal. In the absence of such a determination or assessment, each party bears her, his or its own expenses. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of Common Stock or Preferred Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Common Stock or Preferred Stock, other than with respect to payment of a dividend or distribution as of a record date prior to the Effective Time. If no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of Common Stock or Preferred Stock will be deemed to have been converted at the Effective Time into the right to receive such stockholder’s Pro Rata Portion of the Merger Consideration. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL at any time within sixty (60) days after the Effective Time (or thereafter with the written approval of the Company) and accept such stockholder’s Pro Rata Portion of Merger Consideration offered pursuant to the Merger Agreement. Once a petition for appraisal has been filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of the Company without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, that such restriction shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the appraisal proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept such stockholder’s Pro Rata Portion of the Merger Consideration, within sixty (60) days after the Effective Time. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 29, 2015 with regard to the following criteria (i) each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our directors and named executive officers as a group. Unless otherwise noted below, the address for each holder listed below is c/o Tropicana Las Vegas Hotel and Casino, Inc., 3801 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

The calculations of beneficial ownership in this table are based on 4,670,151 shares of our Common Stock, 750,000 shares of our Class A Convertible Preferred Stock (“Class A Preferred”) (convertible as of April 29, 2015 into 5,982,590 shares of Common Stock), 545,585 shares of our Class A Series 2 Convertible Preferred Stock (“Class A-2 Preferred”) (convertible as of April 29, 2015 into 4,023,629 shares of Common Stock), 350,000 shares of our Class A Series 3 Convertible Preferred Stock (“Class A-3 Preferred”) (convertible as of April 29, 2015 into 3,784,776 of Common Stock), and 416,500 shares of our Class A Series 4 Convertible Preferred Stock (“Class A-4 Preferred”) (convertible as of April 29, 2015 into 5,595,260 shares of Common Stock), outstanding as of April 29, 2015.

Names of Beneficial Owner	Beneficial Ownership of Common Stock(1)
	Shares(2)	Percent
Principal Stockholders:
All stockholders party to the Stockholders’ Agreement (3)	24,056,406	100.0%
Directors and Executive Officers:
Alex Yemenidjian (4)	24,056,406	100.0%
Timothy Duncanson (4)	24,056,406	100.0%
Judy Mencher (5)	4,000	**
Larry Krause (5)	4,000*	**
Michael Ribero (5)	4,000	**
Joanne Beckett	—	—
Jason Goudie	—	—
All Directors and Executive Officers as a Group (7 persons) (4)(5):	24,056,406	100.0%

Notes

(1)     We currently have no stock options or other rights outstanding that would give any of our stockholders the right to acquire voting or investment power over additional shares of our capital stock, other than the rights of holders of our Class A Preferred, Class A-2 Preferred, Class A-3 Preferred, and Class A-4 Preferred to convert their shares of Preferred Stock into shares of our Class A Common Stock or our Class B Common Stock. Our Class B Common Stock, of which there are currently no outstanding shares, is identical in every respect to our Class A Common Stock except that Class B Common Stock has no voting rights. Shares of Class A Common may be converted at any time for an equal number of shares of Class B Common, and vice versa. However, a holder of our shares of Class A Preferred, Class A-2 Preferred, Class A-3 Preferred, Class A-4 Preferred or Class B Common Stock may only convert such shares into Class A Common Stock if such holder has received all necessary licenses, findings of suitability or other approvals from applicable Nevada gaming authorities.

(2)      Reflects, to the extent applicable to a listed holder, shares of Common Stock outstanding and the number of shares of Common Stock issuable upon conversion of outstanding shares of Preferred Stock if such shares were converted into shares of Common Stock as of April 29, 2015. The number of shares of Common Stock issuable upon conversion of a share of Preferred Stock is calculated in accordance with the certificate of designations for each series of Preferred Stock, as applicable, by dividing (A) the sum of (i) the original purchase price of the applicable share of Preferred Stock and (ii) the amount of cumulated dividends with respect to such share of Preferred Stock from the original issue date to the date of conversion, by (B) the applicable conversion price of such share of Preferred Stock.

(3)      All of our stockholders are a party to that certain Stockholders’ Agreement, dated July 1, 2009 (“Stockholders Agreement”), which contains certain agreements as to voting. As a result, all of our stockholders may be deemed to be a group for the purposes of Section 13 of the Securities and Exchange Act of 1934, as amended, with each of such stockholders being deemed to have beneficial ownership of all of the shares owned by the group. However, except as otherwise noted, each of our stockholders disclaims beneficial ownership of shares of our capital stock not held directly by such stockholder.

(4)     Includes 3,328,447 shares of Class A Common, 611,472 shares of Class A Preferred (before conversion; 4,876,495 shares of Common Stock on an as-converted basis), 456,059 shares of Class A-2 Preferred (before conversion; 3,363,384 of Common Stock on an as-converted basis), 287,300 shares of Class A-3 Preferred (before conversion; 3,106,761 of Common Stock on an as-converted basis) and 400,000 shares of Class A-4 Preferred (before conversion; 5,377,384 of Common Stock on an as-converted basis) that are considered beneficially owned by Trilliant Gaming, and shares of Common Stock, and shares of Common Stock issuable upon the conversion of shares of Preferred Stock, held by other parties to the Stockholders Agreement (which shares Messrs. Yemenidjian and Duncanson disclaim beneficial ownership) (see Note 3 above).

(5)      Each of Ms. Judy Mencher, Mr. Larry Krause and Mr. Michael Ribero was elected pursuant to the terms of the Stockholders Agreement, with Mr. Krause and Mr. Ribero being an independent director designated by the Onex Stockholders or their affiliates, and Ms. Mencher being an independent director appointed by our minority stockholders, defined as stockholders (other than the Onex Stockholders) with beneficial ownership of more than 5% of the outstanding shares of our capital stock. Ms. Mencher, Mr. Krause and Mr. Ribero meet the qualifications of an independent director under the rules promulgated by the New York Stock Exchange. Ms. Mencher, Mr. Krause and Mr. Ribero hold a small interest of Common Stock directly, however, each disclaims beneficial ownership of any shares of Common Stock beneficially owned by other parties.

*       Restricted stock with vesting schedule.

**     Represents holding percentage of less than 1%.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports and other documents with the SEC. These reports, and other information contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. The Company’s SEC filings made electronically are available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “Investor Relations” section of the Company’s website at www.troplv.com. Our website address is being provided as an inactive textual reference only. The information provided on our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the Effective Time. The Company also incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:

SEC File Number 000-53894	Period
Current Reports on Form 8-K	Filed on April 29, 2015, December 30, 2014, November 21, 2014, August 7, 2014 and April 30, 2014
Annual Report on Form 10-K	Year Ended December 31, 2014 (Filed on February 13, 2015)
Quarterly Report on Form 10-Q	Period Ended March 31, 2015 (Filed on May 5, 2015)

The Company undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Tropicana Las Vegas Hotel and Casino, Inc.

Attn: Investor Relations

3801 Las Vegas Boulevard South
     Las Vegas, Nevada 89109

(702)-739-3530

Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to Parent and Merger Sub.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of our information statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document. Please direct your inquiry or request by mail or telephone to the Company at the above address and telephone number.

If you want to receive separate copies of this information statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in or incorporated by reference in this information statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this information statement. This information statement is dated [●], 2015. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this information statement.

Annex A

AGREEMENT AND PLAN OF MERGER

among

TROPICANA LAS VEGAS HOTEL AND CASINO, INC.,

PENN NATIONAL GAMING, INC.,

 LV MERGER SUB, INC.,

and

Trilliant Gaming Nevada Inc.

(as the Stockholder Representative)

Dated as of April 28, 2015

TABLE OF CONTENTS

Page

ARTICLE I The Merger; Closing; Effective Time		1

1.1.	The Merger	1
1.2.	Closing	1
1.3.	Effective Time	1

ARTICLE II Certificate of Incorporation and Bylaws of the Surviving Corporation		2

2.1.	The Certificate of Incorporation	2
2.2.	The Bylaws	2

ARTICLE III Directors and Officers of the Surviving Corporation		2

3.1.	Directors	2
3.2.	Officers	2

ARTICLE IV Effect of the Merger on Capital Stock; Exchange of Certificates		2

4.1.	Effect on Capital Stock	2
4.2.	Payment	7
4.3.	Equity Awards	10
4.4.	Adjustments to Prevent Dilution	10

ARTICLE V Representations and Warranties		10

5.1.	Representations and Warranties of the Company	10
5.2.	Representations and Warranties of Parent and Merger Sub	23

ARTICLE VI Covenants		26

6.1.	Interim Operations	26
6.2.	Specified Matter and Related Escrow	28
6.3.	Information Statement	29
6.4.	Stockholders Approval	29
6.5.	Filings; Other Actions; Notification	29
6.6.	Access and Reports	31
6.7.	Publicity	32
6.8.	Employee Benefits	32
6.9.	Expenses	33
6.10.	Takeover Statutes	33
6.11.	Parent Vote and Merger Sub	33
6.12.	Rule 16b-3	33
6.13.	Transaction Litigation	33
6.14.	Director and Officer Liability	34
6.15.	Transfer Taxes	34
6.16.	No Intermediary Transaction Tax Shelter	35
6.17.	Stockholder Representative	35
6.18.	Certain Notifications	35

6.19.	Indebtedness	36
6.20.	Tax Matters	36

ARTICLE VII Conditions		36

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	36
7.2.	Conditions to Obligations of Parent and Merger Sub	37
7.3.	Conditions to Obligation of the Company	37
7.4.	Frustration of Closing Conditions	38

ARTICLE VIII Termination		38

8.1.	Termination by Mutual Consent	38
8.2.	Termination by Either Parent or the Company	38
8.3.	Termination by the Company	38
8.4.	Termination by Parent	39
8.5.	Effect of Termination and Abandonment	39

ARTICLE IX Miscellaneous and General		40

9.1.	Survival	40
9.2.	Modification or Amendment; Waivers	40
9.3.	Waiver of Conditions	40
9.4.	Counterparts	40
9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; PROCESS AGENT; REMEDIES	40
9.6.	Notices	41
9.7.	Entire Agreement	42
9.8.	No Third Party Beneficiaries	42
9.9.	Obligations of Parent and of the Company	42
9.10.	Mutual Drafting	42
9.11.	Definitions	42
9.12.	Severability	42
9.13.	Interpretation; Construction	43
9.14.	Disclosure Schedules	43
9.15.	Assignment; Binding Effect	43
9.16.	Legal Representation	44
9.17.	Certain Lender Agreements	44

Annex A	Defined Terms
Annex B	Form of Amended & Restated Certificate of Incorporation
Annex C	Illustrative Calculation of Merger Consideration
Annex D	Form of Irrevocable Stockholder Written Consent
Annex E	Listed Stockholders

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of April 28, 2015, among Tropicana Las Vegas Hotel and Casino, Inc., a Delaware corporation (the “Company”), Penn National Gaming, Inc., a Pennsylvania corporation (“Parent”), LV Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and Trilliant Gaming Nevada Inc., a Delaware corporation, as the stockholder representative (the “Stockholder Representative”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that it is fair to, advisable and in the best interests of the Company and the holders of the Class A common stock of the Company, par value $.01 per share (the “Common Stock”), and the holders of each series of preferred stock of the Company, par value $.01 per share (the “Preferred Stock”), to enter into this Agreement with Parent and Merger Sub, providing for the merger (the “Merger”) of Merger Sub with and into the Company, with the Company as the surviving corporation of the Merger (the “Surviving Corporation”);

WHEREAS, the Company Board and the respective boards of directors of Parent and Merger Sub have approved the Merger upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as an express condition to the willingness of Parent and Merger Sub to enter into this Agreement, Alex Yemenidjian is entering into a Non-Competition Agreement with Parent pursuant to which, among other things, he has agreed not to compete with the Company for specified periods; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1.     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, in accordance with the provisions of the Delaware General Corporation Law, as amended (the “DGCL”) and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the Surviving Corporation and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.2.     Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York, 10004 at 12:00 p.m. (New York time) on the third Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “Business Day” shall mean any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York.

1.3.     Effective Time. At the Closing, the parties hereto shall cause the Merger to be consummated by causing a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger, if any. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with, and accepted for record by, the office of the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time or date as the parties hereto shall agree and specify in the Certificate of Merger in accordance with applicable Law (the “Effective Time”).

1

ARTICLE II

Certificate of Incorporation and Bylaws
of the Surviving Corporation

2.1.     The Certificate of Incorporation. The certificate of incorporation of the Company shall be amended and restated in the Merger to be identical to that set forth on Annex B attached hereto (the “Charter”) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with the applicable provisions of the DGCL (subject to Section 6.14).

2.2.     The Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter amended as provided therein and in accordance with the applicable provisions of the DGCL (subject to Section 6.14).

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1.     Directors. The parties hereto shall take, and cause to be taken, all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2.     Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation, each to hold office until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

4.1.     Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, Parent or Merger Sub:

(a)     Merger Consideration. Each share (a “Share” and, collectively, “Shares”) of Common Stock and Preferred Stock issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, and in each case not held on behalf of a third party, (ii) Dissenting Shares (as defined below), and (iii) Shares held by the Company in treasury or held by any direct or indirect wholly-owned Subsidiary of the Company and not held on behalf of a third party (each Share referred to in clauses (i) through (iii) above being an “Excluded Share” and, collectively, the “Excluded Shares”) shall be converted into the right to receive an amount in cash, without interest, equal to (x) the applicable Per Share Closing Consideration and (y) any amounts required to be paid pursuant to Section 4.1(b)(iv)(A)(2) or Section 4.1(b)(iv)(B), as applicable (collectively, the “Merger Consideration”). All of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any Shares and any non-certificated Shares represented by book-entry (a “Book Entry Share”) (in each case, other than Excluded Shares) shall thereafter cease to have any rights with respect to such Shares and shall represent only the right to receive the applicable Merger Consideration per Share multiplied by the number of such Shares formerly represented thereby, without interest. For the avoidance of doubt, the number of Shares issued and outstanding immediately prior to the Effective Time does not impact the calculation or amount of the aggregate Merger Consideration.

(b)     Merger Consideration Adjustment.

(i)     Estimates at Closing. Not less than five Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent a good-faith written estimate (the “Pre-Closing Statement”) which shall set forth, in each case as of 12:00 midnight Las Vegas time on the Closing Date, (A) the estimated Net Working Capital Variance (“Estimated Net Working Capital Variance”), which shall include an estimate of Net Working Capital, (B) the estimated amount of Indebtedness outstanding (“Estimated Indebtedness”) and (C) the estimated amount of Net Operating Cash (“Estimated Net Operating Cash”), which shall include an estimate of Restricted Cash, together with such schedules and data with respect to the determination thereof as may be appropriate to support the calculations set forth in the Pre-Closing Statement. The Pre-Closing Statement shall be prepared with the same accounting principles, practices, methodologies and policies set forth on and applied in the preparation of the sample calculation of the aggregate Merger Consideration as of March 31, 2015 attached as Annex C to this Agreement (the “Sample Calculation”).

2

(ii)     Closing Statement. As promptly as practicable, but in any case no later than 60 days after the Closing Date, Parent shall cause to be prepared (with the same accounting principles, practices, methodologies and policies set forth on and applied in the preparation of the Sample Calculation) and delivered to the Stockholder Representative a closing statement (the “Closing Statement”) setting forth Parent’s calculation, in each case as of 12:00 midnight Las Vegas time on the Closing Date, of (A) the Net Working Capital Variance (“Closing Net Working Capital Variance”), which shall include Parent’s calculation of Net Working Capital, (B) the amount of Indebtedness outstanding (“Closing Indebtedness”) and (C) the amount of Net Operating Cash (“Closing Net Operating Cash”), which shall include Parent’s calculation of Restricted Cash, together with such schedules and data with respect to the determination thereof as may be appropriate to support the calculations set forth in the Closing Statement.

(iii)     Disputes.

(A)     If the Stockholder Representative disagrees with the Closing Statement or Parent’s calculation of any amounts on the Closing Statement, the Stockholder Representative may, within 30 days after receipt by the Stockholder Representative of the Closing Statement and such calculations, deliver a written notice to Parent reasonably detailing such disagreement and setting forth the Stockholder Representative’s calculation of such disputed amount(s). Any such notice shall specify all items or amounts with which the Stockholder Representative disagrees, and the Stockholder Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement, which agreement shall be final and binding upon, and non-appealable by, the Stockholder Representative, holders of Shares and Parent with respect to such undisputed amounts.

(B)     In connection with the determination of Closing Net Working Capital Variance, Closing Indebtedness and Closing Net Operating Cash, from the Closing Date through the final calculation of the Merger Consideration contemplated by this Section 4.1(b), (1) Parent shall not take any action with respect to the accounting books and records of the Company or its Subsidiaries on which the Closing Statement is to be based that are not consistent with the Company’s past practices, and (2) Parent shall afford, and shall cause the Company to afford, to the Stockholder Representative and its independent accountants reasonable access to the personnel, properties, books and records of the Company and its Subsidiaries for any purpose relating to the adjustment contemplated by this Section 4.1(b).

(C)     If a notice of disagreement is delivered in accordance with this Section 4.1(b)(iii), the Stockholder Representative and Parent shall, during the 30 days following such delivery, seek in good faith to reach agreement on the disputed items or amounts in order to determine the amount of Closing Net Working Capital Variance, Closing Indebtedness and Closing Net Operating Cash. At the end of such period, if the Stockholder Representative and Parent are unable to reach such agreement, they shall promptly thereafter retain BDO USA, LLP or, if such firm is unable or unwilling to act, such nationally recognized independent public accounting firm as shall be agreed upon in writing by the Stockholder Representative and Parent (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Referee”) to review the relevant portions of this Agreement, the Closing Statement and the disputed items or amounts for the purpose of calculating Closing Net Working Capital Variance, Closing Indebtedness and Closing Net Operating Cash. In making such calculation, the Referee shall be instructed to consider only those items or amounts in the Closing Statement and Parent’s calculation of Closing Net Working Capital Variance, Closing Indebtedness and Closing Net Operating Cash that the Stockholder Representative included in its notice of disagreement and as to which there remains a disagreement. The Referee shall be instructed to deliver to the Stockholder Representative and Parent, as promptly as practicable (but in no event later than 30 days from the date of engagement of the Referee), a report setting forth its calculation of Closing Net Working Capital Variance, Closing Indebtedness and Closing Net Operating Cash; provided, however, that the Referee may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by one of the parties, in the case of Parent, in the Closing Statement or in the case of the Stockholder Representative, in the notice of disagreement delivered in accordance with this Section 4.1(b)(iii). Such report shall be final and binding upon, and non-appealable by, the Stockholder Representative, holders of Shares and Parent. The costs and expenses of the Referee shall be borne in the same proportion that the aggregate dollar amount of such remaining disputed items so submitted to the Referee that are unsuccessfully disputed by Parent, on the one hand, and the Stockholder Representative, on the other hand, as finally determined by the Referee, bears to the total dollar amount of such remaining disputed items so submitted.

3

(D)     The scope of the disputes to be resolved by the Referee shall be limited to (1) whether the Closing Statement and the amounts therein were prepared in accordance with the same accounting principles, practices, methodologies and policies set forth on and applied in the preparation of the Sample Calculation, with respect to the matters that were submitted for resolution to the Referee and (2) whether there were mathematical errors in the Closing Statement. The Referee is not authorized to, and shall be instructed not to, make any other determination, including (i) any determination with respect to any matter included in the Closing Statement or the notice of disagreement that was not submitted for resolution to the Referee, (ii) any determination as to whether GAAP was followed in the preparation of, or any other matter in respect of, the financial statements included in the Company Reports, (iii) any determination as to the accuracy of Section 5.1(e) or any other representation or warranty in this Agreement, or (iv) any determination as to compliance by the Company, Merger Sub, Parent or Stockholder Representative with any of its covenants in this Agreement, other than Section 4.1(b)(iii)(B).

(E)     The dispute resolution by the Referee under this Section 4.1(b)(iii) shall constitute an expert determination under New York CPLR Article 76 and shall not constitute an arbitration. The determinations of the Referee as to any issue of fact shall be final and binding, absent fraud, bad faith or manifest error. Notwithstanding anything to the contrary contained herein, judgment may be entered upon the determination of the Referee in New York State Supreme Court or any other court having jurisdiction over the party against which such determination is to be enforced.

(iv)     Net Adjustment Amount.

(A)     If the Net Adjustment Amount is positive, Parent shall within three Business Days of the Net Adjustment Amount being finally determined pursuant to this Section 4.1(b) pay the Net Adjustment Amount to the Escrow Agent by wire transfer of immediately available funds to the bank account specified in accordance with the Escrow Agreement, and the Stockholder Representative and Parent shall promptly jointly instruct the Escrow Agent to use such amount to pay (1) to the Stockholder Representative an amount equal to its expenses incurred in connection with the exercise of its rights under Section 4.1(b)(iii) and (2) to the Paying Agent for further payment to each Person that immediately prior to the Effective Time held Shares (other than the Dissenting Shares) that has surrendered Shares in accordance with Section 4.2(e), an amount equal to the product of (x) such Person’s Percentage Ownership and (y) the amount remaining in the Working Capital Escrow Fund after making the payment contemplated by clause (1) of this Section 4.1(b)(iv)(A).

(B)     If the Net Adjustment Amount is negative, the Stockholder Representative and Parent shall within three Business Days of the Net Adjustment Amount being finally determined pursuant to this Section 4.1(b) jointly instruct the Escrow Agent to pay to Parent, from the funds, if any, then constituting the Working Capital Escrow Fund an amount equal to the lesser of (1) the absolute value of the Net Adjustment Amount and (2) the Working Capital Escrow Amount; and in the event the amount so paid is the amount contemplated by clause (1) of this Section 4.1(b)(iv)(B), the balance of the Working Capital Escrow Fund shall be paid in accordance with clauses (1) and (2) of Section 4.1(b)(iv)(A).

(C)     Any payments made pursuant to this Section 4.1(b) shall be treated as an adjustment to the Merger Consideration for all Tax purposes, unless otherwise required by applicable Law.

4

(v)     Exclusive Remedy. In the event the Net Adjustment Amount as finally determined is negative and Parent is entitled to payment as contemplated by Section 4.1(B)(iv)(B), Parent acknowledges and agrees that, notwithstanding the amount of such finally determined Net Adjustment Amount, Parent’s right to receive payment from the Working Capital Escrow Fund up to an amount not exceeding the balance available in the Working Capital Escrow Fund is and shall be Parent’s sole and exclusive remedy after the Closing with respect to any and all claims relating to the adjustment of Merger Consideration contemplated hereby (whether arising from claims of breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise), other than claims of, or causes of action arising from, fraud. In furtherance of the foregoing, Parent hereby waives, from and after the Closing, any and all rights, claims and causes of action it may have arising in respect of such adjustment to the Merger Consideration, if any, except for claims and causes of action pursuant to the provisions set forth in this Section 4.1(b) and claims of, or causes of action arising from, fraud.

(c)     Definitions. For the purposes of this Agreement:

“2015 CapEx Budget” means the capital expenditure budget amount for the year 2015 set forth in Section 4.1(c) of the Company Disclosure Schedule.

“Base Consideration” means $360,000,000.

“Cash and Cash Equivalents” means, with respect to the Company and its Subsidiaries, all cash and cash equivalents held by the Company or any of its Subsidiaries, whether restricted or unrestricted, including, for the avoidance of doubt, cash in bank accounts, cash on hand in the cage, on the gaming floor, in retail outlets owned by the Company and its Subsidiaries, in food and beverage outlets owned by the Company and its Subsidiaries and elsewhere within the business of the Company and its Subsidiaries, and Pre-Paid Interest.

“CEO Employment Agreement” means the employment agreement by and between Tropicana Las Vegas, Inc. and Alex Yemenidjian, entered into July 1, 2009, as such agreement may be amended from time to time.

“Company Credit Facility” means the credit facility specified in Item 2 of Section 5.1(d)(i) of the Company Disclosure Schedule.

“Credit Facility Payoff Amount” means the amount required to pay in full all amounts due and owing under the Company Credit Facility on the Closing Date as set forth in the Debt Payoff Documents.

“Indebtedness” means, with respect to the Company and its Subsidiaries, without duplication, and including the principal of and any accrued and unpaid interest and accrued and unpaid commitment fees thereon: (A) all obligations (1) for borrowed money or (2) evidenced by notes, debentures, bonds or other similar instruments or debt securities; (B) all obligations issued or assumed as the deferred purchase price of property, assets or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business consistent with past practice); (C) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction to the extent such letters of credit, banker’s acceptances and similar credit transactions have been drawn upon; (D) all obligations for the payment of rent under capitalized leases under GAAP; (E) all obligations with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (F) any TLV Management Fees; (G) other than any Separation Payment, all change of control (including under the Company’s equity bonus pool), closing or signing bonus and/or severance or retention or similar or related payments or benefits payable under any Company arrangement or agreement in effect as of or prior to the Closing Date solely as a result of the execution of this Agreement or the consummation of Merger, including any employer-side employment or additional Taxes payable with respect to any of the foregoing; (H) all obligations and Liabilities under the CEO Employment Agreement to the extent not paid prior to Closing or included in current Liabilities in the calculation of Net Working Capital; and (I) all obligations of the type referred to in clauses (A) through (I) above of other Persons for which the Company or any of its Subsidiaries has provided a guarantee (to the extent of such guarantee); provided, however, that, Indebtedness shall not include (i) any intercompany Indebtedness solely between or among the Company and its Subsidiaries or (ii) any current Liabilities to the extent such items are included as Liabilities in the calculation of Net Working Capital. For the avoidance of doubt, Closing Indebtedness will include the Credit Facility Payoff Amount.

5

“Net Adjustment Amount” means, without duplication, (i) the amount, if any, by which Estimated Net Working Capital Variance is less than Closing Net Working Capital Variance as finally determined pursuant to Section 4.1(b) (“Final Net Working Capital Variance”), minus (ii) the amount, if any, by which Estimated Net Working Capital Variance is greater than Final Net Working Capital Variance, minus (iii) the amount, if any, by which Estimated Indebtedness is less than Closing Indebtedness as finally determined pursuant to Section 4.1(b) (“Final Indebtedness”), plus (iv) the amount, if any, by which Estimated Indebtedness is greater than Final Indebtedness, plus (v) the amount, if any, by which Estimated Net Operating Cash is less than Closing Net Operating Cash as finally determined pursuant to Section 4.1(b) (“Final Net Operating Cash”), minus (vi) the amount, if any, by which Estimated Net Operating Cash is greater than Final Net Operating Cash.

“Net Operating Cash” (which may be positive or negative) equals (a) the Cash and Cash Equivalents of the Company and its Subsidiaries minus (b) Restricted Cash.

“Net Working Capital” (which may be positive or negative) equals (a) the current assets of the Company and its Subsidiaries determined in the same manner as, and including the line items included in the Net Working Capital calculation set forth in, the Sample Calculation, minus (b) the current Liabilities of the Company and its Subsidiaries determined in the same manner as, and including the line items included in the Net Working Capital calculation set forth in, the Sample Calculation, minus (c) the Required Capital Expenditure Shortfall Amount.

“Net Working Capital Variance” (which may be positive or negative) means Net Working Capital minus Target Working Capital.

“Per Share Closing Consideration” means (i) in respect of each Share of Common Stock, an amount equal to the product of (A) (1) the Base Consideration, plus (2) Estimated Net Working Capital Variance, minus (3) Estimated Indebtedness, plus (4) Estimated Net Operating Cash, minus (5) the Working Capital Escrow Amount, minus (6) the Section 6.2 Reduction Amount, if any, and (B) the Per Share Portion; and (ii) in respect of each Share of Preferred Stock, the product of (A) the amount determined pursuant to preceding clause (i) and (B) the number of Shares of Common Stock into which such Share of Preferred Stock was convertible immediately prior to the Effective Time.

“Per Share Portion” means a fraction, the numerator of which is one, and the denominator of which is the sum of (i) the number of Shares of Common Stock outstanding immediately prior to the Effective Time (excluding the Excluded Shares but including any Dissenting Shares) and (ii) the number of Shares of Common Stock issuable upon the conversion of all of the Shares of Preferred Stock outstanding immediately prior to the Effective Time.

“Percentage Ownership” means the product of (i) the number of Shares of Common Stock held by any Person as of immediately prior to the Effective Time, including for such purpose, the number of Shares of Common Stock into which all Shares of Preferred Stock held by such Person were convertible immediately prior to the Effective Time and (ii) the Per Share Portion.

“Pre-Paid Interest” means the amount held in the bank account identified in Section 4.1(c) of the Company Disclosure Schedule pursuant to the terms of the Company Credit Facility for the purposes of funding interest payments due in respect of the Company’s borrowings thereunder.

“Required Capital Expenditure Shortfall Amount” means an amount equal to (a) the product of (i) the 2015 CapEx Budget, multiplied by (ii) a fraction, (A) the numerator of which is the number of months that have elapsed from January 2015 until the Closing Date (but in no event will such number be greater than 12) and (B) the denominator of which is 12, minus (b) the amount actually spent by the Company and its Subsidiaries on capital expenditures during the period contemplated by foregoing clause (A); provided that in no event shall such amount be less than $0.

“Restricted Cash” means the sum of (a) if there has not been a Final Resolution of the Specified Matter (each as defined in Section 6.2 of the Company Disclosure Schedule) prior to the Closing, the amount held as of 12:00 midnight Las Vegas time on the Closing Date in the Specified Reserve Account and (b) an amount equal to the average trailing 12-month balance of the casino bankroll (which, for the avoidance of doubt, is comprised of the cash in the casino cage and in cash kiosks on the casino floor) computed on a daily basis, determined (in the case of this clause (b)) for the period ending as of 12:00 midnight Las Vegas time on the day that is five Business Days prior to the Closing Date and in accordance with the same accounting principles, practices, methodologies and policies set forth on and applied in the preparation of the Sample Calculation.

6

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw Hill Corporation.

“Separation Payment” means any payment due to any employee of the Surviving Corporation or its Subsidiaries (other than Alex Yemenidjian) pursuant to an employment agreement applicable to such employee that is both (i) in effect immediately prior to the execution of this Agreement and (ii) listed in Section 5.1(h)(i) of the Company Disclosure Schedule or entered into after the date hereof with Parent’s approval in accordance with Section 6.1.

“Specified Reserve Account” means the bank account identified in Section 6.2 of the Company Disclosure Schedule.

“Target Working Capital” means the average trailing 12-month Net Working Capital for the period ending as of 12:00 midnight Las Vegas time on the day that is five Business Days prior to the Closing Date, determined with the same accounting principles, practices, methodologies and policies set forth on and applied in the preparation of the Sample Calculation.

“TLV Management Fees” means the sum of (A) all fees and expenses owing by the Company to Trilliant Management, L.P. (“Trilliant”) pursuant to that certain Management Agreement, dated as of May 17, 2010 (the “Management Agreement”), between Trilliant and Tropicana Las Vegas, Inc. (“TLVI”) immediately prior to the Closing, (B) all amounts which become payable pursuant to the Management Agreement as a result of the termination thereof in connection with the transactions contemplated hereby, and (C) all fees and expenses owing by the Company to Armenco Holdings LLC (“Armenco”) pursuant to that certain Lease Agreement, dated June 22, 2009, between Armenco and TLVI immediately prior to the Closing.

“Working Capital Escrow Amount” means $1,000,000.

(d)     Cancellation of Excluded Shares. Each Excluded Share, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the Record Holder of any Dissenting Shares to receive the payment to which reference is made in Section 4.2(i) with respect to such Dissenting Shares. As used in this Article IV, the term “Record Holder” means, with respect to any Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Shares.

(e)     Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, any certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

4.2.     Payment.

(a)     Paying Agent. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent and the Company (the “Paying Agent”), for the benefit of the Record Holders of Shares, a cash amount in immediately available funds equal to the aggregate Per Share Closing Consideration payable in respect of all Shares other than the Excluded Shares (such aggregate amount as deposited with the Paying Agent, the “Exchange Fund”). If a Dissenting Stockholder effectively withdraws its demand for, or loses its, appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (i) the number of Dissenting Shares for which such Dissenting Stockholder has withdrawn its demand for, or lost its, appraisal rights pursuant to Section 262 of the DGCL and (ii) the applicable Per Share Closing Consideration. The Paying Agent shall invest the cash portion of the Exchange Fund as directed by Parent; provided that Parent shall ensure that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or S&P, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the aggregate Per Share Closing Consideration payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash aggregate payment of the Per Share Closing Consideration under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such aggregate payment of the Per Share Closing Consideration under Section 4.1(a).

7

(b)     Escrow Agent. On the date hereof, Parent, the Company and the Stockholder Representative have entered into an escrow agreement (the “Escrow Agreement”) with First American Title Insurance Company (the “Escrow Agent”). At the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Escrow Agent by wire transfer to the applicable bank account under the Escrow Agreement, or pursuant to Section 6.2(c) instruct the Escrow Agent to retain in such bank account, the Working Capital Escrow Amount, which amount shall be held by the Escrow Agent in an escrow fund (together with any interest accrued thereon, the “Working Capital Escrow Fund”), subject to the terms of the Escrow Agreement and this Agreement.

(c)     TLV Management Fees. The Company shall cause TLVI to terminate the Management Agreement effective as of immediately following the Effective Time and at the Closing Parent shall pay or cause to be paid the TLV Management Fees, in full, to the Persons entitled thereto as specified in writing by the Company to Parent prior to the Closing.

(d)     Company Credit Facility. At the Closing, Parent shall pay or cause to be paid the Credit Facility Payoff Amount, in full, to the Persons entitled thereto as specified in the Debt Payoff Documents.

(e)     Payment Procedures.

(i)     Letter of Transmittal. As promptly as practicable (and in any event, within three Business Days) after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Record Holder of Shares (whether represented by one or more Certificates or Book Entry Shares) (x) a letter of transmittal (a “Letter of Transmittal”), substantially in form and substance reasonably satisfactory to Parent, the Company and the Stockholder Representative, specifying that delivery of Certificates shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates (or documentation in lieu thereof as provided in Section 4.2(h)) to the Paying Agent and containing a provision confirming the appointment of the Stockholder Representative, (y) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(h)) in exchange for the Per Share Closing Consideration with respect to the Shares formerly represented thereby and (z) two certificates of non-foreign status (one applicable to individuals and one applicable to entities) in the form prescribed by Treasury Regulation Section 1.1445-2(b). The Letter of Transmittal shall provide for payment by wire transfer of immediately available funds at the election of the holder of Shares surrendered thereby. If any Record Holder of Shares fails to duly execute and return such applicable certificate of non-foreign status at the same time and by the same method as such Record Holder of Shares returns a Letter of Transmittal pursuant to Section 4.2(e)(ii), Parent shall be entitled to withhold and deduct (or to instruct the Paying Agent to withhold and deduct) from any payment to be made herein an amount necessary to comply with Code Section 1445 and the Treasury Regulations thereunder.

(ii)     Payment for Shares. Upon delivery to the Paying Agent of a Letter of Transmittal by any Record Holder of Shares represented by Certificates (other than Excluded Shares), duly completed and signed in accordance with its instructions, and surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(h)) that immediately prior to the Effective Time represented such Shares (or affidavits of loss in lieu thereof as provided in Section 4.2(h)), such Record Holder shall be entitled to receive the Per Share Closing Consideration in respect of such Shares, and the Certificate so surrendered shall forthwith be cancelled. Notwithstanding anything to the contrary in this Agreement, no Record Holder of a Book Entry Share shall be required to deliver a Certificate to the Paying Agent to receive the Per Share Closing Consideration in respect of such Shares, but such Record Holder shall be required to deliver a Letter of Transmittal and, upon receipt by the Paying Agent of such Letter of Transmittal duly completed and signed in accordance with its instructions, Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Per Share Closing Consideration in respect of each Book Entry Share of such holder, and such Book Entry Shares shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be delivered upon compliance with the procedures described above may be issued to the transferee if the Paying Agent receives documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or that stock transfer Taxes are not applicable. All cash paid as Per Share Closing Consideration upon the surrender of Certificates or in respect of Book Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the applicable Shares (other than the right to receive payments, if any, pursuant to Section 4.1(b)(iv)(A)(2) or Section 4.1(b)(iv)(B), as applicable, from the Working Capital Escrow Fund). No interest will be paid or accrued on any amount payable as provided above.

8

(iii)     Upon request of a holder of Shares, the Company and Parent shall use their commercially reasonable efforts to provide the Letter of Transmittal (along with two certificates of non-foreign status, in accordance with Section 4.2(e)(i)(z)) to such holder prior to the Closing and, to the extent such holder delivers to the Company a duly completed and executed Letter of Transmittal surrendering Shares (together with the Certificates therefor, if applicable) at least two Business Days prior to the Closing Date, to arrange for payment in immediately available funds on the Closing Date of the Per Share Closing Consideration to such holder in respect of the Shares so surrendered prior to the Closing. Such Letters of Transmittal and Certificates, if any, shall be held in escrow for the benefit of the holders of Shares and promptly returned to such holders upon request if the Effective Time does not occur.

(f)     Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

(g)     Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Record Holders of Shares for one year after the Effective Time shall, to the extent permitted by applicable Law, be delivered by the Paying Agent to the Surviving Corporation. Any Record Holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) for, and the Surviving Corporation shall remain liable for, payment of the Per Share Closing Consideration, without any interest thereon, for such Shares upon surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(h)) or Book Entry Shares. Notwithstanding any provision of this Agreement to the contrary, neither the Surviving Corporation nor the Paying Agent shall be liable to any Person in respect of Shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(h)     Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay the aggregate Per Share Closing Consideration in respect of the number of Shares formerly represented by such lost, stolen or destroyed Certificate.

(i)     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Share, in accordance with Section 4.1, without interest. The Company shall give Parent prompt notice and a copy of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company stockholders’ rights of appraisal, and, at Parent’s expense, Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to demands for appraisal by Company stockholders under the DGCL, so long as Parent does not create any pre-Closing obligations of the Company. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

9

(j)     Tax Withholding. Parent shall be entitled to deduct and withhold (or cause such deduction or withholding to be made) from any amounts payable under this Agreement (or in respect of transactions contemplated herein) such amounts as are required to be deducted or withheld therefrom under the Code or any applicable state, local or foreign Tax laws; provided, however, that Parent shall provide reasonable prior written notice of its intention to so deduct and withhold to the Person in respect of whom such deduction and withholding is required. To the extent that any amounts are so deducted and withheld, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

4.3.     Equity Awards.

(a)     At the Effective Time, each Share issued and outstanding under the Company Equity Plans shall become fully vested and shall be treated as a Share in accordance with Sections 4.1 and 4.2.

(b)     At or prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board (or another committee duly authorized by the Company Board for such purpose), as applicable, shall adopt any resolutions and take such other actions as may be necessary to implement the provisions of this Section 4.3.

4.4.     Adjustments to Prevent Dilution. If between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, rights offering, split, combination or exchange of shares, the Merger Consideration correspondingly shall be adjusted to the extent warranted to reflect such stock dividend, subdivision, reclassification, recapitalization, rights offering, split, combination or exchange of shares.

ARTICLE V

Representations and Warranties

5.1.     Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)     Organization, Good Standing and Qualification; Subsidiaries.

(i)     Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be qualified, in good standing or to have such power or authority, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect (as defined below).

(ii)     The Company has made available to Parent complete and correct copies of the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement, and each as so made available is in full force and effect.

As used in this Agreement, the term (i) “Subsidiary” means, when used with respect to any Person, any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing 50% or more of the equity or 50% or more of the ordinary voting power (or, in the case of a partnership, 50% or more of the general partnership interests) are, as of such date, owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; (ii) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and for purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and (iii) “Company Material Adverse Effect” means a material and adverse effect on the financial condition, assets, Liabilities, business, operations or results of operations of the Company and its Subsidiaries taken as a whole, including such an effect caused by a material casualty or condemnation of any or all of the Company’s and its Subsidiaries’ properties; provided, however, that none of the following, and no change, event, occurrence, development or effect arising out of or resulting from any of the following, shall constitute a “Company Material Adverse Effect” or be taken into account in determining whether a “Company Material Adverse Effect” has occurred:

10

(x)     changes in the general condition of (A) the industries in which the Company and its Subsidiaries operate or (B) the economy, credit, financial or securities markets in the United States or elsewhere in the world, including changes in interest or exchange rates, or

(y)     (A) changes in Law, in applicable regulations of any Governmental Entity, in GAAP or in applicable accounting standards, or in the interpretation or enforcement of any of the foregoing by courts or other Governmental Entities of applicable jurisdiction, or any changes in general legal, regulatory or political conditions; (B) the negotiation, execution or announcement of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, consultants or regulators or any Transaction Litigation; (C) acts of war (whether or not declared), sabotage or terrorism, military actions or any escalation or worsening of any such acts of war (whether or not declared), sabotage, terrorism or military actions or other similar force majeure events; (D) pandemics, earthquakes, hurricanes, floods, tornados or other natural disasters; (E) any action taken by the Company or its Subsidiaries that is required by this Agreement or taken at Parent’s written request or with Parent’s written consent, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement; (F) any failure to meet any internal or public projections, budgets, forecasts or estimates of revenue, earnings, cash flow or cash position; (G) any change or prospective change in credit ratings and in any analyst recommendations or ratings with respect to the Company or any of its Subsidiaries; or (H) the identity of, or any facts or circumstances related to, Parent, Merger Sub or their respective Affiliates; provided, further, however, that (I) any change, event, occurrence, development or effect set forth in clause (x)(A), (x)(B), (y)(A), (y)(C) or (y)(D) above may be taken into account in determining whether there has been Company Material Adverse Effect to the extent such change, event, occurrence, development or effect has had a significantly disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate and (II) notwithstanding the exceptions in clauses (y)(F) and (y)(G) above, the facts or occurrences underlying any such failure or change or prospective change referred to therein (if not otherwise falling within any of the exceptions provided by clause (x) or clauses (y)(A) through (H) above) may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect.

(b)     Capital Structure.

(i)     The authorized capital stock of the Company consists of 35,062,202 shares, of which 16,500,000 are shares of Class A Common Stock, 16,500,000 are shares of Class B Common Stock, and 2,062,202 are shares of Preferred Stock, of which 750,000 Shares have been designated Class A Convertible Preferred Stock, (C) 545,702 Shares have been designated Class A Series 2 Convertible Preferred Stock, (D) 350,000 Shares have been designated Class A Series 3 Convertible Preferred Stock and (E) 416,500 Shares have been designated Class A Series 4 Convertible Preferred Stock. As of the close of business on April 24, 2015 (the “Measurement Date”), (AA) 4,670,151 Shares of Class A Common Stock (including 2,000 non-vested Shares of Class A Common Stock outstanding under the Company’s 2013 Non-Employee Director Restricted Stock Plan and all other equity incentive plans for non-employee directors (collectively, the “Company Equity Plans”)), (BB) 750,000 Shares of Class A Convertible Preferred Stock, (CC) 545,585 Shares of Class A Series 2 Convertible Preferred Stock, (DD) 350,000 Shares of Class A Series 3 Convertible Preferred Stock and (EE) 416,500 Shares of Class A Series 4 Convertible Preferred Stock, were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights, and (X) no shares of Class B Common Stock were issued and outstanding and (Y) no shares were held by the Company in its treasury. Except as set forth above, as of the Measurement Date, there were no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, restricted stock units, redemption rights, repurchase rights, agreements, arrangements, calls or commitments that obligate the Company or any of its Subsidiaries to issue, or sell, or repurchase, or make payments based on the value of, any Shares or other equity securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Shares or other equity securities of the Company (“Contingent Company Equity”). Other than Preferred Stock, there are no outstanding securities, bonds, debentures, notes or indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Common Stock are entitled to vote. From the Measurement Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has issued any Contingent Company Equity or any Shares, other than upon conversion of Preferred Stock outstanding as of the Measurement Date in accordance with the terms of the Preferred Stock, if applicable. There are no outstanding contractual obligations of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries is currently required, or may in the future be required, to register Shares or other securities under the Securities Act of 1933, as amended (the “Securities Act”). All dividends or distributions on the Common Stock or Preferred Stock that have been declared prior to the date hereof have been paid in full.

11

(ii)     Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors’ qualifying shares (or a nominal amount of shares held pursuant to similar requirements in various jurisdictions), owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim, option to purchase or otherwise acquire any interest or other encumbrance (each, a “Lien”) except for such transfer restrictions of general applicability as may be provided under the Securities Act, and other applicable securities Laws. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, restricted stock units, redemption rights, repurchase rights, agreements, arrangements, calls or commitments that obligate the Company or any of its Subsidiaries to issue, or sell, or repurchase, or make payments based on the value of, any shares or other equity securities of any of the Subsidiaries of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of any Subsidiary of the Company. None of the Company or its Subsidiaries owns directly or indirectly any capital stock or other equity securities of any other Person (other than a Subsidiary of the Company). All dividends or distributions on the equity securities of any Subsidiary of the Company that have been declared prior to the date hereof have been paid in full.

(iii)     As of the date hereof, the Listed Stockholders hold of record Shares representing approximately 83.4% of the voting power of the outstanding Shares, voting together as a single class.

(c)     Corporate Authority and Approval.

(i)     The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to adoption and approval of this Agreement by the holders of a majority of the voting power of the outstanding Shares, voting together as a single class, entitled to vote on such matter and two-thirds of the votes cast by holders of such Shares voting thereon at a stockholders’ meeting duly called and held for such purpose or by written consent (the “Requisite Stockholder Approval”) to consummate the Merger. For purposes of the Requisite Stockholder Approval, holders of Common Stock and Preferred Stock shall vote together as a single class, and each holder of Shares of Preferred Stock shall be entitled to cast a number of votes per Share of Preferred Stock as is equal to the number of votes that such holder would be entitled to cast had such holder converted such Preferred Stock into Common Stock on the record date for such vote. This Agreement has been duly executed and delivered by the Company and, assuming the authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights generally and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)     The Company Board has determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, and the Company Board has approved this Agreement, the Merger and the other transactions contemplated hereby and has resolved to recommend the adoption and approval of this Agreement to the holders of Common Stock (such recommendation, the “Company Recommendation”). The Company Board has directed that this Agreement be submitted to the holders of Shares for their adoption and approval. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2(j) are true and correct, the only approval of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Requisite Stockholder Approval.

(iii)     When executed and delivered, the Merger Consent shall constitute the Requisite Stockholder Approval in compliance with applicable Law and the certificate of incorporation and bylaws of the Company, and no other vote or action of the holders of any class or series of the capital stock of the Company will be necessary under applicable Law, the certificate of incorporation or bylaws of the Company to adopt this Agreement and consummate the Merger.

12

(d)     No Conflict; Required Filings and Consents.

(i)     The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not: (A) conflict with or violate the certificate of incorporation or bylaws of the Company; (B) assuming all consents, approvals, authorizations, declarations and permits contemplated by clauses (A) through (E) of Section 5.1(d)(ii) have been obtained, and all filings described in such clauses have been made, conflict with, result in any breach or violation of, or constitute a default (or an event which with or without notice, lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any breach or violation of, a termination or right of termination, acceleration or other alteration in the rights under, any Material Contract; or (C) assuming all consents, approvals, authorizations, declarations and permits contemplated by clauses (A) through (E) of Section 5.1(d)(ii) have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law, Order or Gaming License to which the Company or any of its Subsidiaries is subject except, in the case of clauses (B) and (C) above, for any such conflict, breach, violation, default, termination, acceleration, loss, alteration or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, prevent or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement or materially adversely affect the Company’s ability to perform its obligations under this Agreement.

(ii)     The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any domestic, foreign or supranational governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”) on the part of the Company or any of its Subsidiaries except for: (A) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including the filing of the Information Statement; (B) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules and regulations promulgated thereunder; (C) the requirements under any Gaming Laws, in respect of any Gaming Licenses or of any Gaming Authorities, in each case, applicable to the Company; (D) the applicable requirements in respect of any Liquor Licenses; (E) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL; and (F) any consent, approval, authorization, declaration, permit, action, filing or notification not referred to above, the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, prevent or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement or materially adversely affect the Company’s ability to perform its obligations under this Agreement.

As used in this Agreement:

“Gaming Authorities” means, collectively, (i) the Nevada Gaming Commission, (ii) the Nevada State Gaming Control Board, (iii) the Clark County Gaming and Liquor Licensing Board, and (iv) any other Governmental Entity that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted or proposed to be conducted within its jurisdiction by a Person or such Person’s Affiliates.

“Gaming Laws” means any federal, state, local or foreign statute, ordinance, rule or regulation governing or relating to the ownership of a Person and the current gambling, gaming or casino activities and operations of such Person or any of such Person’s Affiliates, in each case as amended, from time to time.

“Gaming Licenses” means all Licenses, including any condition or limitation placed thereon, that are necessary for a Person or any of its Affiliates to own and operate its gaming facilities and related amenities issued under the applicable Gaming Laws.

“Liquor Licenses” means all those certain “off sale,” “portable bar” and other alcoholic beverage Licenses issued to the Company or its Subsidiaries pursuant to which the sale of alcoholic beverages is permitted in the restaurants, bars, function rooms and guest rooms of the hotel owned by the Company.

13

(e)     Company Reports; Financial Statements.

(i)     The Company has filed or furnished (on a publicly available basis), on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act since December 31, 2012 (the “Applicable Date”) (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company Reports”). Each of the Company Reports, at the time of its filing (or, if amended prior to the date of this Agreement, as of the date of such amendment) complied or, if not yet filed, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with the SEC on or subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)     Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (A) the Company maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act and (B) the Company’s management has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board, (1) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge (as defined below) of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. As of the date hereof, there are no outstanding written comments from the SEC with respect to any of the Company Reports.

(iii)     Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed on or after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of operations and consolidated statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed on or after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated results of operations and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(iv)     To the Company’s Knowledge, none of the Company Reports is the subject of ongoing SEC review. The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since the Applicable Date through the date of this Agreement relating to the Company Reports and all written responses of the Company thereto through the date of this Agreement. None of the Company Reports is the subject of any confidential treatment request by the Company.

(f)     Absence of Certain Changes. Since December 31, 2014 through the date of this Agreement, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business. Since December 31, 2014 through the date of this Agreement, there has not been any change, event, development, condition, occurrence or effect that, taken together with all other changes, events, developments, conditions, occurrences and effects, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

14

(g)     Litigation; Liabilities.

(i)     There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, prevent or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement or materially adversely affect the Company’s ability to perform its obligations under this Agreement. None of the Company or any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, assessment, decision, ruling, injunction, decree or award of any Governmental Entity, whether temporary, preliminary or permanent, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, prevent or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement or materially adversely affect the Company’s ability to perform its obligations under this Agreement.

(ii)     Neither the Company nor any of its Subsidiaries has any direct or indirect liabilities or obligations of any nature (whether accrued, absolute, matured, liquidated, known, contingent or otherwise) (“Liabilities”), other than Liabilities (A) set forth or reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2014, including the notes thereto, included in the Company Reports, (B) incurred in the ordinary course of business since December 31, 2014 or (C) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, prevent or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement or materially adversely affect the Company’s ability to perform its obligations under this Agreement. There are no off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company Reports.

(iii)     The term “Knowledge” when used in this Agreement with respect to the Company, shall mean the actual knowledge of those persons set forth in Section 5.1(g)(iii) of the Company Disclosure Schedule after due inquiry of the employees of the Company that report directly to such persons, and, with respect to Parent, shall mean the actual knowledge, after due inquiry, of those persons set forth in Section 5.2(a) of the Parent Disclosure Schedule.

(h)     Employee Benefits.

(i)     For purposes of this Agreement, “Benefit Plans” means all benefit and compensation plans, contracts, policies, programs, practices, arrangements and/or agreements, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which any member of the Company Group is the owner, the beneficiary, or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, stock option, stock purchase, stock appreciation rights, stock based, equity-linked, incentive and bonus, and employment, consulting or other individual, similar or related agreements, plans, practices, policies, contracts, programs, and/or arrangements, in each case adopted, sponsored, maintained, entered into, participated in, contributed to, or required to be contributed to, by any member of the Company Group, or under or with respect to which any member of the Company Group could reasonably be expected to have any Liability. Section 5.1(h)(i) of the Company Disclosure Schedule sets forth a list of each material Benefit Plan. “Company Group” means the Company and each Subsidiary of the Company.

(ii)     Section 5.1(h)(ii) of the Company Disclosure Schedule sets forth a list of each multiemployer plan (within the meaning of Section 3(37) of ERISA) to which any member of the Company Group is obligated to contribute or which any member of the Company Group participates in, sponsors or contributes to, or with respect to which any member of the Company Group could reasonably be expected to have any Liability (“Multiemployer Plans”).

(iii)     The Company has provided to Parent true and complete copies of (A) all material Benefit Plans that are not Multiemployer Plans or Mandatory Plans and (B) in respect of such Benefit Plans that are not Multiemployer Plans or Mandatory Plans, any amendments, trust agreements or other funding instruments currently in effect, the most recent IRS determination letter, the summary plan description, the two most recent Forms 5500 and the two most recent audited financial statements.

15

(iv)     Each Benefit Plan (other than Benefit Plans that are mandatory under applicable Law and operated by a Governmental Entity (“Mandatory Plans”) and other than Multiemployer Plans) and, to the Knowledge of the Company, each Multiemployer Plan, is and has been in compliance with its terms and with ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and all other applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Other than Multiemployer Plans, each Benefit Plan intended to be qualified under Section 401(a) of the Code, has received a currently-effective favorable determination letter from the Internal Revenue Service (the “IRS”) or has applied to the IRS for such favorable determination letter under Section 401(b) of the Code within the applicable remedial amendment period, and the Company is not aware of any circumstances reasonably likely to result in the loss of the qualification of such Benefit Plan under Section 401(a) of the Code.

(v)     Except for the Multiemployer Plans listed on Section 5.1(h)(ii) of the Company Disclosure Schedule, (A) no Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code and (B) no member of the Company Group has any Liability under or with respect to Title IV of ERISA. No Benefit Plan is a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(vi)     With respect to any Multiemployer Plan or any Mandatory Plan, no member of the Company Group has been delinquent in making payments or contributions thereto or has withdrawn either in a complete withdrawal or partial withdrawal from the plan or arrangement (as the terms “complete withdrawal” and “partial withdrawal” are defined in Part 1 of Subtitle E of Title I of ERISA) in a manner that gives rise to withdrawal liability, that has not been satisfied in full. No member of the Company Group has incurred a 70 percent contribution decline (as that phrase is defined in Section 4205 of ERISA) in connection with a Multiemployer Plan within any of the last three plan years. No member of the Company Group has received notice from a trustee, sponsor, administrator or other representative of a Multiemployer Plan that any Multiemployer Plan (A) has incurred an accumulated funding deficiency within the meaning of Section 431(a) of the Code or Section 304(a) of ERISA, (B) is in reorganization (within the meaning of Part 3 of Subtitle E of Title IV of ERISA), (C) is in (or would reasonably be expected to be in) endangered status (under Section 432(b)(1) of the Code or Section 305(b)(1) of ERISA), or (D) is in (or would reasonably be expected to be in) critical status (under Section 432(b)(2) of the Code or Section 305(b)(2) of ERISA).

(vii)     Other than the Company and its Subsidiaries, there is no trade or business (whether or not incorporated) (A) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or any of its Subsidiaries or (B) which together with the Company or any of its Subsidiaries could be treated as a single employer under Section 414(t) of the Code.

(viii)     There are no pending or, to the Knowledge of the Company, threatened lawsuits, grievances, arbitration, actions, claims, charges, investigations, hearings or other proceedings (including any administrative hearings, investigations, charges, claims, actions or proceedings), relating to any Benefit Plan (other than any Mandatory Plan or any Multiemployer Plan), other than routine claims for benefits that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(ix)     No member of the Company Group has any obligations to provide, and no Benefit Plan provides, any benefits (including death or medical benefits) with respect to any former or current employee of the Company Group (“Company Employees”) or other current or former service provider beyond termination of service with or retirement from service.

(x)     None of the execution of this Agreement, the approval and adoption of this Agreement or the Merger by the stockholders of the Company, or the consummation of the transactions contemplated hereby (whether alone or in connection with any other event(s), condition(s) or circumstance(s), including any termination or service) could (A) result in any payment or benefit becoming due, or increase the amount of compensation, payments or benefits due, to any current or former Company Employee or other current or former service provider, (B) result in or increase any payment or benefits otherwise payable under any Benefit Plan, (C) result in the acceleration of the time of payment or vesting of any compensation or benefits, or (D) result in the forgiveness in whole or in part of any outstanding loans made by the Company Group to any Person.

(xi)     Other than as a result of any arrangement adopted or entered into on or following the Closing and that is not disclosed to the Company in writing by Parent prior to the Closing, no amount or benefit that could be received or owed (whether in cash or property or the vesting of property) as a result of or in connection with this Agreement, the Merger or any of the other transactions contemplated hereby, whether alone or together with any other event(s), condition(s) or circumstance(s), by any employee, officer, director, consultant or other service provider of the Company or any of its Subsidiaries or Affiliates, or any other Person who is a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1), could, as of the Closing, be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

16

(xii)     No Benefit Plan or other Contract to which the Company or any of its Subsidiaries is a party or otherwise bound provides any individual with a “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.

(xiii)     With respect to each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (A) the written terms of such arrangement have at all times since January 1, 2010 been in compliance with, and (B) such arrangement has, at all times while subject to Section 409A of the Code, been operated in compliance with, Section 409A of the Code and applicable guidance thereunder.

(i)     Labor Matters.

(i)     Section 5.1(i)(i) of the Company Disclosure Schedule sets forth a list of each collective bargaining agreement or similar Contract with a labor union or labor organization (each a “Union”) to which the Company or any of its Subsidiaries is a party to or by which the Company or any of its Subsidiaries is otherwise bound.

(ii)     (A) Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any Union and (B) there is not, nor has there at any time within the past five years been, any pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walk-out, work stoppage or lockout involving the Company or any of its Subsidiaries, except in either case of the immediately preceding clause (A) or (B) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iii)     The Company and each of its Subsidiaries has complied and is currently in compliance in all material respects with all Laws in respect of personnel, employment and employment practices (including those related to labor, labor relations, fair employment practices, workers’ compensation, unemployment insurance, registration, labor, health and safety, occupational safety, plant closings, layoffs, employee and independent contractor classifications, immigration, affirmative action, data privacy and protection, terms and conditions of employment or service, wages and hours and nondiscrimination in employment) and all applicable industrial instruments. All service providers of the Company or its Subsidiaries are correctly classified as employees, independent contractors, or otherwise for all purposes (including any applicable Tax and employment policies or Law), except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company or any of its Subsidiaries. The Company and its Subsidiaries have not and are not engaged in any unfair labor practice.

(iv)     Neither the Company nor any of its Subsidiaries has engaged in an employee lockout or in any “plant closing” or “mass layoff,” as defined in the Worker Adjustment and Retraining Notification Act or any comparable Law without complying with the advance notice provisions thereof.

(j)     Compliance.

(i)     The businesses of the Company and its Subsidiaries are being, and since January 1, 2012 have been, conducted in accordance with all applicable federal, state, local, foreign or supranational laws, statutes, ordinances, codes, rules and regulations, including all Gaming Laws (collectively, “Laws”) except for violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, prevent or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement or materially adversely affect the Company’s ability to perform its obligations under this Agreement. The Company and its Subsidiaries and, to the Company’s Knowledge, their respective directors, officers, partners, managers, members, key employees and Persons performing management functions similar to those performed by officers, partners or managers (collectively, “Management Principals”) each has obtained and is, and since January 1, 2012 has been, in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, waivers, exemptions, findings of suitability and orders issued or granted by a Governmental Entity (“Licenses”), including Gaming Licenses, necessary to conduct its business, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, prevent or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement or materially adversely affect the Company’s ability to perform its obligations under this Agreement. To the Knowledge of the Company, no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any License that currently is in effect, the loss of which, either individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, prevent or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement or materially adversely affect the Company’s ability to perform its obligations under this Agreement. All Licenses of the Company and its Subsidiaries that are material to the business of the Company and its Subsidiaries (whether issued or pending but not yet issued) are listed in Section 5.1(j) of the Company Disclosure Schedule.

17

(ii)     None of the Company and its Subsidiaries or, to the Company’s Knowledge, any of their respective Management Principals has received written notice with respect to any investigation or review by any Gaming Authority or other Governmental Entity of the Company or its Affiliates or their respective Management Principals that is pending or currently contemplated and, to the Knowledge of the Company, no such investigation or review is threatened, other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, prevent or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement or materially adversely affect the Company’s ability to perform its obligations under this Agreement.

(iii)     Since January 1, 2012, none of the Company and its Subsidiaries or, to the Company’s Knowledge, any of their respective Management Principals, has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or other Governmental Entity under, or relating to any violation or possible violation of, any Gaming Law which did or would reasonably be expected to result in an individual fine or penalty of $250,000 or more. To the Knowledge of the Company, there are no facts which if known to any Gaming Authority would reasonably be expected to result in the revocation, limitation or suspension of a Gaming License of the Company or its Affiliates or their respective Management Principals. None of the Company or its Subsidiaries or, to the Company’s Knowledge, any of their respective Management Principals has suffered a suspension, denial, non-renewal, material limitation or revocation of any Gaming License or any other material License since January 1, 2012.

(k)     Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.2(i), no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation, including Section 203 of the DGCL (collectively, “Takeover Statutes”) is applicable to the Merger or the other transactions contemplated hereby.

(l)     Environmental Matters. Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i)     The operations of the Company and its Subsidiaries are being, and since January 1, 2012 have been, conducted in compliance with all applicable Environmental Laws.

(ii)     The Company and its Subsidiaries possess and are, and since January 1, 2012 have been, conducted in compliance with all Licenses required under all applicable Environmental Laws for the current operation of their respective businesses.

(iii)     There are no pending nor, to the Knowledge of the Company, threatened, and, since January 1, 2012 have not been, any administrative actions, suits, claims, hearings, investigations or proceedings under Environmental Laws or with respect to exposure to Hazardous Substances against the Company or any of its Subsidiaries or, to the Knowledge of the Company, related to the hotel owned by the Company.

(iv)     Hazardous Substances have not been released or disposed of, and to the Knowledge of the Company, are not present, on, in, at or from any real property owned or leased by the Company or any of its Subsidiaries in violation of Environmental Laws or in quantities or locations or of a type that would require investigation or remedial action pursuant to any Environmental Law, except for such violations, investigations or remedial actions for which the Company and its Subsidiaries would not reasonably be expected to have any ongoing Liability.

18

(v)     Notwithstanding any other representation or warranty in Article V of this Agreement, the representations and warranties contained in this Section 5.1(l) constitute the sole representations and warranties of the Company relating to any Environmental Law or Hazardous Substances.

As used herein, the term “Environmental Law” means any Law concerning (A) pollution or protection of the environment, or (B) health or safety (as it relates to exposure to Hazardous Substances), in each case as amended and presently in effect.

As used herein, the term “Hazardous Substance” means any substance, pollutant, contaminant, material, or waste, or combination thereof, whether solid, liquid, or gaseous in nature, presently listed, defined, designated or classified as hazardous, toxic or radioactive under any Environmental Law, including asbestos, polychlorinated biphenyls, petroleum and any derivative or by-products thereof and toxic mold.

(m)      Taxes.

(i)     The Company and each of its Subsidiaries have filed all Tax Returns that they were required to file, and have paid all Taxes owing, except where the failure to file Tax Returns or to pay Taxes would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii)     Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(iii)     As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits (or other similar proceedings initiated by a Governmental Entity) in respect of Taxes imposed on the Company or any Subsidiary which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which has not been fully paid or otherwise settled or is not otherwise being contested in good faith by appropriate proceedings except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iv)     Each of the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(v)     Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(vi)     Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement other than any such contract (x) the only parties to which are the Company and one or more of its Subsidiaries or (y) that was entered into in the ordinary course of business and does not relate primarily to Taxes. Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract or otherwise.

(vii)     Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date; (B) use of an improper method of accounting prior to the Closing for a taxable period ending on or prior to the Closing Date; (C) ‘‘closing agreement’’ as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income tax Law) executed prior to the Closing; (D) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income tax Law) that arose prior to the Closing; (E) installment sale or open transaction disposition made prior to the Closing; (F) prepaid amount received prior to the Closing; or (G) election under Section 108(i) of the Code made prior to the Closing.

19

(viii)     Neither the Company nor any of its Subsidiaries is or has been a party to any ‘‘reportable transaction,’’ as defined in Section 6707A(c)(1) of the Code and Treasury Regulations section 1.6011-4(b).

(ix)     Notwithstanding any other representation or warranty in Article V of this Agreement, the representations and warranties contained in this Section 5.1(m) constitute the sole representations and warranties of the Company relating to any Tax, Tax Return or Tax matter.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) means any federal, state, local and non-U.S. income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, ad valorem, property, withholding, excise, production, gaming, live entertainment, value added, transfer, license, estimated, occupancy or other tax of any kind whatsoever, together with any interest, penalty or addition thereto, imposed by any Governmental Entity, whether disputed or not, and (B) the term “Tax Return” means any return, claim for refund, report or similar statement (including any attachments or amendments thereto) relating to Taxes and filed or required to be filed with a Governmental Entity.

(n)      Intellectual Property.

(i)     Section 5.1(n)(i) of the Company Disclosure Schedule sets forth a list of all material Patents, Patent applications, registered Trademarks, applications to register Trademarks, registered Copyrights and applications to register Copyrights, and registered domain names, in each case that are owned by the Company or a Subsidiary (collectively, the “Registered Intellectual Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries are the sole and exclusive owners of all of the Registered Intellectual Property; (B) the Registered Intellectual Property is not subject to any Lien; (C) to the Knowledge of the Company, each item of Registered Intellectual Property is valid and enforceable and is not being misappropriated, violated, or infringed by any third party.

(ii)     Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (A) to the Knowledge of the Company, the Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted; (B) no claims are pending or, to the Knowledge of the Company, threatened, alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property; (C) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person; (D) the Company and/or its Subsidiaries take and have taken commercially reasonable actions to maintain and preserve any Intellectual Property rights owned by the Company or its Subsidiaries and to maintain the secrecy of any Trade Secrets owned by the Company or its Subsidiaries; (E) the Company and its Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer and the use of data that are commercially reasonable; (F) the Company and its Subsidiaries are in compliance with such policies and Laws pertaining to data privacy and data security and, to the Knowledge of the Company, there have been no circumstances pertaining to the data privacy and data security of the Company and its Subsidiaries that required notification of any Governmental Entity by Law; and (G) to the Knowledge of the Company, there have been (1) no losses or thefts of data or security breaches relating to data used in the business of the Company and its Subsidiaries, (2) no violations of any security policy regarding any such data (3) any unauthorized access or unauthorized use of any data, and (4) no disclosure of any personally identifiable information in the possession, custody or control of the Company or a Subsidiary or a contractor or agent acting on behalf of the Company or a Subsidiary in a manner that violates applicable Laws.

(iii)     The Company maintains an electronic database of information relating to individuals that visit the Company’s hotel or casino in a commercially reasonable manner in accordance with applicable Law and normal industry practice.

20

As used in this Agreement, the term “Intellectual Property” means all intellectual property rights of any type or nature recognized by Law, however denominated, throughout the world, including (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, corporate names, trade names, domain names, logos, slogans, and other similar designations of source or origin, together with the goodwill symbolized by all of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter, including copyrights in software and compilations and moral rights and rights of attribution and integrity (“Copyrights”), (iv) trade secrets and other confidential information, including proprietary know-how, processes, and methodologies (“Trade Secrets”) and (v) all applications and registrations related to any of the foregoing clauses (i) through (iv).

(o)     Real Property.

(i)     Each parcel of real property owned by the Company is listed in Section 5.1(o)(i) of the Company Disclosure Schedule (the “Owned Real Property”). The Company and its Subsidiaries have good and marketable title to the Owned Real Property free and clear of any Liens other than Permitted Liens. All facilities located on the Owned Real Property are supplied with such utilities, and have access to and from publicly dedicated streets, as are necessary for their use and operation by the Company as of the date hereof. To the Company’s Knowledge, all material buildings and other improvements located on, under, over or within the Owned Real Property (including elevators) are in good operating condition and repair and are structurally sound and free of any material defects. There are no pending condemnation, eminent domain, or similar proceedings or actions pending or, to the Company’s Knowledge, threatened with regard to the Owned Real Property. There are no violations or alleged violations of any Laws with respect to the Owned Real Property, including but not limited to zoning and the Americans with Disabilities Act matters that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, prevent or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement or materially adversely affect the Company’s ability to perform its obligations under this Agreement. To the Company’s Knowledge, there are no material inquiries, complaints, proceedings or investigations (excluding routine, periodic inspections) pending regarding compliance of the Owned Real Property with any such Laws. There are no outstanding Contracts, options, or rights of first refusal granted to third parties to purchase the Owned Real Property or any portion thereof or interest therein. To the Company’s Knowledge, there are no material existing zoning violations with respect to any Owned Real Property. There are no pending proceedings initiated by or on behalf of the Company or any of its Subsidiaries to change or redefine the zoning classification of all or any portion of the Owned Real Property.

(ii)     Section 5.1(o)(ii) of the Company Disclosure Schedule lists each franchise, license or other similar Contract providing the right to utilize a brand name or other rights of a hotel chain or system at any Owned Real Property and sets forth the names of the parties thereto, the date of such Contract and each amendment (including side letters and other agreements), guaranty or other Contract binding on the Company or any of its Subsidiaries and relating thereto (collectively, the “Property Franchise”). True and complete copies of the Property Franchise, including so-called property improvement plans required to be completed by the franchisor, the Company or any of its Subsidiaries or any property improvement plans proposed by the franchisor, have been made available to Parent prior to the date hereof.

(iii)     Each parcel of real property leased by the Company or its Subsidiaries is listed in Section 5.1(o)(iii) of the Company Disclosure Schedule (the “Leased Real Property”). The Company and its Subsidiaries have a valid leasehold interest in all Leased Real Property free and clear of any Liens other than Permitted Liens. The Company and its Subsidiaries are in possession of all such Leased Real Property, and, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, prevent or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement or materially adversely affect the Company’s ability to perform its obligations under this Agreement, each lease for such Leased Real Property is valid and in full force and effect without default thereunder by the lessee or, to the Company’s Knowledge, the lessor.

(iv)     “Permitted Liens” means: (A) Liens that relate to Taxes, assessments and governmental charges or levies imposed upon the Company that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves have been established on the most recent financial statements included in the Company Reports filed prior to the date of this Agreement, (B) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure obligations to local or state Governmental Entities in connection with the receipt of funds or other benefits from such Governmental Entity relating to capital projects, (C) inchoate mechanics’, carriers’, workers’, repairers’ and similar Liens imposed upon the Company arising or incurred in the ordinary course of business that are not yet due and payable or that are being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP, (D) easements (whether or not shown by public records), overlaps, encroachments and other matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (E) Liens disclosed on existing title reports or existing surveys that have been made available to Parent as of the date hereof, (F) Liens securing Indebtedness or Liabilities described in the Company Reports filed on or after January 1, 2013 that will be released and discharged at or prior to the Closing, (G) Liens arising in connection with Indebtedness of the Company to be released on or prior to the Closing; (H) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of operating the hotel, casino and other facilities located on the Owned Real Property and (I) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon the Owned Real Property; provided, however, that in the case of clauses (D), (H) and (I), no such Liens, individually or in the aggregate, adversely affect in any material respect the Company’s use of the Owned Real Property in the conduct of its business as conducted as of the date hereof.

21

(p)     Insurance. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks consistent with normal industry practice. Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect and all premiums due with respect to such Insurance Policies have been paid in accordance with the terms of such policies, and (ii) neither the Company nor any of its Subsidiaries is in breach or default of any of its Insurance Policies. All of the Company’s material Insurance Policies are listed in Section 5.1(p) of the Company Disclosure Schedule, and the Company has made available to Parent complete and correct copies, as of the date hereof, of each such Insurance Policy.

(q)     No Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

(r)     Affiliate Transactions. As of the date of this Agreement, since the Applicable Date, there have been no transactions, or series of related transactions, Contracts or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, Contracts or understandings, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been otherwise disclosed in the Company Reports filed prior to the date hereof. There are no transactions, Contracts or other obligations between the Company, on the one hand, and any Affiliate of the Company, on the other, that will continue after Closing.

(s)     Contracts.

(i)     Except as set forth in Section 5.1(s) of the Company Disclosure Schedule, as of the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any contract, agreement, commitment, lease, or other instrument or obligation, whether oral or written (each a “Contract”): (A) required to be filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (B) with respect to partnerships, joint ventures or similar arrangements; (C) containing covenants of the Company or any of its Subsidiaries purporting to limit in any material respect any line of business, any channel of distribution, or geographical area in which the Company or its Subsidiaries may operate; (D) pursuant to which the Company or any of its Subsidiaries has any Indebtedness in an amount in excess of $500,000 outstanding (other than intercompany Indebtedness); (E) licensing or otherwise specifically concerning Intellectual Property (except for Contracts with respect to non-exclusive, generally commercially available software) that is material to the business of the Company and its Subsidiaries, taken as a whole; (F) that is a collective bargaining agreement, or any other Contract with any labor union, labor organization or works council; (G) pursuant to which the Company or any of its Subsidiaries leases Owned Real Property to any third party other than short term leases that are terminable by the Company or its Subsidiaries without fee or penalty upon thirty days’ or less prior notice; (H) that is a Property Franchise; (I) for any construction work (including any additions or expansions) to be performed at any Owned Real Property and under which the Company or any of its Subsidiaries has an obligation in excess of $250,000 in the aggregate; (J) relating to interest rate caps, interest rate collars, interest rate swaps, currency hedging transactions and other similar arrangements to which the Company or any of its Subsidiaries is a party or an obligor with respect thereto; (K) that require the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions; or (L) that by its terms calls for aggregate payments by or to the Company or any of its Subsidiaries in excess of $500,000. Each such Contract described in clauses (A) - (L) above is referred to herein as a “Material Contract.” As of the date hereof, the Company has made available to Parent an accurate and complete copy of each Material Contract.

22

(ii)     Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no default under any Material Contract either by the Company or any of its Subsidiaries party thereto or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(t)     Sufficiency of Assets. On the Closing Date (assuming receipt of all consents, approvals and authorizations contemplated by Section 5.1(d)(ii) and Section 5.2(c)(ii)), the Company and its Subsidiaries will own or have the right to use all of the assets, properties and rights necessary to conduct the business of the Company and its Subsidiaries immediately following the Closing in all material respects as it is conducted on the date hereof; provided however, that nothing in this Section 5.1(t) shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of cash or working capital (or the availability of the same). After giving effect to the Closing, neither the Listed Stockholders nor their respective Affiliates will own any material assets, properties or rights that are used in the business and operations of the Company and its Subsidiaries as conducted as of the date hereof.

(u)     No Other Parent Representations or Warranties. Except for the representations and warranties set forth in Section 5.2, the Company hereby acknowledges and agrees that neither Parent, Merger Sub nor any of their respective Subsidiaries, nor any of their respective directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”), nor any other Person on behalf of Parent, Merger Sub or their respective Representatives, has made or is making any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Company.

5.2.     Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and Merger Sub prior to entering into this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

(a)     Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is presently conducted and is qualified to do business and is in good standing as a foreign corporation (with respect to jurisdictions that recognize the concept of good standing) or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, qualified, in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or materially adversely affect the ability of Parent or Merger Sub to perform their obligations under this Agreement.

(b)     Organizational Authority and Approval. No vote of holders of shares or other equity securities of Parent or any of its Subsidiaries (other than Parent in its capacity as stockholder of Merger Sub) is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite organizational power and authority and has taken all organizational action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption and approval of this Agreement by Parent as the sole stockholder of Merger Sub, which will occur immediately following the execution of this Agreement, and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

23

(c)     No Conflict; Required Filings and Consents.

(i)     The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger by Parent and Merger Sub do not and will not: (A) conflict with or violate the certificate of incorporation or bylaws or comparable governing documents of Parent or Merger Sub; (B) assuming that all consents, approvals, authorizations, declarations and permits contemplated by clauses (A) through (E) of Section of 5.2(c)(ii) below have been obtained, and all filings described in such clauses have been made, conflict with, result in any breach or violation of or constitute a default (or an event which with or without notice, lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any breach or violation of, a termination or right of termination, acceleration or other alteration in the rights under, any Contract to which Parent or any of its Subsidiaries is party or is subject; or (C) assuming that all consents, approvals, authorizations, declarations and permits contemplated by clauses (A) through (E) of Section of 5.2(c)(ii) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law, License or judgment to which Parent or any of its Subsidiaries is subject, except, in the case of clauses (B) and (C) above, for any such conflict, violation, breach, termination, default, acceleration, loss, alteration or other occurrence that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or materially adversely affect the ability of Parent or Merger Sub to perform their obligations under this Agreement.

(ii)     The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby by Parent and Merger Sub do not and will not require Parent or Merger Sub to make or obtain any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any Governmental Entity on the part of the Parent or any of its Subsidiaries, except for: (A) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; (B) the applicable requirements of the HSR Act, and the rules and regulations promulgated thereunder; (C) the requirements under any Gaming Laws, in respect of any Gaming Licenses or of any Gaming Authorities, in each case, applicable to Parent or its Affiliates, (D) the applicable requirements in respect of any Liquor Licenses; (E) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL; and (F) any such consent, approval, authorization, declaration, permit, action, filing or notification the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or materially adversely affect the ability of Parent or Merger Sub to perform their obligations under this Agreement.

(d)     Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise materially interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or materially adversely affect the ability of Parent or Merger Sub to perform their obligations under this Agreement.

(e)     Available Funds. Parent will have at the Closing funds sufficient to (i) pay the aggregate Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent and/or Merger Sub in connection with the transactions contemplated by this Agreement and (iii) satisfy all of the other payment obligations of Parent and/or Merger Sub contemplated hereunder.

(f)     Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, one share of which is validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g)     Brokers. No agent, broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

24

(h)     Licensability. None of Parent or Merger Sub, or to Parent’s Knowledge, any of their respective Management Principals or Affiliates which may reasonably be considered in the process of determining the suitability of Parent and Merger Sub for any Gaming License by any Gaming Authorities, or any holders of Parent’s capital stock or other equity interests who will be required to be licensed or found suitable under applicable Gaming Laws (the foregoing persons collectively, the “Licensing Affiliates”), has abandoned or withdrawn (in each case in response to a communication from a Gaming Authority regarding a likely or impending denial, suspension or revocation) or been denied or had suspended or revoked a Gaming License, or an application for a Gaming License, by a Gaming Authority, within the five years prior to the date hereof. Parent, Merger Sub, and each of their respective Licensing Affiliates which is licensed or holds any Gaming License pursuant to applicable Gaming Laws (collectively, the “Licensed Parties”) is in good standing in each of the jurisdictions in which such Licensed Party owns, operates, or manages gaming facilities. To Parent’s Knowledge, there are no facts which, if known to any Gaming Authority, would be reasonably likely to (i) result in the denial, revocation, limitation or suspension of a Gaming License of any of the Licensed Parties or (ii) result in a negative outcome to any finding of suitability proceedings of any of the Licensed Parties currently pending, or under the suitability proceedings necessary for the consummation of the Merger.

(i)     Compliance with Gaming Laws.

(i)     Each of the Licensed Parties, and, to Parent’s Knowledge, each of the Licensed Parties’ Management Principals, holds all Gaming Licenses and all such permits as are necessary to conduct the business and operations of the Licensed Parties as currently conducted, each of which is in full force and effect in all material respects (the “Parent Permits”), except for such permits not held or in full force and effect as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or materially adversely affect the ability of Parent or Merger Sub to perform their obligations under this Agreement, and no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Parent Permit that currently is in effect, the loss of which, either individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or materially adversely affect the ability of Parent or Merger Sub to perform their obligations under this Agreement. Each of the Licensed Parties and each of the Licensed Parties’ respective Management Principals is in compliance with the terms of the Parent Permits, except for such failures to comply which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or materially adversely affect the ability of Parent or Merger Sub to perform their obligations under this Agreement. Neither Parent nor any of its Licensing Affiliates has received written notice with respect to any investigation or review by any Gaming Authority or other Governmental Entity of Parent or any of its Licensing Affiliates or Management Principals that is pending, and, to the Knowledge of Parent, no investigation or review is threatened, other than those investigations and reviews the outcome of which would not reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or materially adversely affect the ability of Parent or Merger Sub to perform their obligations under this Agreement.

(ii)     No Licensed Party, and, to Parent’s Knowledge, no Licensing Affiliate or Management Principal of any Licensed Party, has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or other Governmental Entity in the past three years under, or relating to any violation or possible violation of, any Gaming Law which did or would be reasonably likely to result in an individual fine or penalty of $250,000 or more. To the Knowledge of Parent, there are no facts which if known to any Gaming Authority would reasonably be expected to result in the revocation, limitation or suspension of a Gaming License or other material Parent Permit, finding of suitability, registration, or other permit or approval of the Licensed Parties, or any of their respective Licensing Affiliates or Management Principals, except for such revocations, limitations or suspensions which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or materially adversely affect the ability of Parent or Merger Sub to perform their obligations under this Agreement. None of the Licensed Parties, and, to Parent’s Knowledge, none of their respective Licensing Affiliates or Management Principals, has suffered a suspension, denial, non-renewal, limitation or revocation of any Parent Permit within the last three years.

25

(j)     Absence of Certain Agreements. Neither Parent nor any of its Affiliates has entered into any Contract or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract or understanding (in each case, whether oral or written), (i) pursuant to which any stockholder of the Company would be entitled to receive consideration in respect of such stockholders’ Shares of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or (ii) with any member of the Company’s management or directors that relates in any way to the Company or the transactions contemplated by this Agreement.

(k)     Stock Ownership. Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

(l)     No Other Company Representations or Warranties. Except for the representations and warranties set forth in Section 5.1, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any of their respective Representatives, nor any other Person on behalf of the Company, its Subsidiaries or their respective Representatives, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub. Except for claims arising from fraud, neither the Company nor any of its Subsidiaries, nor any of their respective Representatives, will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective Representatives, or the use by Parent, Merger Sub or their respective Representatives of any projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or their respective Representatives, including in certain “data rooms” or management presentations in anticipation or contemplation of any of the transactions contemplated by this Agreement.

(m)     Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge and agree that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that (except for claims arising from fraud) Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that, except as otherwise expressly set forth in this Agreement, none of the Company nor any of its Subsidiaries, nor any of their respective Representatives, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such projections, forecasts, forward-looking statements or business plans).

ARTICLE VI

Covenants

6.1.     Interim Operations.

(a)     The Company covenants and agrees that, after the date hereof until the Effective Time (unless Parent shall otherwise approve in writing), and except as otherwise expressly permitted by this Agreement or as required in writing by a Governmental Entity (including Gaming Authorities) of competent jurisdiction or required by applicable Laws (including Gaming Laws), it shall and its Subsidiaries shall conduct their businesses in all material respects in the ordinary course and, to the extent consistent with the foregoing, the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations substantially intact, maintain satisfactory relationships with customers and suppliers having business dealings with them, maintain the effectiveness of the Company’s Licenses and keep available the services of their key employees. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly permitted by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably delayed, withheld or conditioned) (C) as required in writing by a Governmental Entity (including Gaming Authorities) of competent jurisdiction or required by applicable Laws (including Gaming Laws) or (D) as set forth in Section 6.1(a) of the Company Disclosure Schedule, the Company will not and will cause its Subsidiaries not to:

26

(i)     adopt any change in the certificate of incorporation or bylaws of the Company;

(ii)     merge or consolidate the Company or any of its Subsidiaries with any other Person;

(iii)     make any acquisition of all or substantially all of the capital stock or assets of any other Person, whether by way of stock purchase, asset purchase, merger or otherwise (other than formation of new wholly-owned Subsidiaries), or of any other assets of any other Person for which the fair market value of the total consideration paid by the Company and its Subsidiaries exceeds $250,000 individually or $500,000 in the aggregate;

(iv)     issue, sell, deliver, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, delivery, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock or voting debt of the Company or any of its Subsidiaries (other than (A) upon conversion of Preferred Stock outstanding as of the date hereof in accordance with the terms thereof and (B) the issuance of shares or other equity securities by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company), or securities convertible or exchangeable into or exercisable for any shares of such capital stock or voting debt, or any options, warrants or other rights of any kind to acquire any shares of such capital stock voting debt or such convertible or exchangeable securities, or stock appreciation rights;

(v)     except for dividends in respect of the Preferred Stock required to be paid or accrued in accordance with the Company’s certificate of incorporation and the certificates of designations thereof, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except dividends paid by any direct or indirect wholly-owned Subsidiary of the Company);

(vi)     except for transactions among the Company and its direct or indirect wholly-owned Subsidiaries or among the Company’s direct or indirect wholly-owned Subsidiaries, reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(vii)     subject to Section 6.20, change in any material respect its financial or Tax accounting policies or procedures, except as required by applicable Law or by changes in GAAP;

(viii)     other than Transaction Litigation (which is addressed in Section 6.13), settle, release, waive or compromise any litigation or other pending or threatened proceedings or claims by or before a Governmental Entity or arbitrator if such settlement, release, waiver or compromise (A) with respect to the payment of monetary damages, involves the payment by the Company or any of its Subsidiaries of monetary damages exceeding $250,000 in any individual matter, net of any amount covered by insurance or third-party indemnification in respect of such matter or (B) with respect to any non-monetary terms and conditions therein, imposes or requires actions that would or would, individually or in the aggregate, reasonably be expected to materially restrict or limit the operations of the business of the Company and its Subsidiaries as conducted on the date hereof;

(ix)     except as required by a Benefit Plan in effect prior to the date of this Agreement that is set forth on Section 6.1(a)(ix) of the Company Disclosure Schedule, (A) grant or provide any severance or termination payments or benefits to any current or former Company Employee or any other current or former service provider, (B) increase the compensation or benefits of any current or former Company Employee or any other current or former service provider, other than customary annual increases for non-executive Company Employees in the ordinary course of business consistent with past practice, (C) establish, enter into, adopt, join, terminate or amend any Benefit Plan or any plan, program, arrangement, policy or agreement that would be a Benefit Plan if it were in existence on the date hereof, (D) hire or otherwise retain the services of any new member of the Company Board, officer or other senior executive, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Benefit Plan, or (F) except as specifically required by this Agreement, exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan;

(x)     adopt a plan or agreement of complete or partial liquidation or dissolution;

27

(xi)     enter into any new line of business;

(xii)     other than (A) any sale, lease, assignment, encumbrances or other disposition of inventory in the ordinary course of business consistent with past practice and (B) dispositions of assets if the book value thereof does not exceed in the aggregate $500,000, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any assets of the Company or any of its Subsidiaries;

(xiii)     fail to maintain its existing insurance coverage of all types;

(xiv)     except in the ordinary course of business consistent with past practice, enter into any Material Contract, or amend in any material respect or terminate any Material Contract or waive or grant any release or relinquishment of any material rights under, or renew, any Material Contract; provided, that, except as set forth in Section 6.1(a)(xiv) of the Company Disclosure Schedule, entry into, amendment in any material respect, termination of, waiver or granting of any release or relinquishment of any material rights under, or renewal of, any Contract either (1) described by any of clauses (B), (C), (D), (F), (G), (H), (I), (K) or (L) of the definition of “Material Contracts,” or (2) (x) with a term of 18 months or more, (y) that is not terminable by the Company or its Subsidiaries without fee or penalty upon 90 days’ or less prior notice and (z) that by its terms calls for aggregate payments by or to the Company or any of its Subsidiaries in excess of $1,500,000, shall require Parent approval in accordance with this Section 6.1(a) even if entered in the ordinary course of business consistent with past practice;

(xv)     enter into any Contract with an Affiliate of the Company (other than a wholly-owned Subsidiary of the Company) (an “Affiliate Contract”), or amend in any material respect or, except as contemplated by this Agreement, terminate any Affiliate Contract or waive or grant any release or relinquishment of any material rights under, or renew, any Affiliate Contract;

(xvi)     spend the amounts in the Specified Reserve Account for any purpose other than resolution of the Specified Matter; or

(xvii)     agree, authorize or commit to do any of the foregoing.

(b)     Nothing contained in this Agreement gives, or is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and subject to the conditions of this Agreement, including this Section 6.1, complete control and supervision over the Company’s and its Subsidiaries’ operations.

6.2.     Specified Matter and Related Escrow. On the date hereof, Parent shall deposit four million dollars ($4,000,000) with the Escrow Agent pursuant to the Escrow Agreement, which amount shall be held in a separate escrow fund for payment in accordance with this Section 6.2 (together with any interest accrued thereon, the “Section 6.2 Escrow Fund”).

(a)     The Company shall conduct the Specified Matter in the manner described in Section 6.2(a) of the Company Disclosure Schedule. Upon Final Resolution of the Specified Matter prior to the Closing, the Company shall promptly deliver documented evidence thereof to Parent.

(b)     Upon Final Resolution of the Specified Matter, the parties shall instruct the Escrow Agent to release and pay from the Section 6.2 Escrow Fund to the Company the Final Resolution Amount. Following such payment, the parties shall instruct the Escrow Agent to release and pay any remaining balance of the Section 6.2 Escrow Fund (i) if this Agreement is terminated, to the party entitled to payment of the 6.2 Escrow Fund as set forth in Section 8.5(d) or (ii) if the Closing occurs, to Parent. “Final Resolution Amount” shall have the meaning set forth in Section 6.2 of the Company Disclosure Schedule.

(c)     In the event there has not been a Final Resolution of the Specified Matter prior to the Closing, then in connection with the occurrence of the Closing (i) the parties shall instruct the Escrow Agent to (x) release and pay the balance of the Section 6.2 Escrow Fund less the Working Capital Escrow Amount to Parent and (y) retain the Working Capital Escrow Amount in the Working Capital Escrow Fund, and (ii) the Merger Consideration payable at Closing shall be reduced by the Section 6.2 Reduction Amount (as defined in Section 6.2 of the Company Disclosure Schedule).

28

(d)     Upon the termination of this Agreement, the parties shall instruct the Escrow Agent to release and pay the balance of the Section 6.2 Escrow Fund to the Company or Parent, as applicable, pursuant to Section 8.5(d) and the terms of the Escrow Agreement.

(e)     In the event of any inconsistency between the terms and provisions of the Escrow Agreement and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, absent an express written agreement executed by the parties hereto to the contrary.

6.3.     Information Statement.

(a)     As promptly as practicable following the due execution and delivery of the Merger Consent, the Company shall prepare, and Parent and Merger Sub shall cooperate with the Company in preparation of, an information statement of the type contemplated by Rule 14c–2 under the Exchange Act relating to the Merger and this Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”). The Information Statement shall also contain (i) the notice of action by written consent required by Section 228(e) of the DGCL and (ii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL.  Without limiting the generality of the foregoing, each of Parent and Merger Sub will promptly furnish to the Company the information relating to it that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement, that is customarily included in information statements prepared in connection with transactions of the type contemplated by this Agreement or that is reasonably requested by the Company. The Company agrees that at the date of mailing to stockholders of the Company, the Information Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

(b)     Each of Parent and Merger Sub agree that none of the information supplied by it or any of its respective Subsidiaries for inclusion or incorporation by reference in the Information Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall reasonably promptly notify Parent of the receipt of all comments of the SEC with respect to the Information Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Information Statement. The Company shall use its reasonable best efforts (with the assistance of Parent) to promptly provide responses to the SEC with respect to all comments received on the Information Statement from the SEC and the Company shall cause the definitive Information Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Information Statement.

(c)     Subject to applicable Law, notwithstanding anything to the contrary stated above, prior to filing or mailing the Information Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, to the fullest extent reasonably practicable the Company shall provide Parent with an opportunity to review and comment on such document or response and shall in good faith consider for inclusion in such document or response comments reasonably proposed by Parent.

6.4.     Stockholders Approval. Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall submit the form of irrevocable stockholder written consent attached hereto as Annex D (the “Merger Consent”) to those of the Company’s stockholders listed on Annex E (the “Listed Stockholders”). If the Merger Consent is duly executed by the Listed Stockholders and is delivered to the Company in accordance with Section 228 of the DGCL, then, as promptly as practicable thereafter, the Company shall deliver to Parent a copy (including by facsimile or other electronic image scan transmission) of the Merger Consent, certified as correct and complete by an executive officer of the Company.

6.5.     Filings; Other Actions; Notification.

(a)     Cooperation.

(i)     Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws (including under any Antitrust Law and under any applicable Gaming Law) to consummate and make effective the Merger and the other transactions contemplated by this Agreement prior to the Termination Date, including preparing and filing as promptly as practicable after the date hereof all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable after the date hereof all consents, registrations, approvals, permits and authorizations (including all Gaming Licenses), necessary or advisable to be obtained from any third party and/or any Governmental Entity (including the Gaming Authorities), in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including under the HSR Act and the Gaming Laws.

29

(ii)     Parent and the Company each shall, as promptly as reasonably practicable after the date of this Agreement, file or cause to be filed premerger notifications with respect to this Agreement and the transactions contemplated herein as required under the HSR Act, and, in the case of any filings required under the HSR Act, no later than five Business Days after the date of this Agreement. Unless otherwise agreed, each of the Company and Parent will request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Laws relating to the exchange of information, Parent and the Company, to the fullest extent reasonably practicable, will consult with the other and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any notice or filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Information Statement). For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(iii)     Parent and Merger Sub agree to, and agree to cause their Affiliates and their respective directors, officers, partners, managers, members, principals and stockholders to, prepare and submit to the Gaming Authorities as promptly as practicable, and in any event no later than thirty (30) calendar days from the date of this Agreement, all applications and supporting documents necessary to obtain all required Gaming Licenses.

(b)     Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Information Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement, including under the HSR Act, any other applicable Antitrust Law and the Gaming Laws.

(c)     Status. Subject to applicable Laws and the instructions of any Governmental Entity, to the fullest extent reasonably practicable, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. To the fullest extent reasonably practicable, neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger and the other transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(d)     Antitrust and Gaming Matters. Without limiting the generality of the other undertakings and limitations on undertakings pursuant to this Section 6.5:

(i)     Parent and the Company shall not take or permit any of their respective Affiliates to take any action that would reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement;

(ii)     Parent and the Company shall promptly provide, or cause to be provided, to each and every federal, state, or local court or Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law, such information and documents that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

30

(iii)     Parent shall promptly provide, or use its reasonable best efforts to cause to be provided, to each and every Gaming Authority such information and documents that are necessary, proper or advisable to obtain the Gaming Licenses, and to the extent any Gaming Authority requests information or documentary material from Parent or its Affiliates, including supporting, supplemental, or additional documentation from any Gaming Authority, then Parent shall in good faith provide, or cause to be provided, as soon as reasonably practicable and after consultation with the Company, information and documentary material that are complete and responsive in all material respects to such request; and

(iv)     Parent and the Company shall use their reasonable best efforts to resolve, avoid or eliminate impediments or objections that may be asserted by such Governmental Entity with respect to the transactions contemplated by this Agreement, and avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, investigation or Law that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement prior to the Termination Date.

(v)     Notwithstanding the foregoing, nothing in this Section 6.5 or otherwise in this Agreement shall require Parent, the Company or any of their respective Affiliates to (i) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent that would restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement prior to the Termination Date, (ii) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, license of any assets, properties, businesses, products, product lines, rights, or services of Parent, Parent’s Subsidiaries or Affiliates, the Company, or the Company’s Subsidiaries, or any interest or interests therein, or (iii) otherwise take or commit to take actions that after the Closing Date would materially limit Parent’s freedom of action with respect to, or its or their ability to retain, one or more of the assets, properties, businesses, product lines, or services of Parent, Company, or Parent’s Subsidiaries, Affiliates or any interest or interests therein.

6.6.     Access and Reports.

(a)     Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers and other authorized Representatives of Parent, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts, personnel files and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided, that no investigation or provision of information pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein; provided, further, that notwithstanding the investigation or provision of information by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement; and provided, further, that in no event shall Parent be permitted to conduct any sampling of soil, sediment, groundwater, surface water, air or building materials at any real property owned or leased by the Company or any of its Subsidiaries prior to the Effective Time without the prior written consent of the Company. Nothing in this Section 6.6 shall require the Company to provide any access, or to disclose any information (i) if providing such access or disclosing such information would violate applicable Law (including antitrust and privacy Laws) (ii) if such information is protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable efforts or (iii) if such information is required to be kept confidential by reason of Contracts with third parties entered into prior to the date hereof. All such information shall be governed by the terms of the Confidentiality Agreement.

(b)     Prior to the Effective Time, with respect to the information disclosed pursuant to ☒this Section 6.6, Parent shall comply and shall use its reasonable best efforts to cause its Representatives to comply with all of its obligations under the Confidentiality Agreement. In any event, Parent shall be responsible for any breach thereof by its Representatives.

(c)     The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, (i) of any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or otherwise affecting such party of any of its Subsidiaries which relate to the transactions contemplated by this Agreement, and (iii) if such party becomes aware of any facts or circumstances that such party believes do, or with the passage of time are reasonably likely to, constitute a material breach of this Agreement by the other party.

31

6.7.     Publicity. The initial press release regarding the Merger shall be a joint press release. Thereafter, the parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Notwithstanding the foregoing, the Company and Parent may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analysts conference calls, so long as any such statements are not inconsistent with, and do not provide material information not otherwise disclosed in, previous press releases, public disclosures or public statements made jointly by the Company and Parent or made by one party and reviewed by the other and do not reveal non-public information regarding the transactions contemplated by this Agreement.

6.8.     Employee Benefits

(a)     From the Effective Time and continuing through the first anniversary of the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to each Company Employee as of immediately prior to the Effective Time (other than any employees covered by a collective bargaining agreement or other Contract or work rule or practice with any labor union, labor organization or works council), to the extent the Company Employee remains employed by the Surviving Corporation, (i) a base salary or regular hourly wage which is no less than the base salary or regular hourly wage provided to such Company Employee by the Company and its Subsidiaries immediately prior to the Effective Time and (ii) other employee benefits that are comparable, in the aggregate, to those provided to such Company Employee by the Company and its Subsidiaries immediately prior to the Effective Time. For the avoidance of doubt, this Section 6.8(a) shall not prohibit transitioning Company Employees to employee benefit plans maintained by Parent provided that the obligations in clause (ii) above are satisfied by such plans.

(b)     Parent will, or will cause the Surviving Corporation to, cause any of its employee benefit plans in which a Company Employee is entitled to participate in to take into account for purposes of eligibility, vesting and level of benefits (other than for benefit accruals under defined benefit pension plans), service by such Company Employee with the Company as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company (except to the extent it would result in a duplication of benefits).

(c)     To the extent permitted under applicable Law, with respect to any employee benefit plans of Parent or its Subsidiaries maintained for the benefit of the employees, Parent will cause the Surviving Corporation and its Subsidiaries in respect of Company Employees to use their reasonable efforts to (i) cause there to be waived or waive any pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to amounts paid by such Company Employees during the calendar year in which Effective Time occurs under similar plans maintained by the Company and its Subsidiaries.

(d)     To the extent that any payment made or to be made (or any amount or other benefit provided or to be provided) with respect to, or which could arise as a result of or in connection with, this Agreement, the Merger or the other transactions contemplated hereby, whether alone or together with any other event(s), condition(s) or circumstance(s) (including any termination of employment or service), could be characterized as an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code), the Company will: (i) as promptly as reasonably practicable after the date hereof (and in any event no later than 10 Business Days prior to the expected Closing Date), disclose its calculations with respect to all such payments, amounts and benefits to Parent, along with all assumptions used to make those calculations and all data necessary for Parent to confirm the accuracy of those calculations; (ii) except to the extent any such payment, amount or benefit is, by its existing terms, conditioned on the receipt of stockholder approval, not more than seven days prior to the Closing Date, seek and obtain the effective and enforceable consent of each recipient of any such payment, amount or benefit that would otherwise be due and owing, unconditionally waiving such payment, amount or benefit such that such payment, amount or benefit will not be due and owing, paid or retained, absent the stockholder approval of such payments, amounts and benefits in accordance with the requirements of Section 280G(b)(5) of the Code and the applicable treasury regulations thereunder; and (iii) promptly following the execution of all unconditional waivers required by the immediately preceding clause (ii) (and, regardless of whether any such unconditional waivers are required, in no event later than two days prior to the Closing Date), cause all such payments, amounts and benefits to be adequately disclosed to, and obtain the approval of all such payments, amounts and benefits by, all Persons in accordance with the requirements of Section 280G(b)(5) of the Code and the applicable treasury regulations thereunder, in all cases in a manner reasonably satisfactory to Parent. Parent will have the right, and the Company will provide Parent with not less than three Business Days, to review and approve (A) any waivers required by the immediately preceding clause (ii) before such waivers are executed and (B) any disclosure and related solicitation materials required by the immediately preceding clause (iii) before such disclosure and solicitation occur.

32

(e)     Without limiting the obligations of Parent and the Surviving Corporation under Section 4.3, no provision of this Agreement is intended to, or does, (i) prohibit the Surviving Corporation or its Affiliates from amending or terminating any Benefit Plan in accordance with its terms and applicable Law, (ii) require the Surviving Corporation to keep any person employed for any period of time, or (iii) constitute the establishment or adoption of, or amendment to, any Benefit Plan, and no person participating in any such Benefit Plan maintained by either the Company or Parent shall have any claim or cause of action, under ERISA or otherwise, in respect of any provisions of this Agreement as it relates to any such Benefit Plan or otherwise. Notwithstanding anything herein to the contrary, nothing in this Section 6.8 is intended to, or does, confer upon any Person (including any current or former Company Employee or any other current or former service provider of Parent, the Company or any of their respective Subsidiaries or Affiliates) any rights of any nature whatsoever, and no such Person is an intended third-party beneficiary of any portion of this Section 6.8.

6.9.     Expenses. Except as otherwise expressly provided herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except (a) Parent and the Company shall each bear 50% of the expenses incurred by the Company in connection with the filing fees for the Information Statement and any Taxes or fees governed by Section 6.15 and (b) Parent shall pay all filing fees payable under the HSR Act.

6.10.     Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.11.     Parent Vote and Merger Sub.

(a)     Immediately after the date hereof, Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) all of the shares of common stock of Merger Sub in favor of the adoption and approval of this Agreement and the transactions contemplated hereby at a meeting of stockholders of Merger Sub at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or by any action by written consent of the sole stockholder of Merger Sub in lieu of a meeting)

(b)     Parent will take all action necessary (i) to cause Merger Sub to perform its obligations under this Agreement to consummate the Merger on the terms and conditions set forth in this Agreement and (ii) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement. Parent shall be responsible for any failure of Merger Sub to comply with any representation, warranty, covenant or other provision required to be performed on or prior to the Closing under this Agreement.

6.12.     Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably required to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.13.     Transaction Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought against the Company and/or the members of the Company Board after the date of this Agreement and prior to the Effective Time (“Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate, at its sole cost and expense, in the defense or settlement of any Transaction Litigation in accordance with the terms of a mutually agreed upon joint defense agreement. The Company may not enter into any settlement agreement in respect of any Transaction Litigation that includes terms that would impose any restriction on the Company’s operations following the Closing without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

33

6.14.     Director and Officer Liability.

(a)      From and after the Effective Time, the Surviving Corporation agrees that it will, and Parent agrees that it will cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and also to advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such Persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement.

(b)     Prior to the Effective Time, the Company shall obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance or otherwise reasonably acceptable to the Company (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable in the aggregate as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable in the aggregate as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable in the aggregate as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. To the extent the Company or any of its Subsidiaries pay any premiums with respect to such “tail” insurance policies prior to 12:00 midnight Las Vegas time on the Closing Date, the amount so paid shall be added to the sum of the Company’s Cash and Cash Equivalents for purposes of the calculations pursuant to Section 4.1(b).

(c)     If Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.14.

(d)     The provisions of this Section 6.14 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e)     The rights of the Indemnified Parties under this Section 6.14 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation, certificate of formation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

6.15.     Transfer Taxes. The Company and Parent agree to share equally any and all transfer, documentary, sales, use, stamp, registration and other such similar Taxes and fees (including penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

34

6.16.     No Intermediary Transaction Tax Shelter. Parent shall not take any action with respect to the Company subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

6.17.     Stockholder Representative.

(a)     The Stockholder Representative shall have the authority, for and on behalf of holders of Shares (except for the holders, if any, of Dissenting Shares), to take such actions and exercise such discretion as are required of the Stockholder Representative pursuant to the terms of this Agreement or the Escrow Agreement, and any such actions shall be binding on each such holder and shall include the following: (i) to receive, hold and deliver to Parent and the Surviving Corporation Certificates and any other documents relating thereto on behalf of such holder; (ii) to give and accept communications and notices on behalf of such holder; (iii) to defend, negotiate, agree to, enter into settlements and compromises of, and comply with orders and awards of courts with respect to, claims against such holder; (iv) to defend, negotiate, agree to, enter into settlements and compromises of, and comply with orders and awards of courts with respect to, any claims or disputes related to this Agreement or the Escrow Agreement on behalf of such holder; (v) to amend, supplement, change or waive any provision hereof, subject to compliance with the terms of this Agreement; and (vi) to take any and all actions necessary or appropriate in the sole discretion of the Stockholder Representative to accomplish any of the foregoing. As the representative of such holders, the Stockholder Representative shall act as agent for each such holder and shall have authority to bind each such holder in accordance with the terms of this Agreement and the Escrow Agreement, and Parent and Merger Sub may rely on such appointment and authority. The Stockholder Representative shall be entitled to reimbursement from such holders of any and all fees, expenses and costs incurred in the performance of such Stockholder Representative’s duties hereunder.

(b)     The Stockholder Representative shall not be liable to the holders of Shares for any act done or omitted to be taken as Stockholder Representative except expressly as set forth herein. The Persons who immediately prior to the Effective Time held Shares and who received, or are entitled to receive, the Merger Consideration shall, in proportion to the number of Shares of Common Stock held as compared to the total number of such Shares of Common Stock outstanding (including in each such case, the number of Shares of Common Stock into which each Share of Preferred Stock held by such holder is convertible immediately prior to the Effective Time), indemnify and hold harmless the Stockholder Representative and its partners, stockholders, affiliates, directors, officers, fiduciaries, employees and agents of each of the foregoing (each, a “Representative Indemnified Party”) from and against all losses, liabilities, claims or expenses incurred or suffered by the Representative Indemnified Parties as a result of, or arising out of, or relating to any and all actions taken or omitted to be taken by the Stockholder Representative under this Agreement or the Escrow Agreement or in connection with the incurrence, payment, discharge or settlement of any of the obligations of such holders, except for any such losses, liabilities, claims or expenses that arise on account of the Stockholder Representative’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final adjudication. None of the Representative Indemnified Parties shall be liable to any Person who immediately prior to the Effective Time held Shares in respect of such arrangements or actions or omissions in connection therewith, except to the extent that such acts or omissions constitute gross negligence or willful misconduct.

(c)     A decision, act, consent or instruction of the Stockholder Representative under or relating to this Agreement shall constitute a decision for all Persons who immediately prior to the Effective Time held Shares, and shall be final, binding and conclusive upon each such Person, and Parent and Merger Sub may rely upon any such decision, act, consent or instruction of such Stockholder Representative as being the decision, act, consent or instruction of each such Person. Parent and Merger Sub are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(d)     If Trilliant Gaming Nevada Inc. becomes unable to serve as Stockholder Representative, such other Person or Persons may be designated by the holders of a majority of the Shares outstanding immediately prior to the Effective Time (including the Shares of Preferred Stock on an as-converted to Common Stock basis), and such Person or Persons shall succeed as the Stockholder Representative.

6.18.     Certain Notifications. From the date of this Agreement until the Closing, Parent and the Company shall promptly notify each other in writing, as soon as practical after it becomes known to such party, of any fact, circumstance, event or action which will result in, or would reasonably be expected to result in, the failure of Parent or the Company to timely satisfy any of the closing conditions specified in Article VII hereof. Nothing contained in this Section 6.18 shall prevent Parent or the Company from taking any action to cure any of the foregoing. No notice given pursuant to this Section 6.18 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

35

6.19.     Indebtedness.

(a)     Prior to the Effective Time, the Company shall obtain customary debt payoff letters and related ancillary documents in respect of the payment in full of all amounts due under the Company Credit Facility, and providing for the release of all Liens under and the termination of the Company Credit Facility and all related Contracts to which the Company or any of its Subsidiaries is a party, including guarantees conditioned solely upon payment of such amounts (collectively, the “Debt Payoff Documents”), and shall deliver true copies thereof to Parent on or prior to the Closing.

(b)     The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cooperate with Parent or Merger Sub as reasonably requested by Parent in connection with obtaining any debt financing of Parent or its Subsidiaries on or prior to the Effective Time, including commercially reasonable efforts to furnish financial and other pertinent information of the Company necessary to show the pro forma impact of the transactions contemplated by this Agreement on Parent and its Subsidiaries and cooperate with the creation and perfection of pledge and security instruments effective as of the Effective Time; provided, that the Company shall be reimbursed for any reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation, and to the extent any such costs and expenses have not been paid prior to the Closing, all of such costs and expenses shall be excluded from current Liabilities for purposes of determining Net Working Capital.

6.20.     Tax Matters. Without the prior written consent of Parent, neither the Company nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date.

ARTICLE VII

Conditions

7.1.     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)     Stockholder Approval. The Company and Parent shall have received duly executed copies of the Merger Consent.

(b)     Antitrust. The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c)     Requisite Gaming Approvals. All Requisite Gaming Approvals shall have been duly obtained and shall be in full force and effect. For purposes hereof, “Requisite Gaming Approvals” means only those Gaming Licenses from the Nevada Gaming Commission as are necessary in order to allow the Company and its Subsidiaries, upon the consummation of the Merger, to continue their operation solely of such Subsidiaries’ respective gaming activities (which shall not be considered to include any permits, approvals or licenses relating to the service of food or beverages or any other non-gaming activities, regardless of whether any such activities are conducted within the same physical space as gaming activities or in conjunction with such gaming activities).

(d)     Orders. No court or other Governmental Entity of competent jurisdiction of the United States or any state thereof shall have enacted, issued, promulgated, enforced or entered any order, decree, stay or injunction (whether temporary, preliminary or permanent) or statute, rule or regulation that is in effect and restrains, enjoins or otherwise prohibits consummation of, or that makes it illegal for any party hereto to consummate, the Merger (collectively, an “Order”).

(e)     Escrow Agreement. The Escrow Agreement shall have been entered into by each of the parties thereto.

36

(f)     Information Statement. The Information Statement shall have been mailed to the Company’s stockholders and twenty days shall have elapsed since the date the Company sent or gave the Information Statement to its stockholders in accordance with clause (b) of Rule 14c-2 promulgated under the Exchange Act.

7.2.     Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a)     Representations and Warranties.

(i)     the representations and warranties of the Company set forth in the second sentence of Section 5.1(f) shall be true and correct in all respects as of the date of this Agreement;

(ii)     the representations and warranties of the Company set forth in Sections 5.1(a)(i), 5.1(b)(i), 5.1(c), 5.1(q) and the second sentence of Section 5.1(o)(i), shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained in such representations and warranties) in all material respects as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date);

(iii)     the representations and warranties of the Company set forth in this Agreement, excluding the representations and warranties identified in the foregoing clauses (i) and (ii), shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained in such representations and warranties) on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those such representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct on and as of such particular date) except for any failures to be so true and correct which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(iv)     Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

(b)     Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

(c)     No Material Adverse Effect. Since the date of this Agreement, there has not been any change, event, occurrence, condition, development or effect that, taken together with all other changes, events, occurrences, conditions, developments and effects, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d)     Debt Payoff Documents. The Debt Payoff Documents shall have been obtained and delivered to Parent.

(e)     Additional Gaming Approvals. The approvals from the relevant Gaming Authorities required to be obtained by Parent and its Affiliates in connection with the Merger and the Financing shall have been duly obtained and shall be in full force and effect.

(f)     Material Agreements. The agreements set forth in Section 7.2(f) of the Company Disclosure Schedule shall not have been terminated as set forth in such Section 7.2(f) of the Company Disclosure Schedule.

7.3.     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct on and as of such particular date) except for any failures to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

37

(b)     Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

7.4.     Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was primarily caused by such party’s failure to perform its obligations hereunder.

ARTICLE VIII

Termination

8.1.     Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the time the Requisite Stockholder Approval is obtained, by mutual written consent of the Company and Parent.

8.2.     Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either the board of directors of Parent or the Company Board if:

(a)     the Merger shall not have been consummated by January 28, 2016 (as may be extended in accordance with this Section 8.2(a), the “Termination Date”) whether such date is before or after the time the Requisite Stockholder Approval is obtained; provided, that if all of the conditions to Closing shall have been satisfied, shall be capable of being satisfied at such time or would be capable of being satisfied at such time but for the fact that the condition set forth in Section 7.2(e) is not satisfied, the Termination Date may be extended by Parent or the Company from time to time by written notice to the other to a date not later than April 28, 2016; and provided, further, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party if the failure of the Merger to have been consummated on or before the Termination Date was primarily due to the failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement;

(b)     any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the time the Requisite Stockholder Approval is obtained); provided, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party if the enactment, issuance, promulgation, enforcement or entry of such Order, or the Order becoming final and non-appealable, was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(c)     if the Merger Consent, duly executed by the Listed Stockholders, shall not have been delivered to Parent and the Company prior to 9:00 a.m., New York City time, on the date immediately following the date of this Agreement.

8.3.     Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company by action of the Company Board at any time prior to the Effective Time, whether such date is before or after the time the Requisite Stockholder Approval is obtained, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, which breach (a) would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (b) (i) by its nature or timing cannot be cured by Parent or Merger Sub by the Termination Date or (ii) if capable of being cured, shall not have been cured by the earlier of (A) the date 30 calendar days following receipt of written notice from the Company of such breach and (B) the Termination Date; provided that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3 if it is then in material breach of any representation, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Section 7.2(a) or Section 7.2(b) not being satisfied.

38

8.4.     Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by action of the board of directors of Parent, at any time prior to the Effective Time, whether such date is before or after the time the Requisite Stockholder Approval is obtained, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, which breach (a) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and (b) (i) by its nature or timing cannot be cured by the Company by the Termination Date or (ii) if capable of being cured, shall not have been cured by the earlier of (A) the date 30 calendar days following receipt of written notice from the Parent of such breach and (B) the Termination Date; provided that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4 if Parent or Merger Sub is then in material breach of any representation, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Section 7.3(a) or Section 7.3(b) not being satisfied.

8.5.     Effect of Termination and Abandonment.

(a)     In the event of termination of this Agreement in accordance with its terms and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, that (i) no such termination shall relieve or release any party from any liability or damages arising from (A) any failure to consummate the Merger and the other transactions contemplated hereby if required pursuant to this Agreement, or (B) fraud or an intentional and material breach of any provision of this Agreement prior to such termination, and in each case the aggrieved party will be entitled to all rights and remedies available at law or in equity, and (ii) the provisions set forth in Section 6.9, the last sentence of Section 6.6(a), this Section 8.5, Article IX (and the definitions of all defined terms appearing in the foregoing sections) and the Confidentiality Agreement shall survive the termination of this Agreement. For purposes of this Agreement, “intentional and material breach” means a material breach of this Agreement that is a consequence of an act (or failure to act) by the breaching party with the knowledge that the taking of (or the failure to take) such act would, or would be reasonably expected to, cause a breach of this Agreement.

(b)     In the event of termination of this Agreement by Parent or the Company pursuant to Section 8.2(a) and, at the time of such termination, all of the conditions set forth in Section 7.1 (other than Section 7.1(c)) and Section 7.2 (other than Section 7.2(e)) shall have been satisfied or shall be capable of being satisfied at such time but the conditions set forth in Section 7.1(c) or Section 7.2(e) have not been satisfied, Parent shall pay the Company, (i) concurrently with a termination by Parent or (ii) as promptly as reasonably practicable (and, in any event, within three (3) Business Days) following a termination by the Company, $21,000,000 (the “Break-Up Fee”), by wire transfer of immediately available funds to an account designated by the Company.

(c)     In the event of termination of this Agreement by either Parent or the Company pursuant to Section 8.2(b) if such Order is related to Gaming Laws, Parent shall pay the Company, (i) concurrently with a termination by Parent or (ii) as promptly as reasonably practicable (and in any event, within three (3) Business Days) following a termination by the Company, the Break-Up Fee, by wire transfer of immediately available funds to an account designated by the Company.

(d)     In the event of termination of this Agreement for (i) any reason other than by Parent in accordance with Section 8.4, the parties shall instruct the Escrow Agent to promptly release and pay the balance of the Section 6.2 Escrow Fund to the Company or (ii) by Parent in accordance with Section 8.4, the parties shall instruct the Escrow Agent to promptly release and pay the balance of the Section 6.2 Escrow Fund to Parent. For the avoidance of doubt, payment of the Section 6.2 Escrow Fund to the Company in accordance with clause (i) of this Section 8.5(d) shall be in addition to any Break-Up Fee otherwise payable to the Company pursuant to Section 8.5(b) or Section 8.5(c).

(e)     Any Break-Up Fee payable by Parent pursuant to Section 8.5(b) or Section 8.5(c), as applicable, and/or any amount released to the Company from the Section 6.2 Escrow Fund pursuant to Section 8.5(d)(i) shall be paid as liquidated damages (and not as a penalty), it being agreed among the Parties that (i) the actual damages to the Company in such events are impractical to ascertain and the amount of the Break-Up Fee and the Section 6.2 Escrow Fund are reasonable estimates thereof in the circumstances in which they are payable and (ii) upon payment of the Break-Up Fee and any amount to be released to the Company from the Section 6.2 Escrow Fund pursuant to Section 8.5(d)(i), none of Parent, Merger Sub or any of their respective Representatives shall have any further liability or obligation relating to or arising out of this Agreement or any of the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination. In no event shall Parent be obligated to pay the Break-Up Fee on more than one occasion.

39

ARTICLE IX

Miscellaneous and General

9.1.     Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

9.2.     Modification or Amendment; Waivers.

(a)     Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties, whether before or after stockholder approval hereof; provided however, after stockholder approval hereof no amendment shall be made which by Law requires the further approval of such stockholders without such further approval. Notwithstanding anything to the contrary in this Agreement, this sentence of this Section 9.2, Section 9.5(a), Section 9.5(c), the last sentence of Section 9.8, and Section 9.17 may not be amended, modified, waived or terminated in a manner adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources, such consent not to be unreasonably withheld, conditioned or delayed.

(b)     No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

9.3.     Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4.     Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). This Agreement may be executed by facsimile or electronic signature and a facsimile or electronic signature shall constitute an original for all purposes.

9.5.     GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; PROCESS AGENT; REMEDIES.

(a)     THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION.

(b)     Each party hereto agrees that it shall bring any action, suit or proceeding in respect of any claim arising out of, related to or based on this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, any federal court sitting in the State of Delaware (the “Chosen Courts”) and solely in connection with claims arising under, related to or based on this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.6 of this Agreement.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5(c).

40

(d)     Remedies. Except as otherwise provided in this Agreement (including as set forth in Section 8.5(e)), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, unless this Agreement has been terminated in accordance with Article VIII, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any of the Chosen Courts, in addition to any other remedy to which they are entitled at law or in equity. Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.5(d), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that the remedies provided for in this Section 9.5(d) are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.5(d) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.5(d) prior or as a condition to exercising any termination right under Article VIII (and/or seeking any other form of relief that may be available to a party under this Agreement (including monetary damages)).

9.6.     Notices. Any notice, communication, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier (provided, that any such notice sent by facsimile shall also be sent by overnight courier):

If to Parent or Merger Sub:

Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610
Attention: General Counsel
Facsimile: (610) 373-4966

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, NY 10005

Attention: Scott W. Golenbock, Esq.

Facsimile: (212) 822-5181

If to the Company:

Tropicana Las Vegas Hotel and Casino, Inc.

3801 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attention: Alex Yemenidjian
Facsimile: (702) 739-2703

41

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Christopher Ewan, Esq.

Facsimile: (212) 859-8000

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party only upon actual receipt by such receiving party.

9.7.     Entire Agreement. This Agreement (including any Annexes hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the letter agreement, dated July 22, 2014, as amended, modified or supplemented from time to time, between Parent and the Company (the “Confidentiality Agreement”) and the other documents delivered pursuant hereto (including the Escrow Agreement) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8.     No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of Section 6.14 (of which each Indemnified Party is an intended beneficiary following the Effective Time) and (b) the rights of the holders of Shares to receive the Merger Consideration following the Effective Time in accordance with the terms and subject to the conditions of this Agreement and the Escrow Agreement. Except as set forth in this Section 9.8, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that nothing in this Section 9.8 shall limit the right of the Company or Parent to seek damages as contemplated by Section 8.5. Notwithstanding anything in this Section 9.8 to the contrary, the parties hereto acknowledge and agree that the Financing Sources shall be express third party beneficiaries of Section 8.5(e), Section 9.2, Section 9.5(a), Section 9.5(c), this Section 9.8 and Section 9.17, and the Financing Parties may enforce such provisions.

9.9.     Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10.     Mutual Drafting. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.11.     Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term. Any capitalized terms used in any Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

9.12.     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

42

9.13.     Interpretation; Construction.

(a)     The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b)     Where a reference in this Agreement is made to a Section or Annex, such reference shall be to a Section or Annex, as applicable, of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.”

(c)     Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be.

(d)     References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(e)     References to “days” shall refer to calendar days unless Business Days are specified. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day. Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken by no later than 5:00 p.m. Eastern time on the last day of such time period, which shall be calculated starting with the day immediately following the date of the event.

(f)     An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(g)     All monetary figures shall be in United States dollars unless otherwise specified.

(h)     “made available” means (unless otherwise specified), with respect to a particular document, item or other piece of information, inclusion and availability in the virtual data room hosted by RR Donnelley Venue in connection with the Merger on or prior to 5:00 p.m. New York time on April 27, 2015. The Company shall be deemed to have made available to Parent and Merger Sub any document filed (on a publicly available basis) with the SEC prior to the date hereof.

9.14.     Disclosure Schedules. Each party hereto has or may have set forth information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, in a section thereof that corresponds to the Section of this Agreement to which it relates. The fact that any item of information is disclosed in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. The mere inclusion of an item by the Company in the Company Disclosure Schedule or by Parent and Merger Sub in the Parent Disclosure Schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that (a) such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have, with respect to the Company, a Company Material Adverse Effect, and with respect to Parent, a material adverse effect, as applicable or (b) such information (or any non-disclosed information of comparable or greater significance) is required to be disclosed by the terms of this Agreement or is material to the business, results of operations or financial condition of the Company or Parent, as applicable.

9.15.     Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Agreement is void.

43

9.16.     Legal Representation.

(a)     Each of the parties to this Agreement acknowledges that Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) currently serves as counsel to both (a) the Company and its Subsidiaries and (b) Onex Corporation and its Affiliates (the “Onex Group”), including Trilliant Gaming Nevada Inc. in its capacity as the Stockholder Representative, both in connection with the negotiation, preparation, execution and delivery of this Agreement and the Escrow Agreement and the consummation of the Merger and in connection with other matters. There may come a time, including after consummation of the Merger, when the interests of the Onex Group and the Company or any of its Subsidiaries may no longer be aligned or when, for any reason, the Onex Group, Fried Frank or the Company or any of its Subsidiaries believes that Fried Frank can or should no longer represent both the Onex Group and the Company or any of its Subsidiaries. The parties understand and specifically agree that Fried Frank may withdraw from representing the Company and its Subsidiaries and continue to represent the Onex Group (or any other holder of Shares), even if the interests of the Onex Group (or such other holder of Shares), and the interests of the Company or any of its Subsidiaries are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or any of the documents or transactions contemplated hereby, and even though Fried Frank may have represented the Company and its Subsidiaries in a matter substantially related to such dispute, and Parent, Merger Sub and the Company hereby consent thereto and waive any conflict of interest arising therefrom.

(b)     Each of the parties further agrees that, as to all communications on or prior to the Closing Date among Fried Frank, the Company, any of its Subsidiaries and the Onex Group (or any other holder of Shares), the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Onex Group and shall not pass to or be claimed by the Company or any of its Affiliates. In addition, if the Merger is consummated, (i) the Company and its Subsidiaries shall have no right of access to or control over any of Fried Frank’s records related to the Merger or the other transactions contemplated hereby, which shall become the property of (and be controlled by) the Onex Group and (ii) it would be impracticable to remove from the records (including emails and other electronic files) of the Company and its Subsidiaries any privileged communications with Fried Frank. Accordingly, the Company and its Subsidiaries, Parent and Merger Sub agree not to rely upon such privileged communications that may remain in the records of the Company or its Subsidiaries, and the parties agree that no attorney-client privilege, attorney work product or other privilege or protection is waived or intended to be waived by allowing such material to remain in the files of the Company or its Subsidiaries. Furthermore, in the event of a dispute between the Onex Group and the Company or any of its Subsidiaries arising out of or relating to any matter in which Fried Frank acted for them both, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to the Onex Group any information or documents developed or shared during the course of Fried Frank’s joint representation of the Onex Group and the Company and its Subsidiaries.

9.17.     Certain Lender Agreements. The Company agrees, on behalf of itself and its Affiliates, stockholders and Representatives (collectively, the “Company Related Parties”), that the Financing Sources and their Affiliates, stockholders and Representatives and each of their successors and assigns (collectively, the “Financing Parties”) shall be subject to no liability or claims (whether legal or equitable, arising under Contract, tort or otherwise) by the Company Related Parties arising out of or relating to this Agreement, the Financing or the transactions contemplated hereby or in connection with the Financing, or the performance of services by such Financing Parties with respect to the foregoing. Without limiting the foregoing, the Company agrees on behalf of the Company Related Parties that any action brought against any Financing Party shall be brought exclusively in a Federal Court or a New York State court sitting in the City of New York, Borough of Manhattan and the provisions of Section 9.5(c) shall apply to any such action. For purposes of this Agreement, “Financing” means the amendments, modifications and/or supplements to Parent’s existing debt financing contemplated in connection with obtaining the additional financing required to fund the transactions contemplated by this Agreement, and “Financing Sources” means the Persons that have entered into agreements with Parent and its Affiliates in connection with the Financing, and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ Representatives and their respective successors and assigns.

[Signature Page Follows]

44

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

TROPICANA LAS VEGAS HOTEL AND CASINO, INC.

By:	/s/ Joanne M. Beckett
Name: Joanne Beckett
Title: Vice President and General Counsel

[Signature Page to Merger Agreement]

PENN NATIONAL GAMING, INC.

By:	/s/ Saul V. Reibstein
Name: Saul V. Reibstein
Title: EVP, CFO and Treasurer

[Signature Page to Merger Agreement]

LV MERGER SUB, INC.

By:	/s/ Saul Reibstein
Name: Saul Reibstein
Title: President, Secretary and Treasurer

[Signature Page to Merger Agreement]

TRILLIANT GAMING NEVADA INC.

By:	/s/ Robert M. LeBlanc
Name: Robert M. LeBlanc
Title: Authorized Representative

By:	/s/ Timothy A.R. Duncanson
Name: Timothy A.R. Duncanson
Title: Vice President

[Signature Page to Merger Agreement]

Annex B

TROPICANA LAS VEGAS HOTEL AND CASINO, INC.

Action By Written Consent of Stockholders

Pursuant to Section 228 of the Delaware General Corporation Law

The undersigned stockholders of Tropicana Las Vegas Hotel and Casino, a Delaware corporation (the “Company”), acting pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”), Section 1.10 of the Amended and Restated By-laws of the Company, and Section 11.4 of that certain Stockholders Agreement, dated as of July 1, 2009, among the Company, the undersigned stockholders and the other stockholders party thereto, consenting together as a single class, do hereby irrevocably consent to the adoption of the following resolutions in lieu of a meeting of stockholders of the Company:

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of April 28, 2015, by and among the Company, Penn National Gaming, Inc., a Pennsylvania corporation (“Parent”), LV Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Trilliant Gaming Nevada Inc., a Delaware corporation, as the stockholder representative (the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving corporation of the Merger;

WHEREAS, the Board of Directors of the Company has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair, advisable and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement and (iii) recommended that the Company’s stockholders adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby;

WHEREAS, the undersigned stockholders of the Company have reviewed the Merger Agreement and such other information as they believe necessary to make an informed decision concerning the adoption of the Merger Agreement; and

WHEREAS, the undersigned stockholders own a majority of the outstanding shares of capital stock of the Company.

NOW, THEREFORE, BE IT:

RESOLVED, that the undersigned stockholders of the Company hereby adopt the Merger Agreement and approve in all respects the Merger and the other transactions contemplated by the Merger Agreement; and be it further

RESOLVED, that this written consent may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument and that this written consent shall be irrevocable and filed with the minutes of the proceedings of the stockholders of the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this written consent on the date first set forth underneath its name below.

Onex Armenco Gaming I LP
By: Trilliant Gaming Nevada Inc., General Partner

By: /s/ Timothy A.R. Duncanson

       Name Timothy A.R. Duncanson
       Title   Vice President

By: /s/ Robert M. LeBlanc

      Name: Robert M. LeBlanc
      Title:   Authorized Signatory

Date: April 29, 2015

IN WITNESS WHEREOF, the undersigned have executed this written consent on the date first set forth underneath its name below.

Onex Armenco Gaming II LP
By: Trilliant Gaming Nevada Inc., General Partner

By: /s/ Timothy A.R. Duncanson

       Name Timothy A.R. Duncanson
       Title   Vice President

By: /s/ Robert M. LeBlanc

      Name: Robert M. LeBlanc
      Title:   Authorized Signatory

Date: April 29, 2015

IN WITNESS WHEREOF, the undersigned have executed this written consent on the date first set forth underneath its name below.

Onex Armenco Gaming III LP
By: Trilliant Gaming Nevada Inc., General Partner

By: /s/ Timothy A.R. Duncanson

       Name Timothy A.R. Duncanson
       Title   Vice President

By: /s/ Robert M. LeBlanc

      Name: Robert M. LeBlanc
      Title:   Authorized Signatory

Date: April 29, 2015

IN WITNESS WHEREOF, the undersigned have executed this written consent on the date first set forth underneath its name below.

Onex Armenco Gaming IV LP
By: Trilliant Gaming Nevada Inc., General Partner

By: /s/ Timothy A.R. Duncanson

       Name Timothy A.R. Duncanson
       Title   Vice President

By: /s/ Robert M. LeBlanc

      Name: Robert M. LeBlanc
      Title:   Authorized Signatory

Date: April 29, 2015

IN WITNESS WHEREOF, the undersigned have executed this written consent on the date first set forth underneath its name below.

Onex Armenco Gaming V LP
By: Trilliant Gaming Nevada Inc., General Partner

By: /s/ Timothy A.R. Duncanson

       Name Timothy A.R. Duncanson
       Title   Vice President

By: /s/ Robert M. LeBlanc

      Name: Robert M. LeBlanc
      Title:   Authorized Signatory

Date: April 29, 2015

IN WITNESS WHEREOF, the undersigned have executed this written consent on the date first set forth underneath its name below.

Onex Armenco Gaming VI LP
By: Trilliant Gaming Nevada Inc., General Partner

By: /s/ Timothy A.R. Duncanson

       Name Timothy A.R. Duncanson
       Title   Vice President

By: /s/ Robert M. LeBlanc

      Name: Robert M. LeBlanc
      Title:   Authorized Signatory

Date: April 29, 2015

IN WITNESS WHEREOF, the undersigned have executed this written consent on the date first set forth underneath its name below.

Onex Armenco Gaming VII LP
By: Trilliant Gaming Nevada Inc., General Partner

By: /s/ Timothy A.R. Duncanson

       Name Timothy A.R. Duncanson
       Title   Vice President

By: /s/ Robert M. LeBlanc

      Name: Robert M. LeBlanc
      Title:   Authorized Signatory

Date: April 29, 2015

IN WITNESS WHEREOF, the undersigned have executed this written consent on the date first set forth underneath its name below.

Onex Armenco Gaming IX LP
By: Trilliant Gaming Nevada Inc., General Partner

By: /s/ Timothy A.R. Duncanson

       Name Timothy A.R. Duncanson
       Title   Vice President

By: /s/ Robert M. LeBlanc

      Name: Robert M. LeBlanc
      Title:   Authorized Signatory

Date: April 29, 2015

IN WITNESS WHEREOF, the undersigned have executed this written consent on the date first set forth underneath its name below.

Onex Armenco Gaming X LP
By: Trilliant Gaming Nevada Inc., General Partner

By: /s/ Timothy A.R. Duncanson

       Name Timothy A.R. Duncanson
       Title   Vice President

By: /s/ Robert M. LeBlanc

      Name: Robert M. LeBlanc
      Title:   Authorized Signatory

Date: April 29, 2015

IN WITNESS WHEREOF, the undersigned have executed this written consent on the date first set forth underneath its name below.

Onex Armenco Gaming XI LP
By: Trilliant Gaming Nevada Inc., General Partner

By: /s/ Timothy A.R. Duncanson

       Name Timothy A.R. Duncanson
       Title   Vice President

By: /s/ Robert M. LeBlanc

      Name: Robert M. LeBlanc
      Title:   Authorized Signatory

Date: April 29, 2015

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§ 262 Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title and, subject to paragraph (b)(3) of this section, §251(h) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:

(1) Provided, however, that, except as expressly provided in §363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §251(h), §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by §363(a) of this title, appraisal rights shall be available as contemplated by §363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228, §251(h), §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to §251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.